As filed with the Securities and Exchange Commission on August 3, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MathStar, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of incorporation or organization)

3674

(Primary Standard Industrial Classification Code Number)

41-1881957

(I.R.S. Employer Identification No.)

5900 Green Oak Drive
Minnetonka, Minnesota 55343
Telephone: (952) 746-2200

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Douglas M. Pihl
President and Chief Executive Officer
MathStar, Inc.
5900 Green Oak Drive
Minnetonka, Minnesota 55343
Telephone: (952) 746-2200
Facsimile: (952) 746-2201

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michele D. Vaillancourt, Esq. Joy S. McGinnis, Esq.	Girard P. Miller, Esq. Lindquist & Vennum P.L.L.P.
Winthrop & Weinstine, P.A. 225 South Sixth Street, Suite 3500 Minneapolis, Minnesota 55402 Telephone: (612) 604-6400 Facsimile: (612) 604-6800	4200 IDS Center 80 South Eighth Street Minneapolis, Minnesota 55402 Telephone: (612) 371-3211 Facsimile: (612) 371-3207

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $.01 par value	4,600,000 shares	$8.00	$36,800,000	$4,332

(1)             Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED AUGUST 3, 2005

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

4,000,000 Shares

MATHSTAR, INC.

Common Stock

This is the initial public offering of 4,000,000 shares of common stock of MathStar, Inc.

We expect the offering price to be between $6.00 and $8.00 per share. No market exists for our shares. We plan to file an application to have our common stock quoted on The NASDAQ National Market under the symbol “FPOA.”

Investing in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The following table assumes an initial public offering price of $7.00 per share, which is the mid-point of our filing range.

	Per Share	Total
Public offering price	$7.00	$28,000,000
Underwriting discounts and commissions	$0.56	$2,240,000
Proceeds, before expenses, to us	$6.44	$25,760,000

The underwriters will also receive a 2% nonaccountable expense allowance equal to $560,000 and a warrant to purchase up to a total of 400,000 shares of our common stock with a per share exercise price of $8.40, or 120% of the offering price, based on an assumed initial offering price per share of $7.00, which is the mid-point of our filing range. The underwriters may also purchase up to an additional 600,000 shares from us at the public offering price, less the underwriting discount, within 45 days from the date of this prospectus to cover over-allotments.

The underwriters are expected to deliver the shares on or about                , 2005.

The date of this prospectus is                         , 2005.

You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

For investors outside the United States:  Neither we nor the underwriters have done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus carefully, especially the “Risk Factors” section and our financial statements and the related notes appearing at the end of this prospectus before deciding to invest in shares of our common stock.

Our Business

We are a development stage company that designs, develops and markets a new class of semiconductor integrated circuit, or chip, we call field programmable object arrays, or FPOAs. FPOAs are high-performance, reprogrammable integrated circuits based on our proprietary silicon object technology. We believe that our FPOA chips will provide cost, performance, time-to-market and time-in-market advantages when compared to existing methods used to design logic devices.

An FPOA consists of very small, pre-designed, high-speed computing and data storage elements, or silicon objects, arranged in a grid pattern, along with internal and external memory and data input and output channels. The grid of silicon objects is overlaid with a high-speed interconnection system, creating the silicon object array. This array of objects and interconnect matrix is programmed to execute unique customer applications using industry-standard and FPOA-specific design tools. Each of our silicon objects can execute its function at a rate of up to one billion times per second, which is up to four times faster than commercially available programmable logic devices. Our first FPOA contains 400 silicon objects, and each of these can operate simultaneously, creating a chip capable of executing 400 billion computational operations per second.

Currently, two of the most common methods used to design logic devices are the application-specific integrated circuit method, or ASIC, and the programmable logic device method, or PLD. The field programmable gate array, or FPGA, is a segment of the PLD market. ASICs are designed by the end customer with fixed functions for a single application and cannot be reprogrammed. The primary advantages of using ASIC technology are low per unit cost and high performance. The primary disadvantages of using ASICs are their high up-front development costs, long time-to-market and inability to change the chip’s function as applications and algorithms change. In contrast to ASICs, FPGAs, purchased off-the-shelf, are programmed by the customer and can be used in a wide range of applications. This inherent flexibility of FPGAs provides the advantages of design change simplicity, shorter time-to-market, lower up-front development cost and longer time-in-market. The primary disadvantages of using FPGAs are their lower performance and higher per unit cost as compared to ASICs. We believe these disadvantages limit the applications that can be effectively served by the FPGA architecture. We have introduced a new chip architecture that combines the cost and performance advantages of ASICs with the reprogrammability of FPGAs.

We believe FPOA chips offer better performance than ASIC or FPGA chips, the low per unit cost advantages comparable to ASIC chips and the time-to-market and time-in-market advantages of FPGA chips for the following reasons:

•       Speed.   Each object in the FPOA operates at a speed of up to one GigaHertz, or GHz, which is up to four times the speed of FPGAs.

•       Design simplicity.   Our FPOA architecture simplifies the silicon design process. ASIC and FPGA chips require the designer to perform the complex task of implementing algorithms using millions of individual logic gates. FPOA designers implement these algorithms by programming a few hundred interconnected objects, reducing design costs and improving overall system performance and the time-to-market.

•       Smaller physical size.   In high-performance applications, we believe our FPOAs will have a per unit manufacturing cost advantage over FPGAs because FPOAs are smaller. In many cases, the FPOA architecture will realize solutions that have a higher functional density than typical FPGAs, reducing the amount of silicon required for a given design.

•       Fewer chips needed.   We believe the size and performance advantages of FPOAs will enable our customers to use fewer chips to implement electronic system functions as compared to FPGAs, which is expected to result in space savings and lower overall system power consumption.

•       Fast time-to-market.   FPOAs will have a faster time-to-market than ASICs because FPOAs are available off-the-shelf.

•       Reprogrammable.   Our FPOAs are reprogrammable. This allows our customers to change the functionality of their systems in the field, thus increasing time-in-market.

We will sell our FPOA chips in a blank state as standard off-the-shelf products. Our chips can be programmed for application specific functionality by using a combination of industry standard design tools, our physical layer design tools and our library of pre-programmed algorithms. We currently have a limited supply of our first FPOA chips available for sale along with development boards and software design tools used to program the FPOA.

Our Markets

Our goal is to introduce FPOA technology into market applications that require chips that combine high-speed performance, in-field programmability, low per unit price and rapid time-to-market. Because the FPOA chip is new, there is no independent research available on the market size for FPOAs. We expect to compete with FPGAs, ASICs and some types of digital signal processors. Digital signal processors, or DSPs, are high-speed single chip microprocessors designed to perform mathematically-intensive digital signal processing computational tasks. Most of our early design wins are with customers in the military/aerospace markets, and we are now targeting commercial applications with the following characteristics:

•       applications that demand higher performance than currently can be served by high-performance DSPs or FPGAs;

•       applications that demand the reprogrammability of FPGAS but cannot justify the high per unit production cost of FPGAs;

•       applications that demand high performance but are not expected to generate the production volume that would warrant the expense of an ASIC development; and

•       applications where reprogrammability is a requirement, thus deterring the designer from using an ASIC.

We believe the machine vision, test and measurement, high definition video, medical imaging, high performance imaging, military/defense and aerospace, digital signal processing, and cellular wireless base stations markets have the characteristics that make them ideally suited to take advantage of the FPOA architecture.

Our Business Strategy

Our goal is to achieve rapid adoption of the FPOA in commercial applications. To achieve this goal, we are using a direct sales force which works with our field application engineers and strategic partners to introduce our FPOA chips to the marketplace, educate the market on the advantages of our FPOA technology and achieve design wins. A design win is a customer’s selection of a particular vendor’s chip for use in the customer’s electronic system. We have achieved six design wins to date. In order to accelerate our initial market penetration, we anticipate we will offer FPOAs at a lower cost than existing FPGAs, using our lower manufacturing cost to our advantage. Our initial FPOA chip provides the basis for a planned family of FPOA chips that will serve as targeted chip platforms for the implementation of a widening range of customer-specific algorithms. We anticipate that future chips will consist of various versions of the initial FPOA chip, may contain different numbers of object types and will be optimized for either low power consumption, high performance, low price or customized intellectual property programming.

We have formed the following three strategic relationships:

•       Honeywell International, Inc. is a diversified technology and manufacturing company. Our strategic agreement with Honeywell enables us to introduce our FPOA technology to the aerospace market. Honeywell has selected our FPOA technology for use in digital signal processing systems it designs for space-based applications. Honeywell is combining its chip technology with our FPOA’s reprogrammability features and designing radiation-hardened FPOAs to provide more reliability in space satellite and other systems operating in harsh environments.

•       Valley Technologies, Inc. designs, produces and sells system-level processing boards to the defense industry. Valley Technologies has selected our FPOA technology to develop an FPOA-based processor board and to program high-performance processing algorithms for the United States Space and Naval Warfare Systems Command, or SPAWAR. Under our strategic alliance agreement, Valley Technologies has programmed several signal processing algorithm libraries to our FPOAs. The first version of the processor board using our FPOA chips is functional and has been tested and demonstrated to potential customers.

•       Under our business development agreement with Summit Design, Inc., we have incorporated our physical layer design tools into the Summit Design Visual Elite design tool suite. We and our customers use the resulting design tool suite to program, or map, the customers’ intellectual property to our FPOAs. We are continuing to work with Summit Design to develop enhancements to the design tool suite.

Development Stage Company

We are a development stage company. We have a limited operating history and have not yet commercialized any products. To date, we have recognized only nominal revenue from research services provided under grants from governmental agencies, engineering services and sales of prototype chips and FPOA development kits. We do not know whether or when we will be able to generate significant product revenue or become profitable. For the year ended December 31, 2004, we had a net loss of $8,749,000, for the six months ended June 30, 2005, we had a net loss of $7,480,000 and, as of June 30, 2005, we had an accumulated deficit of $72,039,000.

Company Information

We were incorporated under Minnesota law in April 1997, and we reincorporated under Delaware law on June 14, 2005. Our executive offices are located at 5900 Green Oak Drive, Minnetonka, Minnesota 55343. We expect to relocate our headquarters to the Portland, Oregon area in the next 18 months. Our telephone number is (952) 746-2200. Our website is www.mathstar.com. The information contained on our website is not a part of this prospectus. We have included our website address in this document as an inactive textual reference only.

In this prospectus, unless otherwise stated or the context otherwise requires, references to “MathStar,” “we,” “us,” “our,” “our company” and similar references refer to MathStar, Inc.

Assumptions Used in Prospectus

Unless we indicate otherwise, all information in this prospectus:

•       takes into account the three-for-one reverse stock split of our common stock that was effective on June 10, 2005;

•       assumes that the underwriters do not exercise their option to purchase up to 600,000 additional shares of our common stock within 45 days from the date of this prospectus to cover over-allotments;

•       assumes that our 8% convertible promissory notes are not converted into shares of our common stock; and

•       assumes the 475,238 shares subject to our restricted stock awards as of June 30, 2005 are not outstanding.

This prospectus refers to trademarks owned by other companies. The inclusion of other companies’ brand names and products in this prospectus is not an endorsement of us by those companies.

The Offering

Common stock offered by us	4,000,000 shares
Common stock outstanding after the offering(1)	15,702,262 shares
Use of proceeds

We estimate that our net proceeds in this offering will be approximately $24,225,000 assuming an initial public offering price of $7.00 per share, which is the mid-point of our filing range, after deducting estimated underwriting discounts and offering expenses payable by us. We intend to use these proceeds for research and development of our FPOA chips, expansion of our sales force and marketing efforts, repayment of the outstanding 8% convertible promissory notes and as general working capital. See “Use of Proceeds.”

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to carefully consider before deciding to invest in shares of our common stock.
Proposed NASDAQ National Market symbol	FPOA

(1)          The number of shares of our common stock to be outstanding after this offering is based on 11,702,262 shares outstanding as of June 30, 2005, includes the 475,238 shares subject to our restricted stock awards as of June 30, 2005, and excludes:

•  1,786,203 shares of common stock issuable upon the exercise of stock options outstanding as of June 30, 2005 under our 2000 Combined Incentive and Non-Statutory Stock Option Plan, 2002 Combined Incentive and Non-Statutory Stock Option Plan, 2004 Amended and Restated Long-Term Incentive Plan and the Digital MediaCom, Inc. 1999-2000 Stock Option Plan assumed by us in our August 2001 acquisition of Digital MediaCom, Inc.;

•       651,590 shares of common stock reserved for future issuance as of June 30, 2005 under our 2000 Combined Incentive and Non-Statutory Stock Option Plan, 2002 Combined Incentive and Non-Statutory Stock Plan and 2004 Amended and Restated Long-Term Incentive Plan;

•       1,741,630 shares of common stock issuable upon the exercise of warrants outstanding as of June 30, 2005;

•       982,143 shares of common stock issuable upon the conversion at the election of the note holders of the principal amount of our 8% convertible promissory notes that were issued in our private placement completed in April 2005 assuming an initial offering price per share of $7.00, which is the mid-point of our filing range;

•       13,562 shares of common stock issuable upon conversion at the election of the note holders of interest payable on our 8% convertible promissory notes as of June 30, 2005, assuming an initial offering price per share of $7.00, which is the mid-point of our filing range; and

•       400,000 shares of common stock issuable upon the exercise of warrants to be issued to the underwriters in connection with this offering that will remain outstanding after this offering at an exercise price equal to $8.40, or 120% of the initial public offering price, based on an assumed initial offering price per share of $7.00, which is the mid-point of our filing range.

As of June 30, 2005, the weighted average per share exercise price of our outstanding options for the purchase of common stock was $5.62, and the weighted average per share exercise price of our outstanding warrants for the purchase of common stock was $5.55.

Summary Financial Information

The following tables summarize our financial information. You should read this information together with our financial statements and related notes appearing at the end of this prospectus and the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The net loss per share information is computed using the weighted average number of common shares outstanding for the periods presented.

	Year ended December 31,					Six Months Ended June 30,		Period from Inception (April 14, 1997)
	2000	2001	2002	2003	2004	2004	2005	to June 30, 2005
	(dollars in thousands, except per share data)
Statement of Operations Data:
Net revenue	$136	$—	$17	$50	$130	$—	$40	$786
Cost of sales					53	—	15	68
Gross profit	136	—	17	50	77	—	25	718
Operating expenses:
Research and development	1,334	3,121	3,440	7,903	5,192	2,160	4,578	25,811
Selling, general and administrative	609	2,670	2,840	3,221	3,691	1,823	2,458	15,674
Total operating expenses	1,943	5,791	6,280	11,124	8,883	3,983	7,036	41,485
Loss from operations	(1,807)	(5,791)	(6,263)	(11,074)	(8,806)	(3,983)	(7,011)	(40,767)
Other income (expense)	370	508	82	47	57	33	(469)	602
Loss from continuing operations	(1,437)	(5,283)	(6,181)	(11,027)	(8,749)	(3,950)	(7,480)	(40,165)
Loss from discontinued operations(1)	—	(8,346)	(23,528)	—	—	—	—	(31,874)
Net loss	$(1,437)	$(13,629)	$(29,709)	$(11,027)	$(8,749)	$(3,950)	$(7,480)	$(72,039)
Basic and diluted loss per share—continuing operations	$(0.45)	$(0.98)	$(0.94)	$(1.56)	$(0.95)	$(0.45)	$(0.67)
Basic and diluted loss per share—discontinued operations	$—	$(1.56)	$(3.59)	$—	$—	$—	$—
Basic and diluted net loss per share	$(0.45)	$(2.54)	$(4.53)	$(1.56)	$(0.95)	$(0.45)	$(0.67)
Weighted average number of common shares outstanding, basic and diluted	3,218,229	5,366,603	6,551,360	7,048,121	9,209,436	8,716,655	11,172,799

	June 30, 2005
	Actual	As Adjusted(2)
Balance Sheet Data:
Cash and cash equivalents	$3,074	$21,723
Working capital	629	19,278
Total assets	4,009	22,658
8% convertible promissory notes payable(3)	2,240	—
Total liabilities	3,303	986
Deficit accumulated during development stage	(72,039)	(75,299)
Total stockholders’ equity	706	21,666

(1)        Our acquisition of Digital MediaCom, Inc. in August 2001 resulted in a new and separate operating segment, the physical media device, or PMD, segment. In August 2002, due to events and changes in circumstances, which included a severe downturn in the market for the acquired in process PMD development projects. We committed to a plan to sell the PMD operating segment, which was comprised of the acquired Digital MediaCom operations. Accordingly, we tested the PMD assets for impairment and recorded a $13,306 goodwill impairment. This amount was included in the $23,528 loss from discontinued operations in 2002. On November 15, 2002, we sold or disposed of the assets of our PMD operating segment, including all of the valuable technology, property and equipment, licensed software and employees, for $1,752 in cash and the assumption by the buyer of $187 in liabilities. There was no gain or loss on the sale because the assets of the PMD operating segment were written down to their estimated net realizable value in August 2002.

(2)        As adjusted amounts give effect to the issuance and sale of the shares of our common stock in this offering at an assumed initial public offering price of $7.00 per share, which is the mid-point of our filing range, and the receipt of the estimated net proceeds of approximately $24,225, after deducting the underwriting discount and estimated offering expenses payable by us. See “Use of Proceeds” and “Capitalization.”

(3)        In April 2005, we sold $5,500 of our 8% convertible promissory notes. The note holders also received warrants to purchase 366,715 shares of our common stock at a per share price equal to 80% of the price at which shares of common stock are sold in an initial public offering or $4.80 if no such offering is closed before the April 2006 maturity date of the notes. The 8% convertible promissory notes provide the note holders the option to convert the principal amount plus accrued interest into common stock at a beneficial conversion price equal to 80% of the price at which shares of common stock are sold in an initial public offering or $4.80 if no such offering is closed before the April 2006 maturity date of the notes. However, the notes are payable in full 30 days after the date an initial public offering is closed. The carrying value of the notes is reported net of a $1,126 discount resulting from the allocated fair value of the warrants and net of a $2,502 beneficial conversion charge related to the beneficial conversion terms. We are amortizing these discounts from the face value of the notes to interest expense over their term or through the date of their conversion, or repayment, whichever is earlier. We have assumed that none of the 8% convertible promissory notes are converted and that principal and accrued interest at June 30, 2005 of $5,576 are paid with the proceeds of the offering.

RISK FACTORS

An investment in the shares of common stock to be sold in this offering is highly speculative and involves a high degree of risk. You should carefully review the following risk factors and the other information contained in this prospectus, including the financial statements and the related notes at the end of this prospectus, before deciding to invest in our shares of common stock. If any of the risks actually occurs, our business prospects, financial condition and operating results would likely be adversely affected and could be materially adversely affected. The market price of our common stock could then decline, and you could lose all or part of your investment in our shares.

Risks Relating to Our Business

Our operations and business are subject to the risks of a development stage company with little or no revenue and a history of operating losses. We have incurred losses since inception, and we have had nominal revenue.

We have operated as a development stage company since our inception by devoting substantially all of our efforts to raising capital and research and development. Thus, our financial statements have been prepared in accordance with the accounting and reporting principles prescribed by Statement of Financial Accounting Standards, or SFAS, No. 7, Accounting and Reporting by Development Stage Enterprises, issued by the Financial Accounting Standards Board, or FASB. The report of our independent registered public accounting firm related to our financial statements as of and for the years ended December 31, 2002, 2003 and 2004 and cumulatively for the period from April 14, 1997, date of inception, to December 31, 2004 contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern.

Since inception, we have had only nominal revenue from the sale or licensing of our FPOAs, and we have had losses. We had net losses of $29,709,000, $11,027,000 and $8,749,000 for the years ended December 31, 2002, 2003 and 2004, and $7,480,000 for the six months ended June 30, 2005. As of June 30, 2005, we had an accumulated deficit of $72,039,000. We expect to increase our spending significantly as we continue to expand our infrastructure. We need the proceeds from this offering to expand our sales and marketing efforts and continue research and development. In addition, we will need significant revenue and/or to raise additional capital to finance our business. We do not know whether or when we will become profitable because of the significant uncertainties regarding our ability to generate revenues.

We will need additional financing in the future, which may not be available to us on favorable terms or at all. If we do not obtain additional financing when we need it or on terms that are favorable to us, our business would be adversely and materially affected.

We will need additional financing in the future to finance our business. The timing and amount of such additional financing depends on many factors, including the following:

•       delays in the development and testing of our FPOA chips or design tools;

•       the costs of expanding our sales and marketing activities;

•       the rate and degree of acceptance of our FPOA chips in the marketplace;

•       our ability to establish successful strategic relationships with companies to develop and market our FPOA chips;

•       the cost of or delays in producing our chips;

•       the cost of hiring and training qualified application engineers and field application engineers;

•       the costs of preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs;

•       the costs of defending any patent or trademark infringement actions brought against us by third parties; and

•       the cost of being a public company because of the disclosure, reporting, financial accounting and other requirements that apply to public companies.

Additional financing may not be available to us when we need it or on terms that are favorable to us. If we cannot obtain adequate financing on a timely basis or under terms that are favorable to us, we may be forced to delay or limit aspects of our business plan, which could have a material adverse effect on our business, revenue, financial condition and results of operations. In addition, we may be required to seek funds from sources that will place limits on our operations and management or that require rights that are superior to those possessed by the holders of our common stock. If we raise additional funds by issuing equity securities, the new equity securities may dilute the average per share price or ownership interests of our stockholders, and the rights of the holders of the equity securities may be more favorable than those of the holders of our common stock.

Our FPOA chips are new and have not yet achieved commercial acceptance. Our success depends on effectively introducing our FPOA chips to the market and have them gain market acceptance. The failure of our FPOA chips to achieve commercial acceptance would have a material adverse effect on our business, revenue, financial condition and results of operations.

Our success depends upon our ability to introduce our FPOA chips to the market in a timely and effective manner and to have our FPOA chips gain widespread market acceptance. We have begun the process of identifying strategic markets for our FPOA chips and introducing our FPOA chips to these markets. However, our FPOA chip is new and has not been used in a product or in an electronic system that has been commercially distributed. From the time a customer selects our FPOA chips for its electronic system, it may be a considerable period of time before the customer starts volume production of its system and purchasing chips in volume, if at all. There can be no assurance that design wins will result in any production commitments that generate revenue growth for a number of reasons, including the decision of the customer to terminate the development or production of the electronic system for which the FPOA chip was selected.

The targeted markets into which we are introducing and will introduce our FPOA chips may not accept them. Users may not accept our FPOA chips as preferable to existing semiconductor chips, including ASICs and FPGAs, or new products in our targeted applications and densities. Electronic equipment manufacturers and other potential customers for our FPOA chips often have a preferred and established supplier of semiconductor chips. It will be difficult for us to overcome this preference and convince our targeted customers to use our FPOA chips rather than chips from their preferred vendors. The acceptance and deployment of our FPOA chips in the market will depend on many factors, including the availability and effectiveness of our FPOA chips and competing products from our competitors, the willingness of targeted customers to expend resources to test and use our new FPOA chips, the effectiveness of our marketing and sales personnel and the pricing for our FPOA chips. All of the foregoing factors, among others, could limit market acceptance of our FPOA chips. Our failure to effectively introduce our FPOA chips to the market or the market’s failure to accept our chips would have a material adverse effect on our business, revenue, financial condition and results of operations.

Our future success will depend on our ability to develop new FPOA chips, introduce them to the market and have them gain market acceptance. There is no assurance that we can do so successfully or on a timely basis. Our failure to do so would have a material adverse effect on our business, revenue, financial condition and results of operations.

We operate in a market characterized by rapid technological change. In order to effectively compete, we need to develop new FPOA chips on a timely basis that will gain market acceptance. The development of new FPOA chips is a highly complex and precise process, and we will likely experience delays in developing and introducing them. Our development efforts may not result in the timely introduction of new FPOA chips or enhancements to existing chips. Successful chip development and introduction depends on a number of factors including, but not limited to:

•       accurate chip definition and specification;

•       timely completion of the chip design;

•       establishing successful production arrangements with third-party semiconductor foundries;

•       establishing successful relationships with strategic partners;

•       establishing successful arrangements with third-party packaging companies;

•       timely and quality chip fabrication;

•       effective post-fabrication testing;

•       achieving acceptable manufacturing yields; and

•       acceptance of our FPOA chips by our target customers.

Due to the complexity and precision of our planned FPOA chips and the many variables involved in their design, we may not be able to successfully develop and introduce our existing and planned FPOA chips to the marketplace on a timely basis or at all. We anticipate that we will need to continually invest in semiconductor design engineering talent, state-of-the-art engineering tools and related test equipment. Our failure to develop and introduce new FPOA chips successfully would materially and adversely affect our business, revenue, financial condition and results of operations.

Our success depends on our ability to develop effective FPOA design tools, either alone or in alliances with independent electronic design automation companies, and to have the design tools gain market acceptance. Our failure to do so would delay or prevent the commercialization of our FPOA chips, which would materially harm our business, revenue, financial condition and results of operations.

As part of the development process for our FPOA chips, our customers must have design tools so they can program, or map, their intellectual property applications, or algorithms, to our FPOA chips. Working with Summit Design, Inc., we have developed a suite of FPOA-specific design tools. To be successful, we must introduce these design tools to the market and have them accepted by customers, or develop other design tools that will be accepted in the marketplace either alone, with Summit Design or with other electronic design automation companies. Developing new FPOA design tools is a complex process, and we will likely experience delays in developing and introducing them. Successful product development and introduction depends on a number of factors including, but not limited to, accurate tool definition, user documentation and specification, timely completion of the design tools and acceptance of our FPOA design tools by our target customers. In many cases, our target customers will have strong preferences to work with industry-leading tool design companies. We must overcome this preference to have our design tools accepted and used by these customers. In addition, the FPOA-specific design tools run only on Windows® operating systems and software, which may delay or prevent their acceptance by our target customers. We may not be able to successfully develop and introduce FPOA design tools to market on a timely basis or at all. Our failure to develop and introduce new design tools successfully would materially and adversely affect our business, revenue, financial condition and results of operations.

We presently rely on Summit Design, Inc. for the design tools that are used to map our customers’ algorithms to our FPOAs. If Summit Design could not or would not provide these design tools and related support services for any reason, further design tool development would be delayed, which would delay the introduction of our FPOAs to the marketplace.

Our current strategy for developing the FPOA design tools used to program our customers’ intellectual property applications to our FPOA chips is to form strategic relationships with electronic design automation companies, such as Summit Design, Inc., to jointly develop these design tools. Thus, our success will depend on forming and successfully maintaining these relationships. Summit Design is the only current source for an integrated design tool software suite that includes our FPOA-specific design tools. If Summit Design was unable or unwilling to provide these design tools and related support services for any reason, any further design tool development would be delayed. In addition, our ability to fix any problems that arise with respect to the design tools would be limited. We probably would have to identify and enter into a strategic relationship with another electronic design automation company to develop a new set of design tools. There is no assurance we could do so at all or under terms that are acceptable to us. Any delay in our design tool development would result in a delay in introducing our FPOA chips to the marketplace, which would have an adverse effect on our business, revenue, financial condition and results of operations.

We use a third-party contractor to fabricate the silicon wafers used in our FPOA chips. If our supply of silicon wafers from the contractor was interrupted, delayed or terminated for any reason, our business, revenue, financial condition and results of operations would be adversely affected.

We are and intend to remain a fabless semiconductor company. We do not intend to invest any funds or resources to build, own or operate a silicon wafer fabrication facility. We anticipate that all of our chip fabrication needs will be supplied by independent contractors.

Currently, we are working with Taiwan Semiconductor Manufacturing Company, or TSMC, in Taiwan to fabricate the silicon wafers used in our FPOA chips. We have no formalized contract with or supply or allocation commitment from TSMC. TSMC’s chip production facilities have at any time a fixed capacity, the allocation of which is determined by TSMC and over which we have no control. As a small customer of TSMC, our production runs may not be assigned the priority given to larger customers of TSMC. Our reliance on TSMC to fabricate our FPOA chips also subjects us to reduced control over delivery schedules, quality assurance and manufacturing yields and costs. A shortage in TSMC’s capacity, or any interruptions or delays in fabricating the silicon wafers used in our FPOA chips, could hinder our ability to meet any demand for our FPOA chips. To help assure the continued supply of our FPOA chips, we may engage other companies to fabricate the silicon wafers used in our chips. However, there are only a limited number of foundries that have the capability to fabricate these silicon wafers. If we engage other vendors, we may encounter start-up difficulties and delays and incur additional costs. We may not be able to engage other chip fabrication vendors at all or under terms that are acceptable or favorable to us.

Also, TSMC is located in Taiwan, which is in an area that is seismically active and where cyclones occur, and there have been tensions between Taiwan and the Peoples Republic of China. Should there be a major earthquake, a cyclone or a threatened or actual outbreak of hostilities in Taiwan in the future, the production of our chips by TSMC could be disrupted or cease. Such a disruption or cessation in the production of our chips would likely result in our inability to ship our FPOA chips in a timely manner, thereby adversely affecting our business, revenue, financial condition and results of operations.

The production of silicon wafers is a complex process, and production yields can be adversely affected by many factors over which we have no control. A shortage or delay in producing the silicon wafers used in our FPOA chips could have an adverse effect on our business, revenue, financial condition and results of operations.

If our FPOA chips gain market acceptance, we will increasingly rely on favorable production yields and timely delivery of silicon wafers from our third-party contractor, which currently is TSMC. The fabrication of the silicon wafers used in our FPOA chips is a highly complex and precise process. Wafer production yields depend on a wide variety of factors. Minute impurities, contaminants in the manufacturing environment, difficulties in the fabrication process, defects in the masks used to print the circuit designs onto the silicon wafers, manufacturing equipment failures, wafer breakage and other factors could cause a substantial percentage of the wafers to be nonfunctional. Shortages in the supply of or defects in the silicon wafers used in our FPOA chips could cause us to delay producing, testing and shipping our FPOA chips, which could have an adverse effect on our revenue, results of operations and business.

Difficulties in the chip fabrication process can also occur if we begin production of a new product or transition to new processes. We expect that the majority of our existing and planned FPOA chips use and will use increasingly advanced process geometries in order to achieve higher performance, lower power consumption and lower production costs. Our FPOA chips are presently fabricated in 130-nanometer process technology, and we expect our FPOA chips will be fabricated in 90-nanometer or smaller process technologies in the future to remain competitive. If we experience delays in the redesign of the FPOA chip or the fabrication of the silicon wafers, it would delay the introduction of our chips to the market, cause us to miss market opportunities and have an adverse effect on our business, revenue, financial condition and results of operations.

We rely on a single-source independent contractor for our packaging. The disruption or termination of our relationship with this contractor could result in a material adverse effect on our business, revenue, financial condition and results of operations.

The packaging of our FPOA chips is performed by a single supplier—Advanced Semiconductor Engineering, Inc. Because we rely on an independent contractor for our packaging services, we cannot directly control delivery schedules or quality levels. The disruption or termination of this source for any reason could result in, at a minimum, a temporary or a long-term adverse effect on our business, revenue financial condition and results of operations.

The semiconductor industry is intensely competitive. Most of our competitors have substantially greater resources than we do, and there can be no assurance that we will be able to successfully compete in the industry.

The semiconductor industry is highly competitive and characterized by rapid and disruptive technological change, product obsolescence and heightened international competition. Our ability to compete successfully in the industry will depend on our ability to develop, manufacture and sell complex semiconductor components and design tools that offer customers greater value and higher performance than solutions offered by competing vendors.

Significant competitive factors in the semiconductor market include, among others, product features, performance, price, timing of market introductions, effectiveness of sales channels, emergence of new computing and networking standards, quality, reliability and customer support. Our FPOA chips may be used in applications now served by vendors of FPGAs, ASICs and digital signal processors, and we will compete against vendors of these products. Most of these competitors, including Xilinx, Inc. and Altera Corporation, have greater technical, financial and marketing resources, well-established market positions, name recognition, broader product lines and longer standing customer relationships than we do. There are multiple manufacturers of communications and digital signal processing semiconductor chips currently planning or offering products that will compete with the FPOA chips we offer and plan to offer. We may not be able to compete with these vendors in the targeted applications and densities.

Increased competition would likely adversely affect our financial condition and revenue. Competitors with greater financial resources or broader product lines may have a greater ability to withstand sustained price reductions in their primary markets, retain or regain market share and offer lower prices and additional products or services that we cannot offer. These competitors may be in a stronger position to respond more quickly to new technologies and to undertake more extensive marketing campaigns. Competitive pressures could reduce or slow market acceptance of our FPOA chips and result in price reductions, lower gross margins and increased expenses that could adversely affect our business, revenue, financial condition and results of operations.

Because our current and planned FPOA chips are highly complex, they may contain defects or errors that are detected only after deployment in commercial applications, which would harm our reputation and result in increased liability and expense.

Our current and planned FPOA chips are highly complex and may contain defects, errors or failures. After the initial fabrication and packaging of an FPOA chip, we test their functionality and performance internally. Our testing may reveal some problems before the chips are delivered to our customers that would result in significant delays and costs to us. Because our chips are programmable in the field, they can be fully tested only when deployed and functioning in commercial applications. Consequently, our customers may discover errors after our chips have been deployed. The occurrence of any defects, errors or failures in our FPOA chips could result in the cancellation of orders, product returns, repairs or replacements, diversion of our resources, legal actions by our customers or our customers’ end users and other costs and losses to us or to our customers or end users. Any of these occurrences could also result in the loss of or delay in market acceptance of our FPOA chips and loss of sales, which would adversely affect our business, revenue, financial condition and results of operations. We have experienced defects in the past and may experience defects in the future. Because the trend in the semiconductor industry is moving toward even more complex products, this risk probably will intensify over time and may result in increased liability and expenses.

Rapid technological change could cause our FPOA chips and technology to become obsolete or require us to redesign our FPOA chips, which could have a material adverse effect on our business, revenue, financial condition and results of operations.

The rapid rate of change in technology across a wide variety of industries will require us to expend substantial resources in an effort to develop new FPOA chips that will keep pace with or stay ahead of these advancements. We may not be able to anticipate and/or respond to technological changes in a timely manner, and our response may not result in successful product development and timely product introductions. If we are unable to anticipate or respond to technological changes, our business, revenue, financial condition and results of operations could be adversely affected.

Our ability to compete depends on our ability to protect our intellectual property, which may not be adequately protected.

Our ability to compete depends upon our ability to protect our intellectual property. We rely on a combination of United States patents, copyrights, trademarks, trade secret law, employee non-disclosure and assignment of invention agreements and third-party non-disclosure agreements to protect and enforce our intellectual property rights. We were granted one United States patent, and we have filed six patent applications with the United States Patent and Trademark Office. However, filing a patent application does not mean we will be issued a patent or that any patent eventually issued will be as broad as requested in the patent application or sufficient to protect our technology. In addition, there are a number of factors that could cause our patents to become invalid or unenforceable or that could cause our patent applications to not be granted, including known or unknown prior art, deficiencies in the patent application or the lack of originality of the technology.

We currently hold common law trademark rights in our trademarks MathStar and FPOA, and we have pending federal trademark applications in the United States for the trademarks MathStar and FPOA. However, filing a trademark application does not mean that our trademarks will be registered or protected. We do not have any trademarks registered outside the United States, nor do we have any trademark applications pending outside the United States. Even if federal registrations are granted to us, our trademark rights may be challenged. It is also possible our competitors or others will adopt trademarks similar to ours, thus impeding our ability to build brand identity and possibly leading to customer confusion. We could incur substantial costs in prosecuting or defending trademark infringement suits. We currently hold one domain name relating to our business, MathStar.com, which we believe is important to our brand recognition and overall success. We may be unable to acquire other relevant domain names in the United States and in other countries where we conduct or may conduct business. If we are not able to protect our trademarks or domain name, we may experience difficulties in achieving and maintaining brand recognition and customer loyalty, causing us to lose significant market share. If we lose market share, our business, revenue, financial condition and results of operations may be materially adversely affected.

Our patents and patent applications and copyrights, trademarks, trade secret law, and non-disclosure and assignment of inventions agreements may not provide meaningful protection from our competitors because the status of any patent and other intellectual property rights involves complex legal and factual questions, and the breadth of claims allowed is uncertain. Our competitors may be able to circumvent our patents and other intellectual property rights or develop new patentable technologies that displace our existing technology. In addition, and despite our efforts to protect our proprietary rights from unauthorized use or disclosure, third parties, including our employees, former employees or consultants, may attempt to disclose, obtain or use our proprietary information or technologies without our authorization. If other companies obtain our proprietary information or technologies or develop substantially equivalent information or technologies, they may develop products that successfully compete against our FPOA chips.

Our technology has no patent protection outside of the United States because we have no non-United States patents. This could result in the misappropriation of our technology outside of the United States, which could have an adverse effect on our business, revenue, financial condition and results of operations.

We have no patents outside of the United States, and we do not currently plan on applying for non-United States patents. Thus, our technology does not have patent protection outside of the United States. This could result in the misappropriation of our technology outside of the United States, which could have an adverse effect on our business, revenue, financial condition and results of operations. The laws of certain countries in which our FPOA chips are or may be developed, manufactured or sold may not protect our technology and intellectual property rights to the same extent as the laws of the United States. Policing the unauthorized use of our technology is difficult, may result in significant expense to us and could divert the efforts of our technical and management personnel. Even if we spend significant resources and efforts to protect our intellectual property, there can be no assurance that we will be able to prevent misappropriation of our technology. The misappropriation and use by others of our proprietary intellectual property could materially harm our business, revenue, financial condition and results of operations.

We are at risk of intellectual property infringement claims.

The semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. If we prosecute infringement claims against third parties who are infringing or illegally using our intellectual property, or if we defend ourselves or our licensees against any similar claims brought by others, it could be costly and time-consuming to us and would divert the attention of management and key personnel from business issues, regardless of the claims’ merit. Due to the anticipated costs involved in filing and conducting an infringement action to protect our technology, we may decide not to file such an action, which could result in another party misappropriating our intellectual property. We could also incur substantial costs in interference proceedings declared by the United States Patent and Trademark Office in connection with any patents or patent applications or opposition proceedings declared by the United States Patent and Trademark Office in connection with our trademarks.

Although we have filed patent applications and have been granted a patent in the United States, we have not conducted, and are not required to conduct, any search or study regarding the existence of any technology on which our technology may infringe before filing a patent application. We are required to investigate any patented technology of which we have knowledge on which our technology may infringe. We have no knowledge of any such patented technology. However, a patent application is confidential until 18 months after its filing date and, for this reason, and due to the complexities of such a search, a search may not discern technology subject to patent applications on which our technology may infringe.

A third party claiming infringement may be able to obtain an injunction or other equitable relief against us and the use of our technology by us or others, which could prevent or inhibit the production or sale of our FPOA chips. If another party bringing a claim of infringement against us prevailed, we or our licensees, if any, may be required to obtain one or more licenses from or pay royalties to third parties, which could entail significant expense. There can be no assurance that we or our vendors or licensees would be able to obtain from a third party any required license of technology at a reasonable cost or at all, or be able to design commercially acceptable non-infringing alternatives. Our failure or the failure of our vendors or licensees to obtain such a license or develop such alternatives could have a material adverse effect on our business, revenue, financial condition and results of operations.

The market for semiconductor chips has been characterized by periods of significant fluctuations in demand. Our revenue and financial performance will depend on demand for semiconductor chips overall and particularly those with the performance characteristics of our FPOA chip.

We are focusing our efforts on the design, marketing and sale of our FPOAs for users of semiconductors. The market for semiconductor chips has been characterized since its inception by significant fluctuations in demand. Beginning in early 2000, the semiconductor industry was significantly affected by the economic downturn and contraction in the computing and communication equipment markets and has only recently begun to emerge from this downturn. During this downturn, semiconductor users significantly reduced or even suspended purchases of semiconductor chips. This cycle of reduced demand for semiconductor chips resulted in significant reductions in unit demand, excess customer inventories, price erosion and excess production capacity. If demand for semiconductor chips remains low or declines further and does not increase, our business, revenue, financial condition and results of operations would be materially adversely affected.

We currently rely and we may rely in the future on contracts, relationships and arrangements between our strategic partners and the United States government, and we may enter into contracts with the United States government. Contracts with the United States government involve risks in addition to normal business risks. If our contracts or our strategic partners’ contracts with the United States government were altered or terminated for any reason, our business, revenue, financial condition and results of operations could be adversely affected.

Two of the companies with which we have strategic relationships—Honeywell International, Inc. and Valley Technologies, Inc.—have contracts, relationships and arrangements with branches of the United States government in which they are using or plan to use our FPOA chips. We may enter into contracts, relationships and arrangements with branches of the United States government in the future. In addition to normal business risks, companies engaged in supplying military or other equipment to the United States government are subject to additional risks, including dependence on Congressional appropriations and administrative allotment of funds, changes in governmental procurement legislation and regulations and other policies that may reflect military and political developments, significant changes in contract scheduling, complexity of designs and the speed with which they become obsolete, necessity for constant design improvements, intense competition for United States government business which requires increases in time and investment for design and development, difficulty of forecasting costs and schedules when bidding on developmental and highly sophisticated technical work and other factors characteristic of the industry. Changes are customary over the life of United States government contracts, particularly development contracts, and generally result in adjustments of contract prices. Such contracts are subject to termination by the United States government for the convenience of the United States government. We and other companies with which we may form strategic relationships in the future may enter into similar contracts, relationships and arrangements with the United States government, which would expose us and them to the same risks. If these contracts, relationships and arrangements with the United States government were altered or terminated for any reason, our business, revenue, financial condition and results of operations could be adversely affected.

Our success depends on the services of our existing management and upon our ability to attract qualified engineers and other technical, management, sales, marketing and financial personnel.

Our success depends to a significant extent upon the continued services of our current management and on our ability to attract, retain and motivate qualified critical employees, including design and application engineers, of which there is a limited number. In some of our fields of operations, there is only a limited number of people in the job market who possess the requisite skills. The competition for such employees is very intense. Even if we identify and hire qualified employees, there can be no assurance that such employees will remain in our employ. We have had difficulty in finding qualified engineers experienced in the design of high-performance digital chips. In addition, we may not be able to attract and retain engineers located in proximity to our design centers. To employ qualified design and application engineers, we may have to establish a presence in other localities, which would be expensive.

We do not have employment or noncompetition agreements with any of our employees, including members of management, although we have non-disclosure and assignment of invention agreements with them. The loss of the services of one or more of our executive officers or key employees, or our inability to attract qualified personnel in the future, could restrict our ability to develop new FPOA chips or enhance existing FPOA chips in a timely manner, sell our FPOA chips to our customers or manage our business effectively, which would have a material adverse effect on our business, revenue, financial condition and results of operations.

Douglas M. Pihl owned 12.7% of our outstanding shares of common stock as of June 30, 2005, which allows him to exert substantial influence over our business and management.

Douglas M. Pihl, who is our chairman, president, chief executive officer and a director, owned 1,352,501 shares individually and 128,334 shares jointly with his spouse, which is 12.7% of the outstanding shares of our common stock as of June 30, 2005, assuming the 475,238 shares subject to our restricted stock awards as of such date are outstanding. He is our single largest stockholder. Accordingly, he is able to exert significant control over our affairs including, but not limited to, the election of directors. As of June 30, 2005, Mr. Pihl’s spouse owned individually 2,834 shares of our common stock and warrants to purchase 219,623 shares, of which Mr. Pihl disclaims any beneficial ownership. Mr. Pihl’s spouse disclaims any beneficial ownership of shares owned individually by Mr. Pihl. Mr. Pihl’s spouse is a registered representative with Feltl and Company, which is one of the underwriters for this offering. Mr. Pihl also disclaims beneficial ownership of 5,001 shares of our common stock owned by irrevocable trusts for which he was the grantor. See “Principal Stockholders” and “Underwriting.”

We may encounter difficulties in managing our growth and expanding our operations successfully.

If we successfully introduce our FPOAs to the marketplace, we will need to expand our development, marketing and sales capabilities. If our operations expand, we expect that we will need to manage additional relationships with various strategic partners, suppliers and other third parties. Our ability to manage our operations and any growth will require us to make appropriate changes and upgrades, as necessary, to our operational, financial and management controls, reporting systems and procedures. Our inability to manage growth could delay the execution of our business plan or disrupt our operations.

Changes in accounting principles, including recent changes in employee stock option accounting rules, may adversely affect our reported operating results and our efforts and success in recruiting and retaining employees.

Technology companies, including us, have a history of using employee stock programs to hire, incentivize and retain employees in a competitive marketplace. We do not recognize and currently are not required to recognize compensation expense for stock options we issue to employees, except in limited cases involving any modifications of stock options. Instead, we disclose in the notes to our financial statements information about the amounts of such charges if they were expensed.

In December 2004, the Financial Accounting Standards Board, or FASB, adopted a new accounting standard that will require companies, including us, to record equity-based compensation expense for stock options and any employee stock purchase plan rights granted to employees based on the fair value of the equity instrument at the time of grant. We will be required to record these expenses beginning January 1, 2006. The actual amount of expense that we recognize will depend on the value of our common stock at the time of any grants of options and other stock awards to employees. The change in accounting rules may lead to an increased loss, if we recognize a net loss, or a decrease in reported earnings, if we have earnings. This could also adversely affect our ability to use employee stock plans to attract and reward employees and could result in a competitive disadvantage to us in the employee marketplace. Our financial results could be adversely affected by other changes in accounting principles by FASB, the American Institute of Certified Public Accountants, the Securities and Exchange Commission, or SEC, the Public Company Accounting Oversight Board or various other bodies formed to promulgate and interpret accounting principles which have not yet been announced or adopted.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 and new rules subsequently implemented by the SEC, and The NASDAQ National Market have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal and financial compliance costs significantly and to make some activities more time consuming and costly. For example, in anticipation of becoming a public company, we are creating additional board committees and are adopting policies regarding internal controls and disclosure controls and procedures. We will also incur additional costs associated with our public company reporting requirements. We may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and we cannot assure you that we will be able to do so in a timely fashion or without incurring material costs. We also expect that these new rules and regulations will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

If we are unable to successfully address the material weakness in our internal controls, our ability to report our financial results on a timely and accurate basis may be adversely affected.

In connection with their audit of our financial statements for the year ended December 31, 2004, our independent registered public accounting firm has reported two conditions, which together constitute a material weakness in the internal controls over our ability to produce financial statements free from material misstatements. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Our independent registered public accounting firm reported to our board of directors that we do not have a sufficient number of financial personnel with adequate training and experience in accounting and financial reporting, and our controls do not ensure that operating expenses and stock compensation transactions are identified and recorded accurately and in the appropriate accounting period. These two conditions, in combination, constitute a material weakness in our internal controls.

Our board of directors agrees that the conditions identified by our independent registered public accounting firm constitute a material weakness. We have developed a plan to address this material weakness that includes the addition of our new chief financial officer and controller, as well as the performance of an assessment of our current accounting and reporting policies and procedures, assessment of our financial accounting and reporting staff requirements, implementation of supervisory reviews by our chief financial officer and controller, implementation of new accounting policies and procedures, and the hiring and training of additional financial accounting and reporting staff. We hired a new chief financial officer in June 2005 and a new controller in July 2005. In addition to this plan, our new chief financial officer and controller are assessing our system of internal controls over financial reporting and intend to implement controls designed to assure that, among other things, operating expenses and stock compensation transactions are identified and accurately recorded.

Upon completion of this offering, we will have had only limited operating experience with the remedial measures we have made to date, and we have significant additional remedial measures that we must make. We cannot provide assurance that the measures we have taken to date or any future measures will adequately remediate the material weakness reported by our independent registered public accounting firm. In addition, we cannot be certain that additional material weaknesses in our internal controls will not be discovered in the future. Any failure to remediate the material weakness reported by our independent registered public accounting firm or to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure also could adversely affect the results of the periodic management evaluations and annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that will be required when the SEC’s rules under Section 404 of the Sarbanes-Oxley Act of 2002 become applicable to us beginning with our Annual Report on Form 10-K for the year ending December 31, 2006 to be filed in early 2007. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could cause our stock price to decline.

We will be exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act of 2002.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related regulations implemented by the SEC and The NASDAQ National Market, are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. We will be evaluating our internal controls systems to allow management to report on, and our independent registered public accounting firm to attest to, our internal controls. We will be performing the system and process evaluation, testing and any necessary remediation required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. While we anticipate being able to fully implement the requirements relating to internal controls and all other aspects of Section 404 by our December 31, 2006 deadline, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or their impact on our operations because there is presently no precedent available by which to measure compliance adequacy. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we may be subject to sanctions or investigation by regulatory authorities, including the SEC or The NASDAQ National Market. This type of action could adversely affect our financial results, investors’ confidence in our company and our ability to access capital markets and could cause our stock price to decline. In addition, the controls and procedures that we will implement may not comply with all of the relevant rules and regulations of the SEC and The NASDAQ National Market. If we fail to develop and maintain effective controls and procedures, we may be unable to provide the required financial information in a timely and reliable manner.

Our board of directors may issue and fix the terms of shares of our preferred stock without stockholder approval, which could adversely affect the voting power of holders of our common stock or any change in control of MathStar.

Our board of directors is authorized, without stockholder action, to establish various classes or series of preferred stock from time to time and to determine the rights, preferences and privileges of any unissued classes or series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series and the description thereof, and to issue any such shares. Our board of directors may, without stockholder approval, issue shares of a class or series of preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of the common stock and may have the effect of delaying, deferring or preventing a change in control of us. See “Description of Our Securities—Undesignated Preferred Stock.”

We will not pay cash dividends on our common stock in the foreseeable future.

We intend to retain any earnings or cash flow to finance the development of our business. Accordingly, we do not anticipate the payment of cash dividends on our common stock in the foreseeable future. We have not paid any dividends in the past, and we may be restricted or prevented from paying cash dividends by loan covenants with any lenders.

Risks Related to This Offering

We have broad discretion to use the net proceeds from this offering and may not use them effectively.

We cannot specify with certainty the particular uses of the net proceeds that we will receive from this offering. Our management will have broad discretion in the use of the net proceeds, including for any of the purposes described in the “Use of Proceeds” section of this prospectus. Our stockholders may not agree with how our management chooses to allocate and spend the net proceeds. Our management’s failure to apply these funds effectively could have a material adverse effect on our business, revenue, financial condition and results of operations. Pending the use of funds we obtain from this offering, we may invest the net proceeds from this offering in short- to medium-term investment grade, interest-bearing securities, and there can be no assurance regarding the performance of these investments.

If you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of your investment.

Purchasers of common stock in this offering will pay a price per share that substantially exceeds the per share price paid by our existing stockholders and by persons who may exercise currently outstanding options and warrants or convert our 8% convertible promissory notes to acquire our common stock. Based on an assumed initial public offering price of $7.00 per share, which is the mid-point of our filing range, and assuming that the 475,238 shares subject to our restricted stock awards as of such date are outstanding, you will experience immediate dilution of $5.41 per share, representing the difference between our pro forma net tangible book value per share after giving effect to this offering and the initial public offering price. In addition, purchasers of common stock in this offering will have contributed 32.0% of the aggregate price paid by all purchasers of our stock but will own only 25.5% of our common stock outstanding after this offering. If all stock options and warrants outstanding as of June 30, 2005 were exercised and the principal amount of all of our 8% convertible promissory notes converted into shares of common stock, you would experience total dilution of $4.52 per share, assuming an initial public offering price of $7.00 and that the 475,238 shares subject to our restricted stock awards as of such date are outstanding.

An active trading market for our common stock may not develop.

Before this offering, there was no public market for our common stock. Although we are seeking approval for listing of our common stock on The NASDAQ National Market, an active trading market for our shares may never develop or be sustained following this offering. Further, we cannot be certain that the market price of our common stock will not decline below the initial public offering price or below the amount required to maintain a listing on The NASDAQ National Market. Should we fail to meet the minimum standards established by The NASDAQ National Market, we could be de-listed, meaning stockholders would be subject to limited liquidity. The initial public offering price for our common stock will be arbitrarily determined by negotiations between us and the underwriters. This initial public offering price may be higher than the market price of our common stock after the offering, and investors may therefore be unable to sell their common stock at or above the initial public offering price.

Our stock price will be volatile, meaning purchasers of our common stock in this offering could incur substantial losses.

Our stock price is likely to be volatile. The stock market in general and the market for semiconductor and other technology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above the initial public offering price. The market price for our common stock may be influenced by many factors, including:

•       the failure of our FPOAs to perform as anticipated;

•       the failure of our FPOAs to be accepted in the marketplace;

•       delays in the acceptance of our FPOAs in the marketplace;

•       changes in our relationships with our strategic partners;

•       adverse events with respect to our strategic partners;

•       disputes concerning patents or other proprietary rights;

•       our ability to design products to commercial or governmental standards;

•       litigation;

•       the condition of our balance sheet;

•       the departure of key personnel and our inability to replace such personnel in a timely manner;

•       future sales of our common stock;

•       variations in our financial results or those of companies that are perceived to be similar to us;

•       changes in accounting principles;

•       our failure to maintain adequate internal control over financial reporting or disclosure controls and procedures;

•       investors’ perceptions of us; or

•       general economic, industry and other market conditions.

If there are substantial sales of our common stock, our stock price could decline.

If our existing stockholders sell a large number of shares of our common stock or the public market perceives that existing stockholders may sell shares of common stock, the market price of our common stock could decline significantly. All of the shares being sold in this offering will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933. Substantially all of the remaining shares to be outstanding upon completion of this offering will be eligible for sale pursuant to Rule 144 upon the expiration of lock-up agreements executed in contemplation of this offering. See “Shares Eligible For Future Sale” and “Underwriting—Lock-Up and Related Agreements.”

We are obligated to file a registration statement on Form S-1 within 60 days following this offering to cover the resale of 982,143 shares subject to the conversion of the principal amount of our 8% convertible promissory notes, based on an assumed initial offering price of $7.00 per share, which is the mid-point of our filing range, and 366,715 shares subject to warrants issued in our private placement completed in April 2005. The registration statement will also cover the resale of up to 746,774 shares subject to warrants outstanding as of June 30, 2005. After 180 days of this offering, we intend to file a Form S-8 registration statement to register 3,410,743 additional shares of common stock that were authorized for issuance under our stock plans as of June 30, 2005. As of June 30, 2005, options to purchase 1,786,203 shares and restricted stock awards for 475,238 shares issued under such stock plans were outstanding. After these registrations become effective, shares subject to outstanding options and warrants, once the options or warrants are exercised, shares subject to restricted stock awards, once the awards are vested, and shares subject to the 8% convertible promissory notes, once the notes are converted, can be freely sold in the public market subject to the lock-up agreements referred to above and the restrictions imposed on our affiliates by Rule 144.

The anti-takeover provisions of the Delaware General Corporation Law, or the DGCL, may delay or prevent transactions that are favorable to our stockholders.

As a Delaware corporation, we are subject to provisions of the DGCL regarding “business combinations,” as that term is defined in the DGCL. We may, in the future, consider adopting additional anti-takeover measures. The anti-takeover provisions of the DGCL, as well as any future anti-takeover measures adopted by us, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of the company not approved by our board of directors. As a result, our stockholders may lose opportunities to dispose of their shares at favorable prices generally available in takeover attempts or that may be available under a merger proposal, and the market price, voting and other rights of the holders of common stock may also be affected. See “Description of Our Securities.”

FORWARD-LOOKING INFORMATION

This prospectus and any other written or oral statements made by or on our behalf may include forward-looking statements that reflect our current views with respect to future events and future financial performance. You can identify these forward-looking statements by our use of the words “believes,” “anticipates,” “forecasts,” “projects,” “could,” “plans,” “expects,” “may,” “will,” “would,” “intends,” “estimates” and similar expressions, whether in the negative or affirmative. We wish to caution you that any forward-looking statements made by us or on our behalf are subject to uncertainties and other factors that could cause such statements to be wrong. We cannot guarantee that we actually will achieve these plans, intentions or expectations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These statements are only predictions and speak only of our views as of the date the statements were made. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity and/or performance of achievements. We do not assume any obligation to update or revise any forward-looking statements that we make, whether as a result of new information, future events or otherwise.

Factors that may impact forward-looking statements include, among others, our abilities to maintain the technological competitiveness of our current products, develop new features for our products, successfully market our products, respond to competitive developments, develop and maintain strategic relationships with providers of complementary technologies, manage our costs and the challenges that may come with growth of our business and attract and retain qualified sales, technical and management employees. We are also affected by the growth and regulation of the semiconductor industry. Although we have attempted to list comprehensively these important factors, we also wish to caution investors that other factors may prove to be important in the future in affecting our operating results. New factors emerge from time to time, and it is not possible for us to predict all of these factors, nor can we assess the impact each factor or combination of factors may have on our business.

USE OF PROCEEDS

We estimate that the net proceeds from our sale of 4,000,000 shares of common stock in this offering will be approximately $24,225,000, or approximately $28,089,000 if the underwriters exercise their over-allotment option in full. This estimate is based upon an assumed initial public offering price of $7.00 per share, which is the mid-point of our filing range, less estimated underwriting discounts and offering expenses payable by us.

We intend to use these net proceeds approximately as follows:

Research and development of our FPOA chips	$8,400,000
Expansion of sales force and marketing efforts	6,500,000
Repayment of 8% convertible promissory notes	5,600,000
Working capital	3,725,000
Total	$24,225,000

A portion of the proceeds will be used to repay the outstanding principal amounts of the 8% convertible promissory notes, up to $5,500,000, plus accrued interest, which was $76,000 as of June 30, 2005. Interest accrues on the notes at an annual rate of 8% and is payable at maturity. The notes are payable in full on the earlier of 30 days after the closing date of an initial public offering, including this offering or, if no public offering is effective before April 2006, in April 2006, subject to our right to extend the maturity date for up to six months. The proceeds from the notes were used for research and development of our FPOA chips, expansion of our sales force and marketing efforts and as general working capital. The notes provide the note holders the option to convert the principal amount plus accrued interest into common stock at a beneficial conversion price equal to 80% of the price at which shares of common stock are sold in an initial public offering or $4.80 if no such offering is closed before the April 2006 maturity date of the notes or extension thereof.

Pending the uses described above, we intend to invest the proceeds of this offering in short- to medium-term, investment-grade, interest-bearing securities.

Although we expect to apply the net proceeds to the general categories in the amounts indicated above, our management will continue to evaluate the appropriate uses for our cash resources. We will make a proposed expenditure, including a capital expenditure, only as business needs dictate after an analysis of the costs and the benefits of the expenditure and an evaluation of whether the expenditure will satisfy our business goals established by management. Our management may change its plans in the future to allocate resources away from uses that do not satisfy such business goals.

We believe that the proceeds of this offering, combined with our existing capital resources, will be sufficient to support our operations for at least 12 months following the closing of this offering.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain our cash for the development of our business. We do not intend to pay cash dividends to our stockholders in the foreseeable future.

Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend upon then existing conditions, including our financial condition, results of operations, any contractual restrictions on the payment of dividends, capital requirements, business prospects and other factors our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2005 on an actual and an as adjusted basis. The “Actual” column reflects our capitalization as of June 30, 2005 on a historical basis, without any adjustments to reflect subsequent events. The “As Adjusted” column reflects our capitalization as of June 30, 2005 with adjustments to reflect the receipt by us of the estimated net proceeds from the sale of 4,000,000 shares of common stock by us in this offering at an assumed initial public offering price of $7.00 per share, which is the mid-point of our filing range.

	June 30, 2005(1)
	Actual	As Adjusted(2)
8% convertible promissory notes payable(3)	$2,240,000	$—
Stockholders’ equity:
Preferred stock, $.01 par value, authorized 10,000,000 shares; none issued and outstanding	—	—
Common stock, $.01 par value, authorized 90,000,000 shares; issued and outstanding, 11,702,262 shares actual and 15,702,262 shares as adjusted(4)	112,000	152,000
Additional paid-in capital	72,633,000	96,813,000
Accumulated deficit	(72,039,000)	(75,299,000)
Total stockholders’ equity	706,000	21,666,000
Total capitalization	2,947,000	21,666,000

(1)          Does not include contractual obligations for leased office space. The total obligations under the terms of the leases are currently estimated to be $103,000 per month but will increase if additional space is leased.

(2)          As adjusted amounts give effect to the issuance and sale of the shares of our common stock in this offering at an assumed initial public offering price of $7.00 per share, which is the mid-point of our filing range, and the receipt of the estimated net proceeds of approximately $24,225,000, after deducting the underwriting discount and estimated offering expenses payable by us. See “Use of Proceeds” and “Capitalization.” Upon the assumed repayment of the 8% convertible promissory notes, the remaining unamortized discounts related to the allocated fair value of warrants issued to the note holders and the beneficial conversion price of the notes ($3,260,000) is assumed to be charged to interest expense.

(3)          The face value of the 8% convertible promissory notes at June 30, 2005 was $5,500,000 and accrued interest was $76,000. This table assumes no conversion of the amounts due under the notes into shares of our common stock.

(4)   Reflects 11,227,024 shares included in our balance sheet at June 30, 2005 and an additional 475,238 shares subject to our restricted stock awards as of June 30, 2005.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock immediately after this offering. Net tangible book value per share represents the amount of our common stockholders’ equity divided by the number of shares of our common stock outstanding. All of the share and per share amounts in this “Dilution” section of this prospectus assume that the 475,238 shares subject to our restricted stock awards as of June 30, 2005 are outstanding. As of June 30, 2005, we had a net tangible book value of $706,000, or $0.06 per share of common stock. Assuming the sale by us of 4,000,000 shares of common stock offered in this offering at an assumed initial public offering price of $7.00 per share, which is the mid-point of our filing range, and after deducting the underwriting discount and estimated offering expenses, our as adjusted net tangible book value as of June 30, 2005 would have been $24,931,000, or $1.59 per share of common stock. This represents an immediate increase in net tangible book value of $1.53 per share of common stock to our existing stockholders and an immediate dilution of $5.41 per share to the new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$7.00
Net tangible book value per share as of June 30, 2005	$0.06
Increase in net tangible book value per share attributable to new investors	1.53
As adjusted net tangible book value per share after the offering		1.59
Dilution per share to new investors		$5.41

The following table sets forth on an as adjusted basis as of June 30, 2005 the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing holders of common stock and by the new investors in this offering at an assumed initial offering price of $7.00, which is the mid-point of our filing range, before deducting the underwriting discount and estimated offering expenses payable by us.

					Average
	Shares Purchased		Total Consideration		Consideration
	Number(1)(2)	Percent(3)	Amount	Percent	Per Share
Existing stockholders	11,702,262	74.5%	$59,386,000	68.0%	$5.07
New investors	4,000,000	25.5%	28,000,000	32.0%	$7.00
Total	15,702,262	100.0%	$87,386,000	100.0%

(1)          The foregoing discussion and tables are based upon the number of shares issued and outstanding on June 30, 2005, and assume no exercise of options or warrants outstanding as of that date. As of that date, there were 1,786,203 shares of our common stock issuable upon the exercise of options outstanding at a weighted average exercise price of $5.62 per share and 1,741,630 shares issuable upon the exercise of warrants outstanding at a weighted average exercise price of $5.55 per share. Assuming the exercise in full of all of our outstanding options and warrants as of such date and the conversion of the principal amount of our 8% convertible promissory notes and an initial offering price of $7.00 per share, which is the mid-point of our filing range, the pro forma net tangible book value at June 30, 2005 would be $2.48 per share, representing dilution per share to new investors of $4.52 or an immediate increase in pro forma net tangible book value of $0.90 per share. If all options and warrants outstanding are exercised in full, new investors would have contributed 24.9% of the aggregate capital but would own only 19.8% of our common stock outstanding after the offering and exercise of all outstanding options.

(2)          Excludes 400,000 shares of common stock issuable upon exercise of warrants issued to the underwriters in connection with this offering that will remain outstanding after this offering at an exercise price equal to $8.40, or 120% of the initial public offering price, based on an assumed initial offering price of $7.00, which is the mid-point of our filing range.

(3)          If the underwriters exercise their over-allotment option in full, which cannot be assured, our existing stockholders would own 71.8% and our new investors would own 28.2% of the total number of shares of our common stock outstanding after this offering.

SELECTED FINANCIAL DATA

You should read the following selected financial data together with our financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in this prospectus. We have derived the statements of operations data for the years ended December 31, 2002, 2003 and 2004 and the balance sheet data as of December 31, 2003 and 2004 from our audited financial statements which are included elsewhere in this prospectus. We have derived the statements of operations data for the years ended December 31, 2000 and 2001 and the balance sheet data as of December 31, 2000, 2001 and 2002 from our audited financial statements that are not included in this prospectus. We have derived the statements of operations data for the six months ended June 30, 2004 and June 30, 2005 and the balance sheet data as of June 30, 2005 from our unaudited financial statements included elsewhere in this prospectus. We have derived the statements of operations data for the cumulative period from the date of our inception, April 14, 1997, through June 30, 2005 from our unaudited financial statements for the period from our inception through June 30, 2005, and our unaudited financial statements, both of which appear elsewhere in this prospectus. Our unaudited financial statements as of June 30, 2005 and for the six months ended June 30, 2004 and 2005 include, in the opinion of our management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of our financial position and results of operations and cash flows. Our historical results for any annual or interim period are not necessarily indicative of results to be expected for a full year or for any future period. The net loss per share information is computed using the weighted average number of common shares outstanding.

	Year ended December 31,					Six Months Ended June 30,		Period from Inception (April 14, 1997) to
	2000	2001	2002	2003	2004	2004	2005	June 30, 2005
Statement of Operations Data:
Net revenue	$136	$—	$17	$50	$130	$—	$40	$786
Cost of sales					53	—	15	68
Gross profit	136	—	17	50	77	—	25	718
Operating expenses:
Research and development	1,334	3,121	3,440	7,903	5,192	2,160	4,578	25,811
Selling, general and administrative	609	2,670	2,840	3,221	3,691	1,823	2,458	15,674
Total operating expenses	1,943	5,791	6,280	11,124	8,883	3,983	7,036	41,485
Loss from operations	(1,807)	(5,791)	(6,263)	(11,074)	(8,806)	(3,983)	(7,011)	(40,767)
Other income (expense)	370	508	82	47	57	33	(469)	602
Loss from continuing operations	(1,437)	(5,283)	(6,181)	(11,027)	(8,749)	(3,950)	(7,480)	(40,165)
Loss from discontinued operations(1)	—	(8,346)	(23,528)	—	—	—	—	(31,874)
Net loss	$(1,437)	$(13,629)	$(29,709)	$(11,027)	$(8,749)	$(3,950)	$(7,480)	$(72,039)
Basic and diluted loss per share—continuing operations	$(0.45)	$(0.98)	$(0.94)	$(1.56)	$(0.95)	$(0.45)	$(0.67)
Basic and diluted loss per share—discontinued operations	$—	$(1.56)	$(3.59)	$—	$—	$—	$—
Basic and diluted net loss per share	$(0.45)	$(2.54)	$(4.53)	$(1.56)	$(0.95)	$(0.45)	$(0.67)
Weighted average number of common shares outstanding, basic and diluted	3,218,229	5,366,603	6,551,360	7,048,121	9,202,436	8,716,655	11,172,799
Unaudited pro forma net loss per share (basic and diluted)					$(1.01)		$(0.89)
Unaudited pro forma weighted average shares outstanding (basic and diluted)					9,216,305		11,210,635

	As of December 31,					As of June 30,
	2000	2001(2)	2002	2003	2004	2005
Balance Sheet Data:
Cash and cash equivalents	$15,885	$5,461	$4,773	$2,805	$4,132	$3,074
Working capital	15,780	4,636	4,469	1,809	3,904	629
Total assets	16,215	22,020	5,846	3,244	4,504	4,009
8% convertible promissory notes payable(3)	—	—	—	—	—	2,240
Total liabilities	130	1,166	724	1,152	487	3,303
Deficit accumulated during development stage	(1,445)	(15,074)	(44,783)	(55,810)	(64,559)	(72,039)
Total stockholders’ equity	16,085	20,853	5,122	2,092	4,017	706

(1)    Our acquisition of Digital MediaCom, Inc. in August 2001 resulted in a new and separate operating segment, the physical media device, or PMD, segment. In August 2002, due to events and changes in circumstances, which included a severe downturn in the market for the acquired in process PMD development projects. We committed to a plan to sell the PMD operating segment, which was comprised of the acquired Digital MediaCom operations. Accordingly, we tested the PMD assets for impairment and recorded a $13,306 goodwill impairment. This amount was included in the $23,528 loss from discontinued operations in 2002. On November 15, 2002, we sold or disposed of the assets of our PMD operating segment, including all of the valuable technology, property and equipment, licensed software and employees, for $1,752 in cash and the assumption by the buyer of $187 in liabilities. There was no gain or loss on the sale because the assets of the PMD operating segment were written down to their estimated net realizable value in August 2002.

(2)    The 2001 balance sheet data includes the assets and liabilities of the PMD operating segment that was discontinued in August 2002.

(3)    In April 2005, we sold $5,500 of our 8% convertible promissory notes. The note holders also received warrants to purchase 366,715 shares of our common stock at a per share price equal to 80% of the price at which shares of common stock are sold in an initial public offering or $4.80 is no such offering is closed before the April 2006 maturity date of the notes. The 8% convertible promissory notes provide the note holders the option to convert the principal amount plus accrued interest into common stock at a beneficial conversion price equal to 80% of the price at which shares of common stock are sold in an initial public offering or $4.80 if no such offering is closed before the April 2006 maturity date of the notes. However, the notes are payable in full 30 days after the date an initial public offering is closed. The carrying value of the notes is reported net of a $1,126 discount resulting from the allocated fair value of the warrants and net of a $2,502 beneficial conversion charge related to the beneficial conversion terms. We are amortizing these discounts from the face value of the notes to interest expense over their term or through the date of their conversion, or repayment, whichever is earlier. We have assumed that none of the 8% convertible promissory notes are converted and that principal and accrued interest at June 30, 2005 of $5,576 are paid with the proceeds of the offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes appearing at the end of this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of the prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Business Overview

We are a development stage fabless semiconductor company engaged in the development, marketing and selling of our high-performance, programmable platform chips and design tools required to program our chips. We have demonstrated working versions of our first chip and provided an early release of our design tools to a limited number of customers. To date, we have recognized only nominal revenue from research services provided under grants from governmental agencies, engineering services and sales of prototype chips and our field programmable object array, or FPOA, development kits.

We were incorporated in April 1997. In August 2001, we acquired Digital MediaCom, Inc. and began a new and separate operating segment, the physical media dependent, or PMD, segment. The primary business objective of the PMD segment was to develop in-process technology in high-speed serial interface chips for the 10-gigabit Ethernet market. In August 2002, we decided to cease operations of the PMD segment because of a severe downturn in the market for 10-gigabit Ethernet products. On November 15, 2002, we sold or disposed of the assets of our PMD operating segment, including all of the valuable technology, property and equipment, licensed software and employees, for $1,752,000 in cash and the buyer’s assumption of $187,000 of liabilities. The results of operations of the PMD segment are reported as discontinued operations in 2001 and 2002.

In January 2002, we decided to cease the development of the fixed-function chips that had been the goal of our research and development efforts until then and to switch to the development of a family of programmable platform chips. In November 2003, we initiated the fabrication of the first version of our FPOA chip with Taiwan Semiconductor Manufacturing Company, or TSMC, our chip fabrication contractor. In March 2004, TSMC delivered to us the first working silicon of that chip. Since that time, we have been principally engaged in further developments of our FPOA products and in marketing and selling our first FPOA to a small number of early customers. We expect to produce FPOA chips that are ready for a broader market release in the fourth quarter of 2005. We believe we will begin selling this version of our FPOA in the first quarter of 2006.

Financial Operations Overview

From inception through June 30, 2005, we had gross revenues of $786,000, a loss from continuing operations of $40,165,000, and a loss from our discontinued PMD operations of $31,874,000. At December 31, 2004, we had federal and state income tax net operating loss carryforwards of approximately $48,617,000. The operating loss carryforwards will expire in the calendar years from 2014 to 2024. At December 31, 2004, we had federal and state research credit carryforwards of approximately $2,503,000. The research credit carryforwards will expire in the calendar years from 2015 to 2024. Under the Internal Revenue Code of 1986, the utilization of these net operating loss and research credit carryforwards may be limited as a result of significant changes in our ownership.

Research and Development

Research and development expenses represent costs incurred for designing and engineering our FPOA chip and developing design tools and applications to enable customers to more easily program our chip. Research and development expenses consist primarily of salaries and related costs of our engineering organization, fees paid to third party consultants and an allocation of facilities and depreciation expenses. We expense all research and development costs related to the development of our FPOA. Development of certain design tools and applications include the development of software. Such research and development expenses are required to be expensed until the technological feasibility of the software is established. We determine technological feasibility based upon completion of a working model of the software. To date, the period between technological feasibility and general release of the software has been short, so virtually all of our software development costs relate to software development during the period before technological feasibility. Accordingly, all such costs have been charged to operations as incurred. We expect to incur significant additional research and development costs as we develop more chips using our FPOA technology.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of salaries and related costs of our sales and marketing and administrative staff, general corporate activities and an allocation of facilities and depreciation expenses. We anticipate that selling, general and administrative costs will increase as a result of increasing our sales and marketing and administrative staff to support sales of FPOA chips in worldwide markets and to support our growth and operation as a public company.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate our judgments related to accounting estimates. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

We have generated limited revenues since our inception. Revenue before 2002 resulted from contractual research and development services and was recognized as the services were performed. Customer payments received in advance of providing services were recorded as customer deposits. Costs related to this revenue consisted primarily of salary and related benefits of certain employees and were included in research and development expenses.

Revenue after 2002 resulted from the sale of prototype products and product development kits. We recognize revenue for these products when:

•       persuasive evidence of an arrangement exists;

•       delivery has occurred;

•       the sales price is fixed or determinable;

•       collectibility is reasonably assured; and

•       there are no post-delivery obligations.

During 2004 and the six months ended June 30, 2005, we made marketing support payments to one customer. Such payments are reported as a reduction of revenue in accordance with Emerging Issues Task Force, or EITF, Issue 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).

Accounts Receivable

Accounts receivable are initially recorded at fair value upon the sale of products or services to customers. They are stated net of allowances for uncollectible accounts, which represent estimated losses resulting from the inability of customers to make the required payments. When determining the allowances for uncollectible accounts, we take several factors into consideration, including our prior history of accounts receivable write-offs, the type of customer and our knowledge of specific customers. To date, we have not had any account write-offs, nor have we recorded an allowance for bad debts.

Stock-Based Compensation

We account for non-employee stock-based compensation awards based on the fair value of the equity instruments issued in accordance with the with Statement of Financial Accounting Standards, or SFAS, No. 123, Accounting for Stock-Based Compensation, and EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction With Selling, Goods or Services. Total stock compensation expense related to non-employee stock-based compensation awards totaled $27,000 and $50,000 in 2003 and 2004 and $188,000 in the six months ended June 30, 2005.

We account for stock-based compensation to employees under the intrinsic-value method of accounting prescribed by Accounting Principles Board, or APB, Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and disclose the effect of the differences which would result had we applied the fair value method of accounting on a pro forma basis, as permitted by SFAS No. 123. The minimum value method that we currently utilize to measure fair value assumes that our stock price volatility is zero. As a public company, we will no longer apply the minimum value method and will be required to estimate the fair value of employee stock-based compensation using an option pricing model that includes a volatility factor representative of a comparable public company. This will result in an increase in the estimated fair value of our employee stock options granted after completion of our initial public offering. In future accounting periods, the determination of valuation variables such as interest rates could also affect our expense computation.

The determination of the fair value of our common stock involves considerable judgment. In making this determination, we evaluated, among other things, our common stock transactions, current market conditions and operational milestones.

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R revised SFAS No. 123 and supersedes APB Opinion No. 25. The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based payments using APB Opinion No. 25, and requires that the compensation costs relating to such transactions be recognized in the statement of operations based upon the grant date fair value of those instruments. The revised statement is effective for us in the first quarter of 2006 which begins on January 1, 2006. We expect that adoption of SFAS No. 123R will result in charges to operations beginning in 2006. However, we have not yet determined the amount of such charges.

Income Taxes

We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. The asset and liability approach of SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the tax consequences of temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes using enacted tax rates in effect for the years in which the differences are expected to reverse. We have recorded a valuation allowance to offset our net deferred tax assets based upon our history of generating losses and the related uncertainty about our ability to generate sufficient taxable income to realize these benefits.

Results of Operations

Six Months Ended June 30, 2004 and 2005

Revenue and Cost of Goods Sold.   For the six months ended June 30, 2005, we generated revenue of $40,000 from the sale of FPOA product development kits. These product development kits included software that we licensed from a third party for the development of design tools for our FPOA chips. Costs of goods sold for the six months ended June 30, 2005 are the cost of the third party software licenses. The cost of producing our development kits are expensed as research and development costs as incurred because we do not anticipate substantial sales of the current version of the chip we have produced and because the aggregate cost of the development kits we expect to sell are immaterial. We generated no revenue during the six months ended June 30, 2004.

Research and Development.   For the six months ended June 30, 2005, research and development expenses increased 119% to $4,578,000 compared to $2,160,000 for the six months ended June 30, 2004. The $2,418,000 increase was primarily the result of increased payroll costs for hardware and applications development engineers ($377,000), increased costs for outside engineering and design consultants ($1,011,000) and increased product development costs, including fabrication and other material costs ($878,000). We needed to increase our internal engineering staff and engaged outside engineering consultants in order to complete the FPOA chip design and to continue development of our library of development algorithms for use by our customers. In March 2005, we completed the development of another version of our FPOA chip that corrected design flaws in the previous versions. We continue to use outside engineering consultants, but we anticipate that our use of such consultants will begin to decline as we build our internal staffing.

Selling, General and Administrative.   For the six months ended June 30, 2005, selling, general and administrative expenses increased $635,000 or 35% to $2,458,000 compared to $1,823,000 for the six months ended June 30, 2004. The $635,000 increase was primarily the result of increased payroll costs of $277,000 as we hired a chief operating officer, chief financial officer and vice presidents of marketing and other marketing staff during the six months ended June 30, 2005. Travel costs increased $91,000 due to our increased sales and marketing efforts, and we incurred $75,000 of consulting fees to assist us in these efforts.

Other Income (Expense).   For the six months ended June 30, 2005, we had net other expenses of $469,000 compared with other income of $33,000 for the six months ended June 30, 2004. In April 2005, we issued $5,500,000 of our 8% convertible promissory notes. The note holders also received warrants to purchase 366,715 shares of our common stock at a per share price equal to 80% of the price at which shares of common stock are sold in an initial public offering or $4.80 if no such offering is closed before the April 2006 maturity date of the notes. The notes provide the note holders the option to convert the principal amount plus accrued interest into common stock at a beneficial conversion price equal to 80% of the price at which shares of common stock are sold in an initial public offering or $4.80 if no such offering is closed before the April 2006 maturity date of the notes or extension thereof. The Company may extend the maturity of the notes for up to six months if an initial public offering is not closed on or before

April 28, 2006. However, the notes are payable in full 30 days after the date an initial public offering is closed. The carrying value of the notes is reported net of a $1,126,000 discount resulting from the allocated fair value of the warrants and net of a $2,502,000 beneficial conversion charge related to the beneficial conversion terms. We are amortizing these discounts from the face value of the notes to interest expense over their term or through the date of their conversion or repayment, whichever is earlier. For the six months ended June 30, 2005, we recognized interest expense of $490,000 related to these notes, which was partially offset by $26,000 of interest income earned on the investment of the note proceeds in money market funds. For the six months ended June 30, 2004, we had $33,000 of interest income earned on cash and cash equivalents.

Years ended December 31, 2003 and 2004

Revenue and Cost of Goods Sold.   For the year ended December 31, 2003, we recognized $50,000 of revenue compared to $130,000 of revenue for the year ended December 31, 2004, an increase of $80,000. Revenue for the year ended December 31, 2003 consisted of revenue from the sale to one customer of prototype chips. Revenue for the year ended December 31, 2004 consisted of revenue from selling product development kits. Costs of goods sold for the year ended December 31, 2004 are the cost of the third party software licenses. There were no third party software licenses included in the sale for the year ended December 31, 2003, and all costs of developing our prototype chips were expensed as research and development costs as incurred.

Research and Development.   Research and development costs decreased 34% or $2,711,000 from $7,903,000 for the year ended December 31, 2003 to $5,192,000 for the year ended December 31, 2004. The decrease was a result of lower payroll costs ($1,889,000), lower engineering and design consulting costs ($1,278,000) and lower licensed intellectual property costs ($240,000) offset by higher computer-aided design, or CAD, software license costs ($349,000) and higher product development costs ($225,000). During 2003, we reorganized our research and development efforts to execute on the change of focus from fixed function chips to reprogrammable platform chips. As a result of this change in focus, we reorganized our research and development staff by terminating the employment of some engineers and spending fewer dollars on consultants. All severance amounts were paid before December 31, 2003. We were also able to stop paying for licensed intellectual property. These cost savings were partially offset by additional costs for CAD software licenses and costs for prototype boards.

Selling, General and Administrative.   Selling, general and administrative costs increased 15% or $470,000 from $3,221,000 for the year ended December 31, 2003 to $3,691,000 for the year ended December 31, 2004. The increase was the result of increased payroll costs ($920,000) as we began building a marketing organization to commercialize our FPOA chip. This was partially offset by lower rent expense and lower depreciation as we consolidated facilities.

Other Income (Expense).   For the years ended December 31, 2003 and 2004, other income consisted of interest income from invested cash and cash equivalent balances and was $47,000 for 2003 and $57,000 for 2004. The increase in 2004 was primarily the result of a larger average cash and cash equivalent balance.

Years ended December 31, 2002 and 2003

Revenue and Cost of Goods Sold.   For the year ended December 31, 2002, we recognized $17,000 of revenue compared to $50,000 of revenue for the year ended December 31, 2003, an increase of $33,000. Revenue for the years ended December 31, 2002 and 2003 was from services and the sale of prototype chips. All costs of developing our technology and our prototype chips were expensed as research and development costs as incurred. Accordingly, there were no costs of goods sold associated with the revenues generated for either of the years ended December 31, 2002 or 2003.

Research and Development.   Research and development costs increased 130% or $4,463,000 from $3,440,000 for the year ended December 31, 2002 to $7,903,000 for the year ended December 31, 2003.

The increase is due to costs incurred to engineer and develop our FPOA chip. The increase is primarily the result of higher engineering payroll costs ($1,774,000), engineering and design consulting costs ($1,516,000), CAD license costs ($565,000), product development costs ($352,000) and licensed intellectual property costs ($310,000).

Selling, General and Administrative.   Selling, general and administrative costs increased 13% or $381,000 from $2,840,000 for the year ended December 31, 2002 to $3,221,000 for the year ended December 31, 2003. The increase is primarily the result of higher rent expenses ($786,000) partially offset by lower salary expenses ($487,000). The increase in rent expense was primarily due to increased space we occupied during 2003 compared to 2002. The decrease in salary expense was due to significant downsizing of selling and administrative staff in the second and third quarters of 2002 as we sought to limit our use of cash.

Other Income (Expense).   For the years ended December 31, 2002 and 2003, other income consisted of interest income from invested cash and cash equivalent balances and was $82,000 for 2002 and $42,000 for 2003. The decrease in 2003 was primarily the result of a smaller average cash  and cash equivalent balance.

Loss from Discontinued Operations.   Effective November 15, 2002, we sold the assets of our PMD operating segment for cash of $1,752,000 and the assumption by the buyer of $187,000 of related liabilities. As part of the transaction, 15 of our employees became employees of the buyer, and we terminated an additional 17 of our PMD operating segment employees. The loss from discontinued operations includes no revenues and consists principally of research and development expenses associated with the development of the PMD development projects and a $13,306,000 goodwill impairment charge recognized in August 2002. The goodwill impairment charge resulted from events and changes in circumstances which included a severe downturn in the market for the acquired 10-gigabit Ethernet products.

Liquidity and Capital Resources

Since inception on April 14, 1997, we have funded our cash flow needs principally through sales of our common stock, rights to purchase our common stock and 8% convertible promissory notes. During the period from April 14, 1997 to June 30, 2005, we raised net proceeds of $46,718,000 from sales of common stock and common stock warrants and $5,500,000 from sales of 8% convertible promissory notes and common stock warrants. During 2002, we received net proceeds of $13,658,000 from the issuance of common stock. During 2003, we received net proceeds of $2,493,000 from the issuance of common stock and $5,304,000 from the issuance of warrants to purchase our common stock. During 2004, we received net proceeds of $7,978,000 from sales of our shares for $4.80 per share in a private placement and net proceeds of $2,645,000 from the exercises of warrants to purchase our common stock. During the six months ended June 30, 2005, we received $176,000 from the exercises of warrants and proceeds of $5,500,000 from the sale of 8% convertible promissory notes and common stock warrants.

Net Cash Used in Operating Activities

Net cash used in operating activities was $15,241,000, $9,611,000 and $9,311,000 for the years ended December 31, 2002, 2003 and 2004. Net cash used in operating activities was $4,570,000 and $6,734,000 for the six months ended June 30, 2004 and 2005. Net cash used for operating activities for the year ended December 31, 2002 was to fund our on-going research and development activities, the research and development activities of our discontinued PMD operating segment, and our selling, general and administrative costs. Net cash used for operating activities for the years ended December 31, 2003 and 2004 and for the six months ended June 30, 2004 and 2005 was to fund our on-going research and development activities and our selling, general and administrative costs.

Net Cash Provided (Used) by Investing Activities

Net cash provided by investing activities was $1,376,000 for the year ended December 31, 2002. The cash provided by investing activities for the year ended December 31, 2002 related to the cash proceeds from the sale of the PMD segment of $1,752,000 partially offset by approximately $376,000 expended for the purchase of property and equipment. No cash was used in investing activities for the year ended December 31, 2003, and $13,000 was used in investing activities for the year ended December 31, 2004 for the purchase of property and equipment. There were no investing activities for the six months ended June 30, 2004 and 2005.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was $13,178,000, $7,643,000 and $10,651,000 for the years ended December 31, 2002, 2003 and 2004. Net cash provided by financing activities was $7,546,000 and $5,676,000 for the six months ended June 30, 2004 and 2005. For all of these periods, financing cash flows consist of the proceeds from the issuance of common stock and warrants for the purchase of common stock, the  exercise of common stock warrants, the exercise of stock options and, during the six months ended June 30, 2005, the issuance of $5,500,000 of our 8% convertible promissory notes and related common stock warrants.

Contractual Cash Obligations

The following tables show the future payments that we are obligated to make based on agreements in place as of the dates indicated (in thousands):

December 31, 2004	Due in the Year Ended December 31,
	2005	2006	2007	2008	2009	Thereafter	Total
Operating leases	$1,316	$1,370	$463	$—	$—	$—	$3,149
Purchase obligations	874	—	—	—	—	—	874
Consulting agreements	113	—	—	—	—	—	113
Total	$2,303	$1,370	$463	$—	$—	$—	$4,136

June 30, 2005	Six Months Ending December 31,	Due in the Year Ended December 31,
	2005	2006	2007	2008	2009	Thereafter	Total
Operating leases(1)(2)	$530	$1,218	$512	$148	$148	$178	$2,734
Purchase obligations	359	—	—	—	—	—	359
Consulting agreements	38	—	—	—	—	—	38
8% convertible promissory notes payable(3)	—	5,940	—	—	—	—	5,940
Total	$927	$7,158	$512	$148	$148	$178	$9,071

(1)          In June 2005, we signed a lease on facilities in Hillsboro, Oregon which commits us to make minimum operating lease payments of $113,000 in 2006, $139,000 in 2007, $144,000 in 2008, $148,000 in 2009, $152,000 in 2010 and $26,000 in 2011, for a total of $722,000.

(2)          In July 2005, we signed a lease on facilities in San Jose, California which commits us to make minimum operating lease payments of $2,000 in 2005, $7,000 in 2006, $7,000 in 2007 and $5,000 in 2008, for a total of $21,000.

(3)          In April 2005, we issued $5,500,000 of our 8% convertible promissory notes and common stock warrants. Principal and interest on the notes are payable in full the earlier of 30 days after the closing date of an initial public offering, including this offering, or, if no public offering is effective before April 2006, in April 2006, subject to our right to extend the maturity date for up to six months. The balance shown includes interest at maturity in April 2006. At the option of the note holders, the principal amount and accrued interest on the notes may be converted into shares of our common stock within 20 days after the closing date of an initial public offering.

Our future capital requirements will depend on many factors, including our sales growth, market acceptance of our existing and new FPOA chips, the amount and timing of our research and development expenditures, the timing of our introduction of new chips, the expansion of our sales and marketing efforts and working capital needs. We believe that our net proceeds from this offering, combined with our existing capital resources, will be sufficient to meet our capital and operating needs for at least 12 months after the closing of this offering. However, our long-term financing requirements will depend significantly on our ability to penetrate the market with our FPOA chip technology. If existing cash, cash equivalents and cash generated from this offering are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities. If additional funds are raised through the issuance of debt or equity securities, these securities may have rights senior to those associated with our common stock, and they could contain covenants that would restrict our operations. Any additional financing may not be available in amounts or on terms acceptable to us, or at all. If we are unable to obtain this additional financing, we may be required to reduce the scope of or cease our planned product development and sales and marketing efforts. The report of our independent registered public accounting firm contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern.

Off-Balance Sheet Arrangements

We do not currently have, nor have we ever had, any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not engage in trading activities involving non-exchange traded contracts. As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in these relationships.

Quantitative and Qualitative Disclosures about Market Risk

Our exposure to market risk is confined to our cash equivalents. We have invested in high-quality financial instruments, primarily money market funds, federal agency notes and asset-backed securities, which we believe are subject to limited credit risks. The effective duration of the portfolio is less than three months, and no individual investment has an effective duration in excess of one year. We currently do not hedge interest rate exposure. Due to the short-term nature of our investments, we do not believe we have any material exposure to interest rate risk arising from our investments.

We have granted restricted stock awards to some of our employees that vest upon the effective date of an initial public offering of our equity securities, including this offering, the sale or other transfer of all or substantially all of our assets, our liquidation or dissolution, any person becoming the owner of more than 50% of our outstanding securities who was not previously the owner of at least 50% of such securities, or a merger if our stockholders immediately before the effective date of such merger own immediately after such effective date securities of the surviving company representing less than 50% of the surviving corporation’s securities. In addition, our board or the compensation committee of our board has the power to delay the vesting of the shares of restricted stock subject to the awards for up to one year after the occurrence of any such event. We will record compensation expense for these restricted stock awards grants upon vesting equal to the fair value of the underlying shares.

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, Inventory Cost. SFAS No. 151 amends the guidance in Accounting Research Bulletin, or ARB, 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material or spoilage. Paragraph 5 of ARB 43, Chapter 4, previously stated that “under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges.” SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, SFAS No. 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS No. 151 will be effective for us in the first quarter of 2006, which begins January 1, 2006. We do not expect the adoption of SFAS No. 151 to have a material effect on our financial statements.

In December 2004, FASB issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R revised SFAS No. 123 and supersedes APB Opinion No. 25. The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based payments using APB Opinion No. 25 and requires that the compensation costs relating to such transactions be recognized in the statement of operations based upon the grant date fair value of those instruments. The revised statement is effective for us in the first quarter of 2006, which begins on January 1, 2006. We expect that adoption of SFAS No. 123R will result in charges to operations beginning in 2006. However, we have not yet determined the amount of such charges.

Under SFAS No. 123R, we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation costs and the transition method to be used at the date of adoption. The transition methods include prospective and retroactive adoption alternatives. Under the retroactive adoption alternative, prior periods may be restated for all periods presented. Because we have historically followed the minimum value method permitted by SFAS No. 123, the prospective method will require that we record compensation expense only for options issued after adoption of SFAS No. 123R,  while the retroactive method would require us to record compensation expense for all unvested stock options beginning with the first period restated.

Quarterly Results of Operations

	Three Months Ended
	Mar. 31,	June 30,	Sep. 30,	Dec. 31,	Mar. 31,	June 30,	Sep. 30,	Dec. 31,	Mar. 31,	June 30,
	2003	2003	2003	2003	2004	2004	2004	2004	2005	2005
	(In thousands, except per share data)
Net revenue	$—	$—	$50	$—	$—	$—	$100	$30	$15	$25
Cost of sales	—	—	—	—			45	8	7	8
Gross profit	—	—	50	—	—	—	55	22	8	17
Operating Expenses:
Research and development	1,675	1,841	2,141	2,246	1,280	880	1,342	1,690	2,572	2,006
Selling, general and administrative	667	753	787	1,014	836	987	973	895	1,023	1,435
Total operating expenses	2,342	2,594	2,928	3,260	2,116	1,867	2,315	2,585	3,595	3,441
Loss from operations	(2,342)	(2,594)	(2,878)	(3,260)	(2,116)	(1,867)	(2,260)	(2,563)	(3,587)	(3,424)
Other income (expense)	12	12	17	6	14	19	14	10	7	(476)
Net loss	(2,330)	(2,582)	(2,861)	(3,254)	(2,102)	(1,848)	(2,246)	(2,553)	(3,580)	(3,900)
Basic and diluted net loss per share(1)	$(0.33)	$(0.37)	$(0.41)	$(0.46)	$(0.25)	$(0.20)	$(0.24)	$(0.26)	$(0.32)	$(0.35)
Weighted average number of common shares outstanding	7,044,162	7,044,162	7,044,162	7,059,871	8,332,591	9,100,719	9,468,621	9,925,102	11,155,308	11,191,573

(1)                Quarterly basic and diluted net loss per share may not add up to reported annual loss per share due to rounding.

BUSINESS

Overview

Today’s modern electronic devices and systems offer better functionality, better performance, smaller size, lower power and lower price than ever before. These advantages are largely derived from the increasing capabilities of silicon integrated circuits, or chips. It is the availability of these integrated circuit chips that fuels improvements in a wide range of system solutions, which, in turn, creates increased demand for even higher performance chips. System-level designs in many modern applications, such as image and media processing, require hundreds of billions of computations per second of digital processing performance in order to compete in today’s markets. To achieve these computational rates, many of these applications currently use special-purpose application specific integrated circuits, or ASICs, tailored to one specific product application. The primary advantages of using ASIC technology are low per unit cost and high performance. The principal challenges associated with developing applications using ASICs are increasing development costs and the inability to change the chips’ function as applications and algorithms evolve. Development costs have become high enough that ASICs tend to be used for only higher volume applications because high development costs can be amortized over a large unit volume. These challenges have caused system designers to seek alternative solutions. One of the alternative solutions available to designers is the field programmable gate arrays, or FPGAs. Because FPGAs are reprogrammable, they can accommodate changes in the chip as applications and algorithms evolve. However, by their nature, FPGAs have lower performance and higher per unit cost than ASICs. We believe that these disadvantages limit the applications that can be effectively served by the FPGA architecture. We have introduced a new chip architecture that combines the cost and performance advantages of ASICs with the programmability of FPGAs.

We design, develop and market a new class of logic platform chips we call field programmable object arrays, or FPOAs. FPOAs are high-performance, reprogrammable integrated circuits based on our proprietary silicon object technology. FPOAs provide a new way of implementing high-performance functions in silicon integrated circuits. An FPOA consists of very small, pre-designed, high-speed computing and data storage elements, or silicon objects, arranged in a grid pattern, along with internal and external memory and data input and output channels. The grid of silicon objects is overlaid with a high-speed interconnection system, creating the silicon object array. This array of objects and interconnect matrix is programmed to execute unique customer applications. Each of our silicon objects can execute its function at a rate of up to one billion times per second, which is up to four times faster than commercially available programmable logic devices. Our first FPOA contains 400 silicon objects, and each of these can operate simultaneously, creating a chip capable of executing 400 billion computational operations per second.

We believe an additional advantage of the FPOA is derived from the programming architecture of the chip. Traditional FPGAs require programming at the gate level. Gates are the most basic building blocks of digital systems and, by themselves, implement only very rudimentary functions. In contrast, silicon objects are programmed at the object level to implement higher level functions, which involves designing hundreds of objects rather than millions of gates. This means the design team can focus more on the chip’s system level functionality and less on detailed implementation issues. We believe this will reduce development time and cost and improve overall system performance as compared to other methods of chip design.

FPOAs combine the low development cost, rapid time-to-market and extended time-in-market advantages of existing programmable logic devices while delivering the low per unit cost and high-performance advantages of ASICs. We believe that FPOAs are ideally suited to implement high-performance algorithmic functions across a wide spectrum of digital applications. We are introducing the FPOA into markets that will benefit from our chip’s high performance. Initial target markets for our

FPOA include high-performance video and image processing, machine vision, such as automated inspection systems, and military/aerospace applications.

Examples of applications where FPOAs appear to offer a superior solution based on discussions with existing and potential customers include:

•       A machine vision system manufacturer needs to design a high-performance imaging board to process the image data from multiple high-resolution, high-frame rate camera inputs in real time.

•       A high-performance spectrum analyzer designer wants a flexible signal sampling design that can process 16-bit resolution data at billions of samples per second.

•       A high-performance display manufacturer wants to design a board that can be programmed in the field to handle individual high-definition MPEG-4 video streams or multiple TV-quality MPEG-4 video streams.

•       An engineer designing a computer tomography, or CT, scanner wants to migrate its image processing sub-system from a 16-slice image mode to a 32-slice without requiring its customers to upgrade their hardware.

•       A military/defense contractor wants to perform image processing in multiple wavelengths, such as visible and infrared, and execute complex pattern detection algorithms in real time.

We will sell the FPOA chips in a blank state as standard off-the-shelf products. Our chips can be programmed for application-specific functionality by using a combination of industry-standard design tools, our physical-layer software design tools and our library of pre-programmed algorithms. Although the programming process is very similar to how FPGAs are programmed, we believe programming at the object level will prove to be more efficient than programming at the gate level. We currently have a limited supply of our first 400-object FPOA chips available for sale along with the development boards and software design tools used to program the FPOA.

Industry Overview

The digital integrated circuits used in most electronic systems can be broadly categorized into three classifications:

•       processors, which are used for control and computing tasks;

•       memory devices, which are used for storing program instructions and data; and

•       logic devices, either fixed or programmable, which are used for managing the interchange and manipulation of digital signals within a system; logic devices contain interconnected groupings of simple logical “and” and “or” and other logic functions, known as gates, to create more complex functions, and these complex combinations of individual gates are required to implement specialized logic functions required for a system.

ASIC and FPGA Technologies

Currently, two of the most common methodologies used to design logic devices are the application specific integrated circuit, or ASIC, and the programmable logic device, or PLD. The principal sub-category of PLDs against which our FPOA chip will compete is field programmable gate arrays, or FPGAs. These design methods compete against each other because they may be used in the same types of applications in electronic systems. Each of the design methods places a different emphasis on the trade-off between design complexity and design cost versus the performance and per unit cost that can be achieved. System designers must consider the often conflicting requirements of life-cycle costs, time-to-market and relative performance when making decisions on which design methodology to use.

The functionality of an ASIC is fixed during the design process and typically is intended for a single application. ASICs are custom designed specifically for the needs of one customer. ASICs’ design costs and development schedules have increased dramatically as semiconductor fabrication technologies have advanced, allowing more functionality in a smaller chip but significantly increasing design complexity. In recent years, fabrication process technologies called process geometries, which are measured in nanometers, or nm, have progressed from 130 nm to 90 nm to 65 nm. This progression is expected to continue to even smaller geometries or greater densities. The total design costs for an ASIC application at the 130 nm geometry, including design, mask set creation and prototype fabrication, can be as much as $20 million. However, the per unit manufacturing cost of ASICs is lower than FPGAs due, in part, to the smaller chip size possible with ASICs, enabling more chips per silicon wafer processed. Although the use of ASICs can result in optimized chip performance, due to their high design costs and long development schedule, they are generally viewed as cost effective only for large-volume applications.

FPGAs are purchased in blank states and are configured or programmed by the customer into combinations of specific logic or algorithmic functions. The system designer may choose already existing intellectual property cores, which are pre-verified building blocks, to implement standard system-level functions. The system designer then programs the FPGA chip with the specific functionality required for the end product, a design process that takes less development time than for an ASIC. Although FPGAs have lower upfront silicon design costs than ASICs, their per unit manufacturing cost is usually higher than an ASIC that can perform the same system function primarily because the FPGA requires a larger chip size.

Application specific standard products, or ASSPs, are basically the same as ASICs except that ASSPs are sold as standard off-the-shelf products to fit the needs of a broader range of customers. In addition, ASSPs usually require system design changes to accommodate the ASSP chip rather than the chip being designed for the specific requirements of the system.

Another prevailing technology is called the digital signal processor, or DSP. DSP chips fall into the category of processors. They are fully programmable devices much like a standard microprocessor found in a typical computer but have additional features that make them better suited to computing the types of mathematical algorithms found in signal processing systems. Cell phone manufacturers are the biggest consumers of DSP chips by volume, although there are many other applications.

The Growth of Programmable Logic

Manufacturers of electronic systems are increasingly attracted to solutions that can reduce product development time and cost and shorten time-to-market. The typical ASIC design time to first silicon is about 18 months, while the design time for a corresponding FPGA is about 12 months. The shorter development cycle of programmable logic is a direct result of the development process steps the designer must go through to complete a design. The development process for an ASIC involves the complex task of using basic logic elements such as “and” and “or” gates to construct complex functions and algorithms. These blocks of logic are then expressed as transistor circuits that are physically implemented in a form that can be built as a silicon chip. The FPGA development process typically involves the same initial steps. However, instead of reducing the logic blocks to physical circuits, the logic functions are programmed into pre-designed blocks of logic, thus reducing the time-to-market for FPGAs as compared to ASICs. The FPGA vendors offer a range of products that contain differing numbers of blocks of logic targeting a range of different applications. The number of new programmable logic designs initiated by customers of ASIC and FPGA vendors indicates the industry’s growing interest in programmable logic devices. According to publicly-available information from Gartner/Dataquest, the number of new ASIC design starts began to decline from approximately 10,000 new designs in 1998 to less than 4,000 in 2004. During the same period, the capabilities of FPGAs as measured by the number of logic cells was being increased to the point that high performance FPGAs were suitable for the implementation of much larger portions of a system design, thus representing a viable alternative to ASICs.

Manufacturers of electronic systems may prefer programmable logic, rather than fixed-function ASICs, for the following reasons:

•       Programmable logic offers much more flexibility during the design cycle because design iterations are simply a matter of changing the programming file, and the results of design changes can be seen immediately.

•       Programmable logic does not require long lead times for prototypes or production parts—the blank chips can be available immediately from distributor inventory, eliminating costly inventory shortages and potential obsolete inventory.

•       Programmable logic does not require the high engineering expenses associated with designing chips and the purchase of expensive mask sets because the chips are pre-designed and available off-the-shelf.

•       FPGAs can be reprogrammed even after a piece of equipment is shipped to a customer, providing the ability to upgrade the equipment with new features and functions after they are deployed in the field.

•       The cost of implementing a given function using an FPGA chip is decreasing as manufacturers adopt smaller process geometries, reducing the per unit cost advantage of ASICs.

•       The smaller process geometries of ASIC design continues to increase the mask costs and development schedules for these custom chips.

Our FPOA Chip

Our FPOA chip is a proprietary reprogrammable integrated circuit chip that provides a new way of implementing high-performance digital algorithms and logic. Our FPOA chip will compete in the marketplace principally with FPGAs but also with ASICs, ASSPs and DSPs. We believe market forces that are causing more designers to use programmable logic will cause many customers to consider FPOAs, and that some of these customers may select our FPOA products due to their superior performance.

Our highly integrated FPOA chips consist of a set of custom-designed high-level objects, each optimized to perform a set of mathematical and/or logic functions. The user implements complex solutions by programming and interconnecting the silicon objects rather than designing with traditional low-level logic gates. This method is expected to reduce design time and expense and improve overall system performance. Our first FPOA contains an array of 400 objects and is fabricated using an industry-standard, 130 nm complementary metal oxide silicon, or CMOS, process technology. The set of objects in this initial array are designed to be useful in a wide range of applications.

We believe FPOA integrated circuits have significant competitive advantages over the traditional ASIC and FPGA chips in applications requiring high performance, rapid time-to-market and lower manufacturing cost for the following reasons:

•       Each object in the FPOA operates at a speed of up to one GHz, which is up to four times the speed of FPGAs.

•       In high-performance applications, our FPOAs have a per unit manufacturing cost advantage over FPGAs. In many cases, the FPOA architecture will realize solutions that have a higher functional density than typical FPGAs, reducing the amount of silicon required for a given design.

•       The size and performance advantages of FPOAs will often result in system implementations that use fewer total chips. Reducing the number of chips means smaller, lower-power solutions.

•       Our FPOA architecture simplifies the silicon design process. ASIC and FPGA devices require the designer to perform the complex task of implementing algorithms using millions of individual logic gates. FPOA designers implement these algorithms by programming a few hundred interconnected silicon objects, reducing design costs and improving overall system performance and time-to-market.

Key technical characteristics of our initial FPOA chip include the following:

•       Each FPOA contains a diverse set of 400 objects that operate at a speed of up to one GHz per object to address a wide range of application requirements.

•       Each object is programmed and executes independently, providing up to 400 billion operations per second of total chip performance.

•       Each object can be easily connected to any other object in a deterministic manner.

•       Each FPOA is scalable in performance and power, delivering up to 10 billion operations per second per watt of power.

•       Each FPOA provides a variety of flexible, high-performance input/output, simplifying overall system design.

•       Each FPOA can be reprogrammed in the field to prolong the useful life of the system.

An FPOA chip consists of silicon objects, memory and input/output, which are arranged in a grid pattern and programmed to execute unique customer applications. The array is surrounded by blocks of high-speed local memory and high-speed input/output for communicating with external memory and other system devices. The objects, interconnects and input/output can be programmed to create a completely customized chip.

We are developing a library of different silicon object types that can be inserted in the array in any pattern. Our object types include an arithmetic logic unit, a truth table, a register file and a multiply/accumulate unit. We are designing additional object types, including content addressable memory and cyclical redundancy check. Each of these object types can be programmed to perform a number of different functions, thus enabling this relatively small number of object types to satisfy a wide range of applications. Each of the object types shares a common interface to the interconnect system. This interface allows us to quickly and easily add object types into the array and rearrange the objects within the array to create new chips optimized for particular applications and algorithms. We plan to enhance the existing set of object types and develop new object types to expand our market opportunities.

The interconnect system is an important element of the FPOA architecture. This system is configured in the programming process in a manner similar to the programming of the objects. The interconnect provides both the communication between objects, allowing them to work together, and the isolation, enabling each object to operate independently up to a speed of one GHz. The architecture consists of nearest neighbor connections and party line connections. The nearest neighbor connections are local connections among groups of adjacent objects, allowing local clusters of objects to cooperate very efficiently. The party line connections provide the means for any object anywhere in the array to communicate with any other object. We believe the combination of nearest neighbor and party line connections enable the FPOA to achieve unique versatility and performance.

We offer a customer development kit consisting of an FPOA chip, a prototype board and software design tools. This kit enables our customers to create an FPOA design, simulate the functionality and performance of the design, program the FPOA and test the chip using a standard personal computer. We currently have a limited supply of our first FPOA chips available for sale.

We are developing, and plan to provide our customers access to, a library of application programs for our FPOA. To date, we have implemented and offer eight different application algorithms, including fast fourier transforms, digital filters and digital encoders. These applications are fully tested and documented, allowing our customers to use them as is or to easily modify them for their specific needs. We plan to continue to develop applications to support our target markets and to locate the entire library on our website for easy access by designers. We believe this specialized customer support will help speed adoption of the FPOA.

Application Design Tools

Our strategy is to form strategic relationships with electronic design automation companies to jointly develop design tools to be offered for sale by us and also directly by those companies.

In November 2003, we entered into a strategic relationship with Summit Design, Inc. This relationship resulted in the integration of our FPOA-specific design tools into the Summit Design Visual Elite tool suite, which is an electronic system-level tool. An electronic system-level tool enables the system designer to work at the system level rather than at the component level using higher-level languages to design and simulate the functionality and performance of an entire system in a software environment rather than as hardware prototypes. Visual Elite is an integrated design environment based on the industry-standard language, SystemC, that enables system designers to progress through different levels of system design until they produce working implementations of a system. These design tools provide an integrated environment in which to design, simulate and program FPOAs. The design tools run on a standard personal computer.

In addition to the Summit FPOA design tools, we developed physical-layer design tools called COAST that are integrated into the tool environment. The COAST tools are used to program objects and configure nearest neighbor and party line connections to implement a specific algorithm or logic design. We have the first generation of the COAST program that assigns the software code to particular objects in the array and configures nearest neighbor and party line connections to perform the necessary functions. We plan to continue to enhance the automated COAST program to allow the system designer to focus on designing the algorithm and logic and not on programming the FPOA. We plan to expand FPOA technology to other electronic design automation tool environments using industry-standard technologies and interfaces.

Custom FPOA applications are created by programming a customer’s new and existing algorithms directly to the FPOAs using our COAST design tools at the physical level and Summit design tools at the functional level. We train customers and prospective customers in the use of our design environment to enable them to design systems with FPOAs, taking full advantage of the FPOA’s advanced object capabilities and their reprogrammability. Currently, one customer is using our design tools to program its FPOAs, while the other customers have engaged us to program their FPOAs for them.

Competitive Position

We believe that important competitive factors in the logic industry include:

•       product pricing;

•       time-to-market;

•       product performance, reliability, power consumption and density;

•       field reprogrammability;

•       adaptability of products to specific applications;

•       ease of use and functionality of software design tools;

•       functionality of predefined cores of logic;

•       access to leading-edge process technology; and

•       ability to provide timely customer service and support.

Competition among semiconductor companies is most intense during the design win phase of a customer’s design. A design win is a customer’s selection of a particular vendor’s chip for use in the customer’s electronic system. When a customer has decided to use FPGAs instead of ASICs or ASSPs, and after a particular FPGA vendor is selected, customers tend not to switch FPGA vendors because of the high cost to switch FPGAs after an electronic system has been designed and prototyped. It is also due to the familiarity of the customer’s engineering staff with the FPGA vendor, its products and its design tools. We believe that a potential customer’s familiarity with FPGA products and design tools as opposed to FPOA products and design tools will be one of the biggest challenges we face in any given customer opportunity.

We have identified a range of diverse semiconductor companies that are participating in the reprogrammable or reconfigurable markets, including the leading FPGA companies. We expect to compete primarily with the high-performance FPGA products marketed by Xilinx, Inc., which markets the Virtex™ line, and Altera Corporation, which markets the Stratix™ line. We believe that compared to FPGAs, our FPOA has substantial competitive advantages, especially in the areas of higher performance, faster time-to-market and lower manufacturing cost.

We have also identified several smaller startup companies developing chips that seem to be directed toward the same goals as our FPOA. It is our belief that an FPOA-like architecture will become increasingly attractive to system designers, and that new companies with FPOA-like architectures will enter the market while we are actively marketing our FPOA products. We believe the performance of our FPOA, combined with our early entry to the market, will positively differentiate us from other startups.

Target End Markets and Applications

To address the inevitable market adoption risks faced by any new technology, we intend to seek those market segments that will benefit the most from the capabilities of the FPOA architecture. We expect that these initial target market segments will have the following characteristics:

•       applications that demand higher performance than currently can be served by high-performance digital signal processors or FPGAs;

•       applications that demand the reprogrammability of FPGAs but cannot justify the high per unit production cost of FPGAs;

•       applications that demand high performance but are not expected to generate the production volume that would warrant the expense of an ASIC development; or

•       applications where reprogrammability is a requirement, thus deterring the designer from using an ASIC.

We believe the following end user markets have these characteristics and are ideally suited to take early advantage of the FPOA architecture:

•       Machine vision;

•       Test and measurement;

•       High definition video (such as MPEG-4 and H.264);

•       Medical imaging;

•       High performance imaging (such as JPEG 2000);

•       Military/defense and aerospace digital signal processing; and

•       Cellular wireless base stations (3G and WiMAX).

Most of our early customers are in the military/defense and aerospace markets, and we are now targeting the commercial machine vision, test and measurement and medical imaging markets. We believe some segments of these markets desire the high-performance processing and reprogrammability that the FPOA architecture offers.

Machine vision is the application of computer vision to factory automation. Just as human inspectors working on assembly lines visually inspect parts to judge the quality of workmanship and adherence to dimensional tolerances, machine vision systems use digital cameras and image processing software to perform similar inspections. A machine vision system is an electronic system that makes decisions based on the analysis of digital images. In their report, Machine Vision Markets 2004 Results and Forecasts to 2009, the Automated Imaging Association states that the machine vision market was $8.1 billion in 2004 and will grow to $15.7 billion in 2009.

Test and measurement includes both general purpose systems, such as oscilloscopes and logic analyzers, and automated test equipment for various industries, including semiconductor test and manufacturing. According to Frost and Sullivan’s report, World General Purpose Test & Measurement Equipments Market, this market was $7.5 billion in 2004. The amount spent for FPGA components in 2004 was $204 million, according to publicly-available information from Gartner/DataQuest.

Medical imaging includes systems used in x-ray, ultrasound, computer tomography (CT), magnetic resonance imaging (MRI), positron emission technology (PET) and three dimensional imaging in the medical industry. The conversion of the medical industry from analog to digital will be transforming the medical industry for many years to come. According to Frost and Sullivan’s report, Semiconductors in Medical Imaging, there are many opportunities for semiconductor companies to participate in this transition. It reported that the semiconductor opportunity in the medical imaging market was $1.2 billion in 2004 and will grow to $1.9 billion in 2008 and that $118 million of the $1.2 billion market in 2004 was spent on FPGAs.

Business Strategy

Our initial goal is to introduce FPOA technology into those market applications that prioritize high performance because the FPOA offers performance advantages over competing technologies. Most of our early customers are in the military/aerospace markets, and we are now targeting commercial applications in machine vision, test and measurement and medical imaging. We expect to continue to expand our efforts in additional target markets as we expand our capabilities. We expect demand for our FPOA chips will be driven by the end users’ needs to lower their per unit costs and for programmability in a low-priced, high-performance logic device.

Our business strategy is to focus our sales and marketing efforts on commercial applications that can reach volume shipments in the range of 10,000 to 500,000 units. At the high end of this range, the high per unit cost of FPGAs becomes a deterrent to their use, and at the low end of this range, the development cost of ASICs is an equally strong deterrent.

In order to accelerate our initial market penetration, we anticipate that we will offer FPOAs at a lower cost to customers than existing FPGAs. We believe we can do so without sacrificing gross margin because the silicon area of an FPOA is smaller than a high-performance FPGA when using the same process geometries, giving us a comparative cost advantage. In silicon fabrication, cost and size are directly related. The larger silicon area required to implement the architecture of FPGAs results in higher fabrication costs than our FPOA. We intend to follow the same fabrication migration as FPGAs to smaller process geometries, such as 90 nm and 65 nm.

We anticipate that the challenges of adopting a new technology will cause some markets to be slower to use our FPOA architecture. We believe the customers that require the high performance the FPOA provides will more readily adopt our architecture. If a customer feels it can achieve a new performance level and competitive advantage for its system, we expect the customer will have a greater incentive to pursue our new technology and to become proficient in our design methodology. Once we have worked through an initial design with a given customer, we expect the customer should be familiar enough with our chips and design tools to award additional design wins to us.

Our initial FPOA chip provides the basis for a family of FPOA chips that will serve as targeted chip platforms for the implementation of a range of customer-specific algorithms. We anticipate that future chips will contain different numbers of object types and will be optimized either for low power consumption, high performance, low price or customized intellectual property programming. The size of an FPOA chip is directly related to the number of silicon objects. A smaller chip means less silicon area, which results in lower per unit costs. The one GHz speed of our silicon objects can be maintained regardless of the number of silicon objects.

Sales and Marketing

The goal of our sales and marketing organization is to achieve rapid adoption of the FPOA in commercial applications. We are using a direct sales force, strategic relationships and a limited number of sales representatives to introduce the FPOA to the market, educate the market on the advantages of our FPOA architecture and achieve design wins. We have achieved six design wins with early adopter customers, generating a nominal amount of revenue. Our current focus is on winning designs in our targeted commercial markets.

Direct Sales Force

Our direct sales force is currently composed of our Vice President of Sales and two sales engineers, one located in Chicago, Illinois and one located in San Jose, California. The sales force collaborates with our field application engineering staff to present our best solutions to customers and potential customers. Our field application engineers demonstrate the performance and field programmability of the FPOA and work with the customers’ development engineers to resolve their design implementation issues. Because our FPOA chips and design tools are new, if customers request the support, the application engineers may also program the customers’ applications to the FPOA chips for an additional fee.

Strategic Relationships

A key component of our market penetration strategy is to form strategic relationships with companies that implicitly endorse our technology, assist us in engaging customers and help to establish the FPOA in the marketplace. Our key objectives in creating strategic relationships are to accelerate market adoption of the FPOA, make FPOAs available at a higher level of integration and generate revenues.

Honeywell International, Inc.:   Honeywell International, Inc. is a diversified technology and manufacturing company. Our December 13, 2004 strategic agreement with Honeywell enables us to introduce our FPOA technology to the aerospace market. It is intended to result in the development of new radiation-hardened, high-performance, low-risk, reconfigurable signal processing chips. We expect the availability of these high-performance solutions will accelerate the adoption of our FPOA in the signal processing market, especially with key defense industry contractors. Our FPOA technology introduces a new level of performance for the high-speed signal processing systems in military systems.

Honeywell has selected our FPOA technology for use in digital signal processing systems it is designing for space-based applications. Honeywell is a major supplier of satellite communications systems for intelligence gathering, surveillance and reconnaissance. Our December 13, 2004 strategic agreement with Honeywell provides:

•        Our FPOA technology is licensed to Honeywell, allowing Honeywell to fabricate our FPOAs for design into satellites and other space-borne applications. Combining Honeywell’s 150 nm radiation-hardened process technology with our FPOA’s reprogrammability features will provide greater time savings in the development process of pre-designed arrays.

•        Honeywell will use its engineering, technology and experience in space-based computing to design radiation-hardened FPOAs under the terms of the strategic agreement. Radiation-hardened chips provide higher reliability in space satellite and other systems operating in harsh environments. We expect radiation-hardened FPOAs to be directly applicable to the challenging onboard computing needs required by new planned military space communications, and signal processing programs.

•        Honeywell will pay to us either a prepaid fee per program in which our FPOA technology is used or a fee per FPOA part fabricated under the agreement or as otherwise agreed to by the parties. To date, the only amounts that Honeywell has paid to us under the agreement are non-recurring engineering expenses to study the engineering issues associated with a redesign of the FPOA architecture in Honeywell’s radiation-hardened process.

•        The agreement has an initial term of 36 months but can be terminated earlier under certain defined conditions or extended by mutual consent.

Valley Technologies, Inc.:   Valley Technologies, Inc. designs, produces and sells system-level processing boards to the defense industry. Valley Technologies is developing next-generation reconfigurable computer systems optimized for identifying and processing data that is critical to navigation, weather forecasting and defense applications. Our strategic relationship with Valley Technologies enables it to incorporate our FPOAs into its system-level processor boards. In June 2004, Valley Technologies was awarded a prime contract from the United States Space and Naval Warfare Systems Command, or SPAWAR, for the development of a signal processing system. Valley Technologies has been informed that the contract will be extended through July 2006. Valley Technologies selected our FPOA technology to implement this system. The first version of the processor board using our FPOA chips is functional and has been tested and demonstrated to potential customers.

Our October 8, 2004 strategic alliance agreement with Valley Technologies provides:

•        Both companies have the right to market the Valley Technologies system-level boards populated with our FPOAs.

•        We will receive revenues on FPOAs we sell to Valley Technologies plus a royalty on boards that Valley Technologies sells to its customers, and we must pay to Valley Technologies a $13,000 monthly fee for its services through October 2005 and reimburse it for its reasonable out-of-pocket costs.

•        The agreement will expire on September 30, 2007 and automatically renew for one-year periods unless terminated as provided in the agreement.

•        We must issue to Valley Technologies and its employees warrants to purchase a total of 333,334 shares of our common stock, of which warrants to purchase 253,337 shares at a $6.00 per share exercise price had been issued as of June 30, 2005. Outstanding warrants to purchase up to 83,334 shares will vest as to 20% of the shares subject to the warrants upon Valley Technologies obtaining a design win. No warrants had vested as of June 30, 2005. The remaining outstanding warrants have an exercise price of $6.00 per share and vest as to one-third of the shares subject to the warrants on the first, second, and third anniversary dates of the date of grant.

Summit Design, Inc.:   Under our November 30, 2003 business development agreement with Summit Design, Inc., we incorporated COAST, our physical layer design tools, into the Summit Design Visual Elite tool suite. Visual Elite enables designers to progress through different levels of system design until they produce working implementations of a system. Our agreement with Summit Design provides:

•        We have a license to use Summit Design’s products and technology incorporated into the design tool for our internal use and for the development of design application examples, subject to the conditions set forth in the agreement. One of these conditions is that Summit Design recognize revenue from the tool suite of at least $100,000 during the initial term and each renewal term of the agreement. If this revenue is not recognized, we are required to pay the remaining amount to Summit Design.

•        We receive all revenue from the tool suite license sales by us, and Summit Design receives all revenue from its tool suite license sales and from maintenance.

•        We have the right to purchase a block of one-year licenses for the tool suite for an agreed-upon price to deliver the tool suite to end-users bundled with our FPOA development kit on a limited promotional basis.

•        The agreement is effective until November 30, 2005 and automatically renews for additional periods of 12 months unless terminated as provided in the agreement.

Research and Development

We believe our products are differentiated from our competition because of our intellectual property-based innovations in the design of the silicon object array, including the performance and flexibility of the objects and the highly efficient and deterministic object interconnections. Creating and bringing to market these innovations requires us to invest research and development resources in programmable object and logic design, object programming tools, high-performance semiconductor circuit design and application development.

Our hardware engineering team is divided into two groups. One group does the logic design and the validation and testing of the objects, memory and input/output functions. This group custom designs the silicon objects and defines the FPOA programming model. The second group does the physical design of the chip, including custom high-performance circuits and cells. The combined efforts of these groups enable the one GHz operation and the functional density of our FPOA.

Our software tools team builds the design tools used by us and our customers to design, simulate and test applications for the FPOA. This team developed the COAST design tool and partners with Summit Design to produce an integrated design, simulation and programming environment. Having our own design tool development team assures that our design tools and programming techniques keep pace with the evolution of new silicon objects and the overall FPOA architecture. We believe that as the number of customers for FPOAs increases, the electronic design automation tools industry will increasingly support FPOA products.

Our software applications group is responsible for developing and testing applications and applications examples that customers can use as is or modify to meet their specific needs. This group works closely with our field applications engineers to assure that customers take full advantage of our pre-developed application library to help customers reduce their design costs and shorten their time-to-market.

Manufacturing

We do not own or operate any semiconductor fabrication facility. Instead, our FPOA chips are fabricated by an independent semiconductor foundry and then packaged and tested by an independent packaging company that provide these services to the general fabless semiconductor industry. This enables us to take advantage of a foundry’s high-volume economies of scale, have direct and timely access to advanced process and packaging technology and focus our internal resources on product and market development.

The manufacturing or fabrication process for our FPOA and other silicon chips generally consists of the following process steps:

•  Following completion of the design of one of our chips, we supply an electronic design file to our fabrication partner, Taiwan Semiconductor Manufacturing Company, or TSMC.

•  TSMC translates our design file into a set of lithography masks TSMC will use in the fabrication process.

•  TSMC fabricates our chip on silicon wafers, typically either 8 or 12 inches in diameter. Each wafer contains several hundred copies of our chip. The number of wafers that TSMC produces depends on the number of chips that we order.

•  Following the completion of the fabrication process, which involves many individual process steps, TSMC performs a parametric test on the wafers produced. By conducting this test, TSMC verifies that the processing conformed to their internal quality standards but does not guarantee the functionality of our chip.

•  Following successful completion of the parametric testing, the wafers are passed to the packaging subcontractor that completes the following steps:

¡  cutting wafers into the individual chips in a process called “dicing”; and

¡  placing each individual chip into a package that provides physical protection for the fragile chips and also provides a means of interconnecting the finished chip onto a printed circuit board.

•  After packaging, the chips are tested for functionality and performance. We currently are doing this testing internally but plan to outsource this function to a testing subcontractor as our volume increases. Outsourcing this function will require us to develop a series of functional and performance tests we will provide to the testing subcontractor.

We are currently using eSilicon, Inc. to coordinate these fabrication steps and to provide manufacturing program management. eSilicon is compensated for its efforts on our behalf by charging a premium over the wafer fabrication cost from TSMC. In the future, we may provide this manufacturing support internally.

Patents and Intellectual Property

We rely on a combination of United States patents, trademarks, copyrights, trade secret law, employee non-disclosure and assignment of invention agreements and third-party non-disclosure agreements to protect and enforce our intellectual property rights.

On November 9, 2004, we were granted United States Patent No. 6816562 entitled “Silicon Object Array with Unidirectional Segmented Bus Architecture.” This patent covers our interconnect system consisting of nearest neighbor and party line connections that allow objects to communicate with other objects and to work together or independently. In addition, we have filed or are in the process of filing United States patent applications for the following aspects of our technology:

•       Integrated Circuit Layout Having Rectilinear Structure of Objects—application filed in January 2005;

•       Boolean Logic Tree Reduction Circuit—application filed in January 2004;

•       Shift and Recode Multiplier—application filed in April 2004;

•       Leading Zero Counter for Binary Data Alignment—application filed in July 2004;

•       Reconfigurable State Machine—application filed in September 2004; and

•       SystemC Signoff of Reconfigurable Signal Processing Platform Using Hardware-Cycle-Accurate Model—application filed in September 2004.

We currently hold common law trademark rights in the trademarks MathStar and FPOA, and we have pending federal trademark applications in the United States for the MathStar and FPOA trademarks. We do not have any trademarks registered outside the United States, nor do we have any trademark applications pending outside the United States. We also currently hold one domain name relating to our business, MathStar.com, which we believe is important to our brand recognition and overall success.

We believe our success will not be based solely on the protection of our intellectual property but more importantly on our ability to design, market and sell chips that meet the demand for new technologies and better performance. We plan to continue to develop new technology, and the methods we use to protect such technologies will depend on our evaluation of the relative benefits of obtaining such protection.

Employees

As of June 30, 2005, we had 40 full-time employees, consisting of six in management, one in administration, two in information systems, 19 in research and development, five in application development and seven in sales and marketing. None of our employees are subject to a collective bargaining agreement. We have not experienced any work stoppages and believe our relationships with our employees to be good.

Facilities

Our principal office is located at 5900 Green Oak Drive, Minnetonka, Minnesota in 60,000 square feet of space. The lease for this location is for an initial term of 63-1/2 months, commencing on January 15, 2002, and has two three-year extension options. We also lease office space in San Jose, California; Dallas, Texas; and Hillsboro, Oregon. The San Jose office is approximately 200 square feet, and the lease term is month-to-month. The Dallas office is approximately 3,500 square feet, and the lease expires on September 30, 2005. The Hillsboro office is approximately 6,475 square feet, and the lease expires on December 31, 2010. Rents under all of the leases total $103,000 per month. We consider our leased facilities to be adequate for the foreseeable future.

Legal Proceedings

We are currently not a party to any legal proceedings.

MANAGEMENT

Executive Officers and Directors

The executive officers, directors and prospective directors of MathStar are as follows:

Name	Age	Position with MathStar
Douglas M. Pihl	65	Chairman of the Board, Chief Executive Officer and President
Ronald K. Bell	62	Chief Technology Officer
Daniel J. Sweeney	46	Chief Operating Officer
James W. Cruckshank	50	Vice President of Administration and Chief Financial Officer
Dean J. Westman	49	Vice President of Sales
Sean P. Riley	36	Vice President of Marketing
Timothy A. Teckman	47	Vice President of Engineering
Bryon K. Bequette	46	General Counsel and Secretary
Benno G. Sand	51	Director
Merrill A. McPeak(1)	69	Prospective Director
Morris Goodwin, Jr.(1)	53	Prospective Director

(1)          Has agreed to become a director immediately upon the effective date of this offering.

Douglas M. Pihl has been Chairman, Chief Executive Officer and President of MathStar since he founded it in 1997. He has been a director of Vital Images, Inc. (NASDAQ: VTAL) since May 1997 and Chairman of the Board of Vital Images since December 1997. Vital Images designs, markets and sells technology that uses high-speed volume visualization and analysis to create interactive two-, three- and four-dimensional images from two-dimensional information gathered by standard CT, MRI and PET scanners. In 1996, Mr. Pihl co-founded RocketCHiPS, Inc., a developer of high-speed silicon CMOS integrated circuits and related intellectual property aimed at the high-speed wired and wireless communications markets. He served as RocketCHiPS’ Chairman and Chief Financial Officer until the company was sold to Xilinx, Inc. (NASDAQ: XLNX) in November 2000. Mr. Pihl also is a board member of Plain Sight Systems, Inc., a privately-held data extraction solutions provider. Since January 1997, Mr. Pihl has been a director of AstroCom Corporation, a privately-held provider of redundant Internet access solutions. AstroCom was a publicly-held company that voluntarily filed for bankruptcy protection in July 2004 under Chapter 11 of the United States Bankruptcy Code. AstroCom emerged from bankruptcy protection in September 2004, and it became a non-reporting privately-held company in November 2004.

Ronald K. Bell has been Chief Technology Officer of MathStar since May 2003. From April 1999 until May 2003, Mr. Bell was an executive officer of Micro Linear Corporation (NASDAQ: MLIN), a developer of integrated circuits and modules designed to enable cost-effective, high-performance digital wireless communications and connectivity for a broad range of voice and data applications. He was Chief Technology Officer of Micro Linear Corporation from October 2002 until May 2003, Senior Vice President of Engineering from May 2000 until October 2002, and Vice President, Communications from April 1999 until May 2000. Mr. Bell also is a member of the Board of Trustees of the Wayne Brown Institute, a non-profit educational organization the purpose of which is to promote entrepreneurship.

Daniel J. Sweeney has been Chief Operating Officer of MathStar since March 2005. From June 1982 until June 2004, he was employed by Intel Corporation (NASDAQ: INTL), most recently as Marketing Manager of the WiMax Division from October 2003 to June 2004, General Manager of the Optical Platform Division from March 2001 to September 2003, and General Manager of the Home Network Division from November 1997 until March 2001. Intel is the world’s largest semiconductor chip maker whose products include chips, boards and other semiconductor components that are the building blocks integral to computers, servers and networking and communications products.

James W. Cruckshank has served as Vice President of Administration and Chief Financial Officer of MathStar since June 2005. Since November 2003, he has been a partner in Tatum CFO Partners LLP, a nationwide partnership that provides financial and information technology leadership. Mr. Cruckshank continues to be a partner in Tatum, and we have entered into an agreement with Tatum to use their resources while Mr. Cruckshank remains an employee of ours and a partner in Tatum. From March 2004 to April 2005, Mr. Cruckshank was Chief Financial Officer of Synetics Solutions, Inc. From March 2000 to February 2004, he served as Chief Financial Officer for a number of companies, including construction, retail, and emerging technology companies. From January 1999 to February 2000, Mr. Cruckshank was Vice President and Chief Financial Officer of Assisted Living Concepts, Inc., an operator of assisted living facilities. Assisted Living Concepts, Inc. was a publicly-held company that voluntarily filed for bankruptcy protection in October 2001 under Chapter 11 of the United States Bankruptcy Code. Assisted Living Concepts emerged from bankruptcy protection in January 2002.

Dean J. Westman has been an executive officer of MathStar since February 2001. He has been Vice President of Sales since April 2005, and he was Vice President of Sales and Marketing from February 2001 until April 2005. From March 1999 until February 2001, Mr. Westman served as Vice President of Marketing for the Broadband Networks Division of C-Cube Microsystems, Inc. (NASDAQ: CUBE), a fabless semiconductor company focused on video processing.

Sean P. Riley has been Vice President of Marketing of MathStar since April 2005. From June 1992 to April 2005, he was employed by Intel Corporation (NASDAQ: INTL). Most recently, Mr. Riley was Director of Strategic Marketing at Intel Corporation from May 2002 until April 2005 and General Manager, Enterprise Components Division from May 2000 until April 2002.

Timothy A. Teckman has been the Vice President of Engineering of MathStar since April 2005. From September 2003 until March 2005, he was Director of Engineering at Intel Corporation (NASDAQ: INTL), and from July 1999 until August 2003, he was General Manager of the Wireless Wide Area Networking Operation at Intel.

Bryon K. Bequette has been General Counsel of MathStar since June 2005. He has served as Secretary of MathStar since June 2000. From June 2000 until June 2005, he was Chief Financial Officer of MathStar. He also currently serves as Chief Financial Officer for MadMax Optics, Inc., which on February 1, 2005 became a wholly-owned subsidiary of Plain Sight Systems, Inc. Since 1987, Mr. Bequette has been employed as Chief Operating Officer and Chief Financial Officer for companies under the investment umbrella of Group C, Inc. Mr. Bequette is a certified public accountant and a licensed attorney.

Benno G. Sand has been a Director of MathStar since August 2001. He is Executive Vice President, Business Development, Investor Relations and Secretary at FSI International, Inc. (NASDAQ: FSII), a global supplier of wafer-cleaning and resist-processing equipment and technology, and he has served in such positions since January 2000. Mr. Sand currently serves on the board of PPT Vision, Inc. (NASDAQ: PPTV), which designs, manufactures, markets and integrates 2D and 3D machine vision-based automated inspection systems for manufacturing applications. He also serves on the boards of eight subsidiaries of FSI International and two other privately-held companies.

Prospective Directors

Merrill A. McPeak has been the President of McPeak and Associates, an aerospace consultant firm, since 1995. He was Chief of Staff of the United States Air Force from October 1990 until October 1994, when he retired. Mr. McPeak has served as a director of Tektronix, Inc. (NYSE: TEK), which manufactures, markets and services test measurement and monitoring solutions to industries, including communications, semiconductors, government and military/aerospace, since March 1995. He also serves as the chairman of its audit committee and a member of its organization and compensation committee. He serves on the boards of directors of the following publicly-held companies: Centerspan Communications

Corp. (OTC: CSCC), Del Global Technologies Corp. (OTC: DGTC), Gigabeam Corp. (OTC: GGBM) and Health Sciences Group, Inc. (OTC PK: HESG). He also serves on the boards of eight privately-held companies.

Morris Goodwin, Jr. has been the President and Chief Operations Officer of The Hogan Company, an NASD registered broker-dealer, since August 2005. Mr. Goodwin also has been the Chief Financial Officer and Executive Vice President of Vivius, Inc., a healthcare services technology company, since December 2000. From August 1997 to September 2000, he served as the Senior Vice President and Treasurer at Deluxe Corporation (DLX:NYSE). He currently serves on the boards of the following non-profit organizations: Minneapolis Foundation, Twincities Rise and the Metropolitan Economic Development Association. Mr. Goodwin is a registered representative with the NASD and a registered principal of The Hogan Company.

Board Committees

Audit Committee

At the closing of this offering, we expect that our audit committee will be composed of              Messrs. Benno G. Sand, Merrill A. McPeak and Morris Goodwin, Jr. We anticipate that Mr. Sand will chair the committee. Our audit committee will help assure the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function and of our independent registered public accounting firm. The audit committee will, among other things:

•       evaluate our independent registered public accounting firm’s qualifications, independence and performance;

•       determine the terms of engagement of our independent public accounting firm;

•       approve the retention of the independent public accounting firm to perform any proposed permissible non-audit services;

•       monitor the rotation of partners of the independent public accounting firm on the engagement team as required by law;

•       review our financial statements;

•       review our critical accounting policies and estimates; and

•       discuss with management and the independent public accounting firm the results of the annual audit and the review of our quarterly financial statements.

The audit committee will have the sole and direct responsibility for appointing, evaluating and retaining our independent registered public accounting firm and for overseeing its work. All audit services to be provided to us and all non-audit services, other than minimal non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Compensation Committee

At the closing of this offering, we expect that our compensation committee will be composed of Messrs. McPeak, Sand and Goodwin. We anticipate that Mr. McPeak will chair the committee. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Specific responsibilities of our compensation committee will include:

•       reviewing and recommending approval of compensation of our executive officers;

•       administering our 2000 and 2002 Combined Incentive and Non-statutory Stock Option Plans, our 2004 Amended and Restated Long-Term Incentive Plan and our 2005 Variable Compensation plan; and

•       reviewing and making recommendations to our board with respect to incentive compensation and equity plans.

Governance and Nominating Committee

At the closing of this offering, we expect that our governance and nominating committee will be composed of Messrs. Goodwin, Sand and McPeak. We anticipate that Mr. Goodwin will chair the committee. Our governance and nominating committee will:

•       identify and recommend nominees for election to our board of directors;

•       develop and recommend to our board our corporate governance principles; and

•       oversee the evaluation of our board and management.

Compensation Committee Interlocks and Insider Participation

In 2004, our compensation committee consisted of Mr. Benno G. Sand and two former non-employee directors of our company. Messrs. Douglas M. Pihl and Bryon K. Bequette, both officers of MathStar, participated in the deliberations regarding executive compensation during 2004. None of our executive officers has served as a member of the compensation committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a member of our compensation committee.

Election of Directors

Our bylaws state that the number of directors shall be determined in accordance with our bylaws, which allow the number of directors to be fixed by our board. We currently have two directors. At each annual meeting, the stockholders will set the number of directors. Between annual meetings, the number of directors may be increased by the Board of Directors. Effective with this offering, the board will increase the number of directors to four members by appointing Messrs. McPeak and Goodwin to the board.

Director Compensation

Before this offering, we had no formal compensation program for our directors, although we had a policy of reimbursing our non-employee directors for their out-of-pocket costs of attending meetings of the board and board committees. Effective with this offering, our board approved a director compensation program for all of our non-employee directors. They will receive a cash retainer of $1,500 per quarter plus a meeting fee of $750 per meeting. The chairperson of the audit committee will receive $1,000 per meeting of the audit committee, and the other members of the audit committee will receive $750 per meeting of the audit committee. The chairpersons of other board committees will receive a $750 per committee meeting, and the other members of such committees will receive $500 per committee meeting. Under the program, non-employee directors will receive an option to purchase 25,000 shares of our common stock when they are initially elected or appointed to our board, which will vest as to one-third of the shares subject to the option on the first, second and third anniversary dates of the date of grant so long as they are directors of our company. Non-employee directors will also receive an option to purchase 5,000 shares upon each annual occurrence of their re-election to the board, which will vest as to all of the shares subject to the option on the first anniversary date of the date of grant if they are then directors of our company. The exercise price of these options will be equal to the market price of our common stock on the date of grant. Under this program, Messrs. Sand, McPeak and Goodwin will each receive an option to purchase 25,000 shares upon the effective date of this offering.

Executive Compensation

The following table sets forth the compensation paid or accrued during the year ended December 31, 2004 to our president and chief executive officer and to our three executive officers whose salary exceeded $100,000 for 2004.

Summary Compensation Table

				Long-Term Compensation
				Awards
				Restricted
		Annual Compensation		Stock
Name and Principal Position	Year	Salary	Bonus	Awards ($)(2)
Douglas M. Pihl	2004	$246,000	$—	$—
President and Chief Executive Officer
Ronald K. Bell	2004	$240,000	—	$97,000 (3)
Chief Technology Officer
Christopher Sonnek(1)	2004	$180,000	—	$97,000 (3)
Vice President, Engineering
Dean J. Westman	2004	$175,000	—	$113,000 (4)
Vice President, Sales and Marketing(2)

(1)   Mr. Sonnek was Vice President of Engineering until April 4, 2005.

(2)          The value of the restricted stock awards is based on the fair value of our common stock on December 31, 2004. The restricted stock awards were granted under our 2004 Amended and Restated Long-Term Incentive Plan. Any dividends we pay before the restricted stock awards vest will be paid on the stock subject to such awards.

(3)          During the year ended December 31, 2004, Mr. Bell and Mr. Sonnek were each issued restricted stock awards for 20,167 shares with a total value of $97,000. The restricted stock awards held by each of Mr. Bell and Mr. Sonnek will vest upon the effective date of an initial public offering of our equity securities, including this offering, the sale or other transfer of all or substantially all of our assets, our liquidation or dissolution, any person becoming the owner of more than 50% of our outstanding securities who was not previously the owner of at least 50% of such securities, or a merger if our stockholders immediately before the effective date of such merger own immediately after such effective date securities of the surviving company representing less than 50% of the surviving corporation’s securities. In addition, our board or the compensation committee of our board has the power to delay the vesting of the shares of restricted stock subject to the awards for up to one year after the occurrence of any such event.

(4)          During the year ended December 31, 2004, Mr. Westman was issued restricted stock awards for 23,501 shares with a total value of $113,000. The restricted stock awards held by Mr. Westman vests under the same circumstances as described in footnote 3.

Executive Compensation for Current Fiscal Year

For the year ending December 31, 2005, our executive officers will receive the following base salaries and, for the six months ended June 30, 2005, our executive officers received options and restricted stock awards to purchase the following numbers of shares of our common stock:

Name	2005 Base Salary	Number of Shares Underlying 2005 Stock Option Awards(1)	Number of Shares Underlying 2005 Restricted Stock Awards(2)
Douglas M. Pihl	$246,000	—	—
President and Chief Executive Officer
Ronald K. Bell	$240,000	—	—
Chief Technology Officer
Daniel J. Sweeney	$180,000	183,334	83,334
Chief Operating Officer(3)
Dean J. Westman	$175,000	—	—
Vice President of Sales
James W. Cruckshank	$175,000	145,000	75,000
Vice President of Administration
and Chief Financial Officer(4)
Sean P. Riley	$170,000	100,000	83,334
Vice President of Marketing(5)
Timothy A. Teckman	$150,000	91,667	91,667
Vice President of Engineering(6)
Bryon K. Bequette	$70,000	66,667	—
General Counsel and Secretary

(1)   The stock options were granted under our 2004 Amended and Restated Long-Term Incentive Plan. They have a term of 10 years and vest as to 25% of the shares subject to the options on the first, second, third and fourth anniversary dates of the dates of grant, except for the option granted to Mr. Bequette, which vested in full on the date of grant. The stock options granted to Messrs. Sweeney, Riley and Teckman have a per share exercise price of $4.80. The stock options granted to Messrs. Cruckshank and Bequette have a per share exercise price of $6.30. The per share exercise prices of the options are equal to the fair value of the common stock on the date of grant.

(2)          The restricted stock awards were granted under our 2004 Amended and Restated Long-Term Incentive Plan and vest upon the effective date of an initial public offering of our equity securities, including this offering, the sale or other transfer of all or substantially all of our assets, our liquidation or dissolution, any person becoming the owner of more than 50% of our outstanding securities who was not previously the owner of at least 50% of such securities, or a merger if our stockholders immediately before the effective date of such merger own immediately after such effective date securities of the surviving company representing less than 50% of the surviving corporation’s securities. In addition, our board or the compensation committee of our board has the power to delay the vesting of the shares of restricted stock subject to the awards for up to one year after the occurrence of any such event.

(3)          Base salary is pro rated from March 14, 2005.

(4)          Base salary is pro rated from June 20, 2005.

(5)          Base salary is pro rated from April 25, 2005.

(6)          Base salary is pro rated from April 4, 2005.

Mr. Westman is a party to a variable compensation plan covering the period from March 1, 2005 through February 28, 2006, under which he receives cash bonuses based on the number of design wins he achieves and a percentage of revenue generated from orders which he obtains.

On June 30, 2005, we entered into the full-time permanent engagement resources agreement with Tatum CFO Partners, LLP, a nationwide partnership that provides financial and information technology leadership. In connection with our employment of Mr. Cruckshank, we have agreed to pay Tatum fees in exchange for access to Tatum’s resources for use in Mr. Cruckshank’s employment. We have agreed to pay directly to Tatum 20% of Mr. Cruckshank’s salary during the first two years of employment, 12% of Mr. Cruckshank’s salary during the third year of employment and $1,000 each month after the third year. In addition, we will pay to Tatum 15% of any cash bonus we pay to Mr. Cruckshank. This agreement will terminate when Mr. Cruckshank is no longer employed by us or is no longer a partner in Tatum or earlier if a breach of the agreement occurs and is not cured within seven days of notice of the breach.

Option Grants in Last Fiscal Year

There were no option grants in the year ended December 31, 2004 to any of our directors or executive officers.

Option Exercises in 2004 and Year-End Option Values

The following table provides information about the exercises of options by our named executive officers during 2004 and the number and value of options held by our named executive officers at December 31, 2004. As shown in the table, none of our named executive officers exercised any options in 2004.

			Number of Unexercised
	Shares		Securities Underlying		Value of Unexercised
	Acquired		Options at		In-the-Money Options
	on	Value	December 31, 2004		at December 31, 2004(1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Douglas M. Pihl	—	$—	—	—	$—	$—
Ronald K. Bell	—	$—	41,667	41,667	$—	$—
Christopher Sonnek	—	$—	66,667	—	$—	$—
Dean J. Westman	—	$—	110,001	23,333	$—	$—

(1)   Based on the $4.80 per share fair value of our common stock on December 31, 2004, there were no in-the-money options as of December 31, 2004. Based on an assumed initial offering per share price of $7.00, which is the mid-point of our filing range, less the exercise price, only Mr. Bell’s options are in-the-money ($87,917). The options were granted under our 2000 Combined Incentive and Non-Statutory Stock Option Plan and 2002 Combined Incentive and Non-Statutory Stock Option Plan. They have a term of 10 years and vest as to 25% of the shares subject to the options on the first, second, third and fourth anniversary dates of the dates of grant. The stock options have the following per share exercise prices, which were equal to the fair value of the common stock on the date of grant: Mr. Bell ($4.89), Mr. Sonnek ($10.50) and Mr. Westman ($8.25).

Employee Benefit Plans

Stock Option Plans

MathStar has adopted two stock option plans—the MathStar, Inc. 2000 Combined Incentive and Non-statutory Stock Option Plan and the MathStar, Inc. 2002 Combined Incentive and Non-statutory Stock Option Plan. These stock option plans permit the board or a committee appointed by the board to grant stock options to employees, officers, board members, consultants and independent contractors of MathStar. Stock options granted under the stock option plans may be incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code of 1986 or non-qualified options that do not meet the requirements of Section 422. A total of 333,334 shares of common stock have been reserved for the issuance of options granted under the 2000 stock option plan, and 1,000,000 shares have been reserved for the issuance of options granted under the 2002 stock option plan. As of June 30, 2005, a total of 1,182,803 shares were subject to outstanding stock options granted under these stock option plans. These stock option plans were approved by MathStar’s Board of Directors and stockholders.

In the August 2001 merger of MathStar and Digital MediaCom, Inc., MathStar assumed all outstanding options to purchase Digital MediaCom common stock issued under the Digital MediaCom, Inc. 1999-2000 Stock Option Plan, consisting of options to purchase 744,076 shares of MathStar’s common stock based on the conversion ratio as provided in the merger agreement. As of June 30, 2005, there were options to purchase 258,399 shares of MathStar common stock outstanding under the Digital MediaCom plan. The Digital MediaCom option plan permits the board or a committee appointed by the board to grant stock options to employees, directors, consultants and independent contractors. Stock options granted under the Digital MediaCom option plan may be either incentive stock options or non-qualified options that do not meet the requirements of Section 422 of the Internal Revenue Code of 1986. MathStar does not intend to grant any options under the Digital MediaCom stock option plan in addition to those it assumed in the merger and that are currently outstanding.

2004 Amended and Restated Long-Term Incentive Plan

Our 2004 Amended and Restated Long-Term Incentive Plan allows our board or a committee of the board to grant awards to employees, independent contractors, and other service providers to MathStar or any parent or subsidiary of MathStar. The awards may take the form of qualified or non-qualified options, stock appreciation rights, shares of restricted stock, other stock-based awards or cash-based awards. The board or the committee has the power to fix the terms of the awards granted under the 2004 Amended and Restated Long-Term Incentive Plan, subject to its terms. A total of 1,333,334 shares of common stock has been reserved for issuance under the 2004 Amended and Restated Long-Term Incentive Plan. It terminates on October 7, 2014 or such earlier date as the board determines, and no awards may be granted under the 2004 Amended and Restated Long-Term Incentive Plan after that date. However, the termination of the 2004 Amended and Restated Long-Term Incentive Plan will not affect awards then outstanding under the 2004 Amended and Restated Long-Term Incentive Plan. As of June 30, 2005, awards consisting of 475,238 shares of restricted stock grants and options to purchase 345,001 shares of MathStar common stock were outstanding under the 2004 Amended and Restated Long-Term Incentive Plan, none of which were vested. Our board adopted the 2004 Long-Term Incentive Plan on October 8, 2004 and amended it on May 10, 2005. The 2004 Amended and Restated Long-Term Incentive Plan was approved by our stockholders on June 10, 2005.

As of June 30, 2005, the options outstanding under the MathStar 2000 and 2002 stock option plans, the 2004 Amended and Restated Long-Term Incentive Plan and the Digital MediaCom, Inc. 1999-2000 Stock Option Plan had an average weighted exercise price of $5.62 per share.

Variable Compensation Plans

We have entered into variable compensation plans with eligible employees selected by our management and human resources personnel based on the employees’ responsibility for account and territory management, support of pre- and post-design win activity, achievement of sales revenue goals, negotiating and closing sales commitments and support for strategic initiatives. We enter into the plans annually. The term of the 2005 plans is from March 1, 2005 through February 28, 2006, and the term of the 2004 plans was from March 1, 2004 through February 28, 2005. The compensation we pay under the plans is in addition to the eligible employees’ salaries and is calculated based on the combination of net eligible sales earned and design wins. No executive officer was covered by a variable compensation plan in 2004.

PRINCIPAL STOCKHOLDERS

The following table sets forth as of June 30, 2005 and as adjusted to reflect the sale of the shares offered hereby information regarding the beneficial ownership of shares of our common stock by:

•       each of our directors;

•       each executive officer identified in the Summary Compensation Table;

•       all of our directors and executive officers as a group; and

•       each stockholder who is known by us to own beneficially five percent (5%) or more of the outstanding shares of our common stock.

We have determined beneficial ownership according to the rules of the Securities and Exchange Commission. Unless otherwise noted, each individual identified or included in the group has sole voting and investment power with respect to the shares being shown as beneficially owned by that individual. Shares not outstanding but deemed beneficially owned by virtue of the individual’s right to acquire them as of June 30, 2005 or within 60 days of such date are treated as outstanding when determining the percent of the class owned by such individual and when determining the percent owned by the group of which such individual is a member. The individuals and members of the group identified in the table have the power to vote but not the power to dispose of the shares subject to the restricted stock awards that they hold. Unless otherwise noted below, the address of each beneficial owner identified in the table is c/o MathStar, Inc., 5900 Green Oak Drive, Minnetonka, Minnesota 55343.

	Shares Beneficially Owned Before the Offering			Shares Beneficially Owned After the Offering
	Number of Shares		Percent(1)	Number of Shares(2)		Percent(1)
Executive Officers and Directors:
Douglas M. Pihl	1,480,835	(3)	12.7%	1,480,835	(3)	9.4%
Benno Sand	43,335	(4)	*	43,335	(4)	*
Dean J. Westman	156,835	(5)	1.3%	156,835	(5)	1.0%
Ronald K. Bell	61,834	(6)	*	61,834	(6)	*
Christopher Sonnek	86,834	(7)	*	86,834	(7)	*
All directors and executive officers as a group (9 persons)(8)	2,179,243	(9)	18.2%	2,179,243	(9)	13.6%
5% Beneficial Owner:
Kevin E. Atkinson	638,505	(10)	5.5%	638,505	(10)	4.1%
2503 Bridle Creek Trail Chanhassen, MN 55317

*                    Less than one percent (1%).

(1)          Based on 11,702,262 shares of common stock outstanding as of June 30, 2005 and 15,702,262 shares outstanding after the offering and assumes that the 475,238 shares subject to restricted stock awards are outstanding as of June 30, 2005. Except as described above and in the footnotes to this table, does not include 1,786,203 shares subject to outstanding options, 1,741,630 shares subject to outstanding warrants, 982,143 shares issuable upon conversion of the principal amount of our 8% convertible promissory notes issued in our April 2005 private placement based on an assumed initial offering price of $7.00 per share, which is the mid-point of our filing range, or 400,000 shares subject to the warrant to be issued to the underwriters in connection with this offering.

(2)          Assumes that our officers and directors will not purchase shares in this offering.

(3)          Includes 128,334 shares jointly owned by Mr. Pihl and his wife. Does not include 2,834 shares and warrants to purchase 219,623 shares owned by Mr. Pihl’s wife, of which Mr. Pihl disclaims beneficial ownership. Mr. Pihl also disclaims beneficial ownership of the 5,001 shares issued to irrevocable trusts for which Mr. Pihl was the grantor. Mr. Pihl’s wife disclaims beneficial ownership of the securities held only in Mr. Pihl’s name.

(4)          Includes 33,334 shares subject to exercisable options and 1,667 shares subject to exercisable warrants.

(5)          Consists of 133,334 shares subject to currently exercisable options and unvested restricted stock awards for 23,501 shares.

(6)          Consists of 41,667 shares subject to exercisable options and unvested restricted stock awards for 20,167 shares.

(7)          Mr. Sonnek was Vice President of Engineering until April 4, 2005 and was named in our Summary Compensation Table for 2004. Consists of 66,667 shares subject to exercisable options and unvested restricted stock awards for 20,167 shares.

(8)          Consists of Messrs. Pihl, Cruckshank, Sand, Westman, Bell, Sweeney, Riley, Teckman, and Bequette.

(9)          Includes exercisable options and warrants to purchase a total of 293,336 shares and 385,070 shares subject to unvested restricted stock awards owned by the individuals identified in footnote 8. Mr. Bequette’s shares include 5,001 shares issued to irrevocable trusts for which Mr. Bequette is the trustee.

(10)   Includes 66,943 shares jointly owned by Mr. Atkinson and his wife.

DESCRIPTION OF OUR SECURITIES

The following is a description of our capital stock and other securities and the material provisions of our certificate of incorporation, bylaws and other agreements. The following is only a summary and is qualified by applicable law and by the provisions of our certificate of incorporation, bylaws and other agreements, copies of which are available as set forth under “Where You Can Find More Information.”

General

Under our certificate of incorporation, we have 100,000,000 shares of authorized capital stock, of which 90,000,000 shares have been classified as common stock and 10,000,000 shares have been classified as preferred stock, $0.01 per share par value. As of June 30, 2005, there were 11,702,262 shares of common stock outstanding, including 475,238 shares subject to restricted stock awards as of June 30, 2005, and 736 holders of record of our common stock. There are no outstanding shares of preferred stock.

Common Stock

Holders of common stock are entitled to receive such dividends as are declared by our board of directors out of funds legally available for the payment of dividends. We presently intend to retain any earnings to fund the development of our business. Accordingly, we do not anticipate paying any dividends on our common stock for the foreseeable future. Any future determination as to declaration and payment of dividends will be made in the discretion of our board of directors.

In the event of the liquidation, dissolution, or winding up of MathStar, each outstanding share of our common stock will be entitled to share equally in any of our assets remaining after payment of or provision for our debts and other liabilities.

Holders of common stock are entitled to one vote per share on matters to be voted upon by stockholders. There is no cumulative voting for the election of directors, which means that the holders of shares entitled to exercise more than 50% of the voting rights in the election of directors are able to elect all of the directors.

Holders of common stock have no preemptive rights to subscribe for or to purchase any additional shares of common stock or other obligations convertible into shares of common stock which we may issue after the date of this prospectus.

All of the outstanding shares of common stock are fully paid and non-assessable. Holders of our common stock are not liable for further calls or assessments.

Options and Warrants

As of June 30, 2005, we had reserved a total of 3,410,750 shares of common stock for issuance under our 2001 and 2002 stock option plans, the Digital MediaCom stock option plan we assumed and our 2004 Amended and Restated Long-Term Incentive Plan; we had options outstanding to purchase 1,786,203 shares of common stock; and we had restricted stock awards outstanding for 475,238 shares of common stock. In addition, as of such date, there were 1,741,630 shares subject to outstanding warrants. As of June 30, 2005, the average weighted exercise price of all outstanding options was $5.62 per share, and the average weighted exercise price of all outstanding warrants was $5.55 per share.

Undesignated Preferred Stock

Our certificate of incorporation authorizes 10,000,000 shares of preferred stock. Our board of directors is authorized, without further stockholder action, to establish various series of such preferred stock from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series, and the description thereof and to issue any such shares. Although there is no current intent to do so, our board of directors may, without stockholder approval, issue shares of a class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock. As of the date of this prospectus, there were no shares of preferred stock designated or outstanding.

8% Convertible Promissory Notes and Related Warrants

In April 2005, we completed a private placement of a total of $5,500,000 in principal amount of our 8% convertible promissory notes and related warrants to purchase a total of 366,715 shares of our common stock. The issuance of the notes to each investor was represented by a loan and subscription agreement, and the issuance of the warrants was represented by a warrant certificate. The notes and the warrants are described below.

Terms of the 8% Convertible Promissory Notes

The notes bear interest from the respective dates of their issuance at the annual rate of 8%, payable at maturity. The notes are payable in full, with interest, on the earlier of 30 calendar days after the first closing date in an initial public offering, including this offering, or, if no public offering is effective before April 2006, in April 2006. However, the notes’ maturity may be extended for up to six (6) months at our option if this initial public offering is not closed on or before April 28, 2006. If the terms of the notes are extended, any accrued and unpaid interest on the notes at that time will be converted into principal. The notes were not issued under an indenture, and no trustee was retained to enforce any of the obligations represented by the notes.

The notes are unsecured debt obligations of ours. Accordingly, any holders of a security interest in our assets would have a prior claim to such assets upon any liquidation of our company.

Up to 100% percent of the outstanding balance of the notes is convertible, at the option of the holders of the notes, into our common stock for a period of 20 calendar days after the first closing date in this initial public offering, but only if this initial public offering is closed before the maturity date of the first notes issued in the private placement, including any extension of their terms. The conversion price will be equal to 80% of the price to public in this initial public offering. However, if the initial public offering is not closed before the maturity date of the first notes issued in the private placement, including any extension of their term, the conversion price of the notes will be $4.80 per share, subject to adjustment.

At any time before the first closing date in this initial public offering, we may prepay the notes in whole or in part at any time without notice, premium or penalty. Any prepayments of the notes will be applied pro rata on the basis of the proportion that the then-outstanding balance of each note bears to the aggregate then-outstanding balance of all notes. Any such prepayments will be applied first to the payment of any costs of collection, then to the payment of accrued interest and then to the payment of principal. Upon any such prepayment, the holders of notes would be prevented from converting the outstanding balances of the notes into shares of our common stock. We cannot prepay the notes on or after the first closing date in this initial public offering.

Terms of Related Warrants Issued with the 8% Convertible Promissory Notes

Each warrant entitles its holder to purchase one share of our common stock. The warrants are exercisable beginning on the earlier of the effective date of this initial public offering or the maturity date of the first notes issued in the private placement, including any extension of their term. The warrants expire five years after their respective dates of issuance. The initial per share exercise price of the warrants will be equal to 80% of the price to public obtained by us in this initial public offering if it is closed before the maturity of the first 8% convertible promissory notes issued in the private placement, including any extension of their term. If this initial public offering does not become effective on or before such maturity date, the exercise price will be $4.80 per share.

The warrants provide for the automatic adjustment of the number of shares issuable upon exercise of the warrants and of the $4.80 per share warrant exercise price upon the occurrence of certain events, including stock dividends, stock splits, distributions of common stock, reorganizations, reclassifications, subdivisions and combinations of the common stock, and the merger, consolidation or sale of substantially all of our assets.

Limitations on Directors’ Liability

Our certificate of incorporation and bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law.

In addition, as permitted by Delaware law, our certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of the director’s fiduciary duty as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of the director’s fiduciary duty as a director, except that a director will be personally liable for:

•       any breach of his or her duty of loyalty to us or our stockholders;

•       acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

•       the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

•       any transaction from which the director derived an improper personal benefit.

This provision does not affect a director’s liability under the federal securities laws.

To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our certificate of incorporation or Delaware law against liabilities arising under the Securities Act of 1933, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Provisions of Our Certificate of Incorporation and Delaware Law that May Have an Anti-Takeover Effect

Certain provisions set forth in our certificate of incorporation and Delaware law, which are summarized below, may have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in the stockholder’s best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Undesignated Preferred Stock

Our certificate of incorporation contains provisions that permit our board of directors to issue, without any further vote or action by our stockholders, up to 10,000,000 shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, any voting powers of the shares of the series, and any preferences and relative, participating, optional and other special rights and any qualifications, limitations or restrictions, of the shares of such series. Our board could authorize the issuance of shares of preferred stock that could have the effect of delaying, deferring or preventing a transaction or change in control that might involve a premium price for shares of our common stock or otherwise be in their interests.

Delaware Takeover Statute

Section 203 of the Delaware General Corporation Law, or DGCL, prohibits a Delaware corporation that is a public company from engaging in any “business combination” (as defined below) with any “interested stockholder” (defined generally as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such entity or person) for a period of three years following the date that such stockholder became an interested stockholder, unless:

•       before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•       upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

¡     by persons who are directors and also officers, and

¡     by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•       on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the Delaware General Corporation Law defines “business combination” to include:

•       any merger or consolidation involving the corporation and the interested stockholder;

•       any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•       subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•       any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•       the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank N.A., whose address is P.O. Box 64854, St. Paul, Minnesota 55164.

Listing

We plan to apply to have our common stock approved for listing, subject to official notice of issuance, on The NASDAQ National Market under the symbol “FPOA.” We have not applied to list our common stock on any other exchange or quotation system. We have reserved the symbol “FPOA” with The NASDAQ National Market.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there was no market for our common stock. Future sales of substantial amounts of shares of common stock in the public market could adversely affect the market prices prevailing from time to time. Upon completion of this offering, we will have outstanding a total of 15,702,262 shares of common stock, including 475,238 shares subject to restricted stock awards as of June 30, 2005. Of these shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, may generally be sold only in compliance with the limitations of Rule 144 described below.

Sales of Restricted Shares

The 11,702,262 shares of common stock held by our 736 stockholders of record as of June 30, 2005, including the 475,238 shares subject to restricted stock awards as of such date, are “restricted securities” within the meaning of Rule 144. Of these shares,                  shares will be subject to the volume, manner of sale and other limitations under Rule 144. The remaining           shares are eligible for sale on the open market under Rule 144(k) without these restrictions. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, Rule 144(k) or Rule 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of our common stock.

Some of our current stockholders, including all of our directors, former directors, officers and founders, who beneficially owned a total of              shares as of June 30, 2005, have entered into lock-up agreements in connection with the offering providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of one year after the date of this prospectus without the prior written consent of Feltl and Company, which consent may be withheld in its sole discretion. Other stockholders who own a total of                   shares have also entered into lock-up agreements in connection with the offering providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Feltl and Company, which consent may be withheld in its sole discretion. Such stockholders may make gifts of our common stock within the restricted period but only if the recipient agrees in advance to be bound by the lock-up restrictions. Taking into account the lock-up agreements, and assuming Feltl and Company does not release any stockholders from these agreements, the number of restricted shares that will be available for sale in the public market under the provisions of Rules 144, 144(k) and 701 will be as follows:

•       Beginning on the effective date of this prospectus,                shares, including the 4,000,000 shares sold in the offering, will be immediately available for sale in the public market;

•       Beginning 180 days after the effective date, approximately               shares of our restricted shares will be eligible for sale subject to the volume, manner and sale and other limitations under Rule 144;

•       Beginning 180 days after the effective date, approximately                  shares of our restricted shares will be eligible for sale as unrestricted shares under Rule 144(k); and

•       Beginning one year after the effective date, approximately                 shares of our restricted shares will be eligible for sale subject to the volume, manner of sale and other limitations under Rule 144.

In general, under Rule 144, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•       One percent of the number of shares of common stock then outstanding, which will equal 157,022 shares immediately after the offering, if the 475,238 shares subject to the restricted stock awards are treated as outstanding as of June 30, 2005; or

•       The average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701 permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144 but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell such shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

Registration Rights of Holders of 8% Convertible Promissory Notes and Related Warrants

Under the loan and subscription agreement between us and each purchaser of our 8% convertible promissory notes and related warrants, if this initial public offering becomes effective before the maturity date of the 8% convertible promissory notes issued in the private placement, including any extension of their maturity date, we must file a registration statement with the Securities and Exchange Commission within sixty (60) days after the effective date of this initial public offering to register under the Securities Act of 1933 the resale of any shares purchased upon conversion of the 8% convertible promissory notes or the exercise of the warrants issued with the notes. In connection with this resale registration statement, we will bear all registration and filing fees, printing expenses, fees and disbursements of counsel and accountants for us, all of our internal expense and all legal fees and disbursements and other expenses of complying with state securities laws. Fees and disbursements of counsel and accountants for the holders of the notes, the warrants and the shares subject to the notes and warrants, any underwriting discounts and commissions and any transfer taxes for such holders and any other expenses incurred by such holders not described in the foregoing sentence shall be borne by such holders.

Holders of the notes and the warrants have agreed not to sell or otherwise their shares within 180 days after the effective date of this initial public offering except:

•       with the consent of Feltl and Company;

•       pursuant to will or the laws of descent and distribution, in which case the shares transferred would be subject to the 180-day restriction on transferability; or

•       by gift if each recipient of the gift agrees in writing to be bound by the 180-day restriction on transferability.

After expiration of the 180-day period and the effective date of the registration statement for the resale of the shares purchased upon exercise of the notes and the warrants, these shares could be resold in the marketplace.

Registration of Shares Subject to Stock Options

We intend to file a registration statement under the Securities Act of 1933 covering the shares of common stock reserved for issuance upon exercise of outstanding options. The registration statement is expected to be filed after 180 days of the closing of this offering and become effective as soon as it is filed. Accordingly, shares registered under this registration statement will be available for sale in the open market after the effective date of the registration statement, except with respect to Rule 144 volume limitations that apply to our affiliates. See “Risk Factors—If there are substantial sales of our common stock, our stock price could decline.”

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated                  , 2005, we have agreed to sell to the underwriters named below, for whom Feltl and Company and                              are acting as the representatives, the following numbers of shares of common stock:

Underwriters	Number of Shares
Feltl and Company

Total

Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed to purchase from us 4,000,000 shares of our common stock at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriting agreement provides that the underwriters’ obligations to purchase our shares are subject to approval of legal matters by counsel and to the satisfaction of other conditions. The underwriters are obligated to purchase all of the shares, other than those covered by the over-allotment option described below, if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriter may be increased or this offering may be terminated.

Commissions and Expenses

The underwriters propose to offer the shares to the public at the public offering price set forth on the cover of this prospectus. The underwriters may offer the shares to securities dealers at the price to the public less a concession not in excess of $        per share. Securities dealers may reallow a concession not in excess of $        per share to other dealers. After the shares are released for sale to the public, the underwriters may vary the offering price and other selling terms from time to time. The underwriters will also receive a nonaccountable expense allowance equal to 2% of the public offering price set forth on the cover of this prospectus for the sale of all the shares sold, excluding shares sold pursuant to the over-allotment option, if any.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

In addition to the underwriting discounts, commissions and non-accountable expense allowance described above, we have agreed to sell to the representatives a warrant, as described below, as additional underwriting compensation. We estimate that the total expenses of this offering, excluding underwriting discounts, commissions and nonaccountable expense allowance, will be approximately $975,000.

Underwriters’ Warrant

As additional compensation to the underwriters in connection with this offering, we have agreed to sell to the representatives, for nominal consideration, the warrant, or Underwriters’ Warrant, to purchase up to a total of 400,000 shares of our common stock. The Underwriters’ Warrant is not exercisable during the first year after the date of this prospectus and thereafter is exercisable for a period of four years at a price per share equal to $8.40, or 120% of the offering price, based on an assumed initial public offering price of $7.00 per share, which is the mid-point of our filing range. The Underwriters’ Warrant contains customary antidilution provisions that are designed to maintain the economic value of the Underwriters’ Warrant if we issue a stock dividend, subdivide or combine outstanding shares of stock or engage in a reclassification of shares or a consolidation or merger with another company. The Underwriters’ Warrant grants the holder the right to participate in any registration of our common stock with the Securities and Exchange Commission that we might undertake and to demand that we register the Underwriters’ Warrant and the shares underlying the Underwriters’ Warrant. The Underwriters’ Warrant includes a cashless exercise provision entitling the holder to convert the Underwriters’ Warrant into shares of our common stock. The Underwriters’ Warrant may not be sold during the offering or sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Underwriters’ Warrant for a period of one year from the date of this prospectus, except to officers or partners of the underwriters and members of the selling group and/or their officers or partners. Any portion of the Underwriters’ Warrant so transferred must remain subject to the above restrictions for the remainder of the restriction period.

Over-Allotment Option

We have granted to the underwriters an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to an aggregate of 600,000 additional shares of common stock at the public offering price set forth on the cover page of this prospectus less the underwriting discounts and commissions. The underwriters may exercise this option in whole or in part only to cover over-allotments, if any, made in connection with the sale of shares offered hereby.

Prior Placements

Feltl and Company has acted as an agent for us in various private placements of our securities. As part compensation with respect to such private placements, as of June 30, 2005, Feltl and Company and its principals and family members of principals owned 15,001 shares of our common stock and warrants to purchase an additional 251,017 shares. As of June 30, 2005, Mr. Pihl’s spouse, who is a registered representative with Feltl and Company, owned individually 2,834  shares of our common stock and warrants to purchase 219,623  shares of our common stock and owned jointly with Mr. Pihl 128,334 shares of our common stock. In addition, as of June 30, 2005, registered representatives of Feltl and Company, excluding the holdings referenced above of the principals of Feltl and Company and Ms. Pihl, owned 87,762 shares of our common stock and warrants to purchase 183,420 shares of our common stock.

Lock-Up and Related Agreements

Some of our current stockholders, including all of our directors, former directors, executive officers and founders, who together own a total of         shares of our common stock, have agreed with the representatives that for a period of one year following the date of this prospectus, they will not offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any of our shares of common stock or any securities convertible into or exchangeable for shares of common stock. Owners of an additional         shares  of our common stock have agreed with the representatives that for a period of 180 days after the date of this prospectus, they will not offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any of our shares of common stock or any securities convertible into or exchangeable for shares of our common stock. Such stockholders may make gifts of our common stock within the applicable restricted period if the recipient agrees in advance to be bound by the lock-up restrictions. The representatives may, in their sole discretion, at any time without prior notice, release all or any portion of the shares from the restrictions in any such agreement.

We have entered into an agreement with the representatives stating that we will not issue additional shares, with the exception of shares issued pursuant to the over-allotment option, of our common stock before the end of the 180-day period following the date of this prospectus, other than with respect to issuing shares pursuant to employee benefit plans, qualified option plans or other employee compensation plans already in existence, or pursuant to currently outstanding options, warrants or other rights to acquire shares of our common stock. There are no agreements between the representatives and any of our directors, executive officers or stockholders releasing them from these lock-up agreements, or with us pertaining to our issuance of additional shares, before the expiration of the applicable lock-up period.

Indemnification

We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement and to contribute to payments the underwriters may be required to make in respect of any such liabilities.

Stabilization, Short Position and Penalty Bids

As described below, the representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock in accordance with Regulation M under the Securities Exchange Act of 1934:

•       Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is no greater than the number of shares that it may purchase upon exercise of the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•       Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

•       Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares upon exercise of the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, resulting in a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•       Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The NASDAQ National Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Offering Price Determination

Before this offering, there was no market for our common stock. The initial public offering price has been arbitrarily determined by negotiations between us and the underwriters, bears no relationship to our earnings, book value, net worth or other financial criteria of value and may not be indicative of the market price for our common stock after this offering. After completion of this offering, the market price of our common stock will be subject to change as a result of market conditions and other factors.

Discretionary Accounts

The representatives have advised us that they do not intend to confirm sales of the shares to discretionary accounts.

LEGAL MATTERS

Our general counsel is Winthrop & Weinstine, P.A., Minneapolis, Minnesota. Our patent counsel is Westman, Champlin & Kelly, P.A., Minneapolis, Minnesota.

The validity of the shares being offered hereby is being passed upon for us by Winthrop & Weinstine, P.A. We received certain advice from our legal counsel in connection with the matters described herein. Such legal advice is solely for our benefit and not for any stockholder or prospective investor. Purchasers of the shares offered hereby are not entitled to rely on any such advice and should not consider any such counsel to represent them or their interests.

Richard A. Hoel is a stockholder of Winthrop & Weinstine  P.A., and his spouse owns 10,001 shares of our common stock and warrants to purchase 3,334 shares of our common stock. Michele D. Vaillancourt also is a stockholder of Winthrop & Weinstine  P.A., and she and her spouse together own 3,334 shares of our common stock.

Certain legal matters relating to the offering will be passed upon for the underwriters by Lindquist & Vennum PLLP, Minneapolis, Minnesota. Prospective investors should consult with their own legal and other counsel.

EXPERTS

The financial statements as of December 31, 2003 and December 31, 2004 and for each of the three years in the period ended December 31, 2004 and cumulative for the period from inception (April 14, 1997) through December 31, 2004, included in this prospectus have been so included in reliance on the report, which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act with respect to the shares of common stock we are offering to sell. This prospectus is part of the registration statement but does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. We anticipate making these documents publicly available, free of charge, on our website at www.mathstar.com as soon as reasonably practicable after filing such documents with the Securities and Exchange Commission.

You can read the registration statement and our future filings with the Securities and Exchange Commission over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. You may also read and copy any document that we file with the Securities and Exchange Commission at its public reference room at Station Place, 100 F Street NE, Washington, DC 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at Station Place, 100 F Street NE, Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
of MathStar, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders’ equity and cash flows present fairly, in all material respects, the financial position of MathStar, Inc. (a development stage company) (the “Company”) at December 31, 2003 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, and cumulatively for the period from April 14, 1997 (date of inception) to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses and negative cash flows from operations and will require additional funding to continue its operations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota

May 26, 2005

MathStar, Inc.
(A development stage company)
Balance Sheets

	December 31,		June 30,
	2003	2004	2005
			(Unaudited)
	(in thousands, except share and per share amounts)
Assets
Current assets
Cash and cash equivalents	$2,805	$4,132	$3,074
Subscription receivable	27	—	—
Accounts receivable	—	29	50
Prepaid expenses and other current assets	129	230	808
Total current assets	2,961	4,391	3,932
Property and equipment, net	279	109	73
Other assets	4	4	4
Total assets	$3,244	$4,504	$4,009
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$439	$251	$551
Accrued expenses	713	236	512
Convertible notes payable	—	—	2,240
Total liabilities	1,152	487	3,303
Commitments and contingencies (Note 10)
Stockholders’ equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.01 par value; 90,000,000 shares authorized; 7,648,035, 11,140,024 and 11,227,024 shares issued and outstanding at December 31, 2003 and 2004, and June 30, 2005 (unaudited), respectively	76	111	112
Additional paid-in capital	57,826	68,465	72,633
Deficit accumulated during the development stage	(55,810)	(64,559)	(72,039)
Total stockholders’ equity	2,092	4,017	706
Total liabilities and stockholders’ equity	$3,244	$4,504	$4,009

The accompanying notes are an integral part of these financial statements.

MathStar, Inc.
(A development stage company)
Statements of Operations

	Year Ended December 31,			Cumulative for the Period from Inception (April 14, 1997) Through December 31,	Six Months Ended June 30,		Cumulative for the Period from Inception (April 14, 1997) Through June 30,
	2002	2003	2004	2004	2004	2005	2005
					(Unaudited)		(Unaudited)
	(in thousands, except share and per share amounts)
Revenue	$17	$50	$130	$746	$—	$40	$786
Cost of goods sold	—	—	53	53	—	15	68
Gross margin	17	50	77	693	—	25	718
Operating expenses
Research and development	3,440	7,903	5,192	21,233	2,160	4,578	25,811
Selling, general and administrative	2,840	3,221	3,691	13,216	1,823	2,458	15,674
	6,280	11,124	8,883	34,449	3,983	7,036	41,485
Operating loss	(6,263)	(11,074)	(8,806)	(33,756)	(3,983)	(7,011)	(40,767)
Interest income	84	47	57	1,080	33	—	1,080
Interest expense	(16)	—	—	(26)	—	(469)	(495)
Other income, net	14	—	—	17	—	—	17
Net loss from continuing operations	(6,181)	(11,027)	(8,749)	(32,685)	(3,950)	(7,480)	(40,165)
Loss from discontinued operations (Note 4)	(23,528)	—	—	(31,874)	—	—	(31,874)
Net loss	$(29,709)	$(11,027)	$(8,749)	$(64,559)	$(3,950)	$(7,480)	$(72,039)
Basic and diluted loss per share from continuing operations	$(0.94)	$(1.56)	$(0.95)		$(0.45)	$(0.67)
Basic and diluted loss per share from discontinued operations	$(3.59)	$—	$—		$—	$—
Basic and diluted loss per share	$(4.53)	$(1.56)	$(0.95)		$(0.45)	$(0.67)
Weighted average basic and diluted shares outstanding	6,551,360	7,048,121	9,209,436		8,716,655	11,172,799
Unaudited pro forma net loss per share (basic and diluted) see Note 2			$(1.01)			$(0.89)
Unaudited pro forma weighted average shares outstanding (basic and diluted) see Note 2			9,216,305			11,210,635

The accompanying notes are an integral part of these financial statements.

MathStar, Inc.
(A development stage company)
Statements of Changes in Stockholders’ Equity
Cumulative for the Period from Inception (April 14, 1997) Through June 30, 2005

							Deficit
							Accumulated
		Price	Common Stock		Additional		During the
		Per		Par	Paid-in	Notes	Development
	Date	Share	Shares	Value	Capital	Receivable	Stage	Total
		(in thousands, except share and per share amounts)
Issuance of common stock to founders for cash and notes receivable	January 1998	$0.045	666,668	$7	$23	$(15)		$15
Net income							$7	7
Balances at December 31, 1998			666,668	7	23	(15)	7	22
Payments on notes receivable						15		15
Net loss							(15)	(15)
Balances at December 31, 1999			666,668	7	23	—	(8)	22
Issuance of common stock for notes receivable	April 2000	$.11	2,100,000	21	209	(230)		—
Issuance of common stock for cash	June 2000	$5.25	140,241	1	735			736
Payments on notes receivable						230		230
Issuance of common stock for cash, net of offering costs of $1,908	July - November 2000	$8.25	2,235,419	23	16,511			16,534
Net loss							(1,437)	(1,437)
Balances at December 31, 2000			5,142,328	52	17,478	—	(1,445)	16,085
Issuance of common stock in connection with the acquisition of Digital Mediacom, Inc.	August 2001	$8.25	1,602,505	16	13,210			13,226
Issuance of options and warrants in connection with the acquistion of Digital Mediacom, Inc.					5,158			5,158
Stock-based employee compensation					148			148
Stock-based nonemployee compensation					116			116
Repurchase of common stock			(666,667)	(7)	(243)			(250)
Net loss							(13,629)	(13,629)
Balances at December 31, 2001			6,078,166	61	35,867	—	(15,074)	20,854

The accompanying notes are an integral part of these financial statements.

MathStar, Inc.
(A development stage company)
Statements of Changes in Stockholders’ Equity (Continued)
Cumulative for the Period from Inception (April 14, 1997) Through June 30, 2005

							Deficit
							Accumulated
		Price	Common Stock		Additional		During the
		Per		Par	Paid-in	Notes	Development
	Date	Share	Shares	Value	Capital	Receivable	Stage	Total
		(in thousands, except share and per share amounts)
Balances at December 31, 2001			6,078,166	61	35,867	—	(15,074)	20,854
Issuance of common stock for cash, net of offering costs of $1,645	April - August 2002	$10.50	1,457,672	14	13,644			13,658
Exercise of stock options			8,706		47			47
Stock-based employee compensation					528			528
Repurchase of common stock			(500,000)	(5)	(252)			(257)
Net loss							(29,709)	(29,709)
Balances at December 31, 2002			7,044,544	70	49,834	—	(44,783)	5,121
Issuance of warrants to purchase common stock for cash, net of offering costs of $697	April - August 2003				5,304			5,304
Issuance of common stock for cash, net of offering costs of $316	December 2003	$4.80	585,157	6	2,487			2,493
Exercise of warrants for subscription receivable			18,334		27			27
Stock-based employee compensation					148			148
Stock-based nonemployee compensation—options					26			26
Net loss							(11,027)	(11,027)
Balances at December 31, 2003			7,648,035	76	57,826	—	(55,810)	2,092
Issuance of common stock for cash, net of offering costs of $970	January - August 2004	$4.80	1,864,320	19	7,959			7,978
Exercise of warrants for cash, net of warrant call costs of $279			1,626,519	16	2,629			2,645
Exercise of stock options			1,150		1			1
Vesting of warrants issued to nonemployees					50			50
Net loss							(8,749)	(8,749)
Balances at December 31, 2004			11,140,024	111	68,465	—	(64,559)	4,017

The accompanying notes are an integral part of these financial statements.

MathStar, Inc.
(A development stage company)
Statements of Changes in Stockholders’ Equity (Continued)
Cumulative for the Period from Inception (April 14, 1997) Through June 30, 2005 (Unaudited)

							Deficit
							Accumulated
		Price	Common Stock		Additional		During the
		Per		Par	Paid-in	Notes	Development
	Date	Share	Shares	Value	Capital	Receivable	Stage	Total
		(in thousands except share and per share amounts)
Balances at December 31, 2004			11,140,024	111	68,465	—	(64,559)	4,017
Exercise of warrants for cash, net of costs of $20 (unaudited)			87,000	1	175			176
Vesting of warrants issued to nonemployees (unaudited)					188			188
Beneficial conversion value of convertible notes (unaudited)					2,502			2,502
Warrants issued with convertible notes (unaudited)					1,126			1,126
Stock-based employee compensation					177			177
Net loss (unaudited)							(7,480)	(7,480)
Balances at June 30, 2005 (unaudited)			11,227,024	$112	$72,633	$—	$(72,039)	$706

The accompanying notes are an integral part of these financial statements.

MathStar, Inc.
(A development stage company)
Statements of Cash Flows

				Cumulative			Cumulative
				for the Period			for the Period
				from Inception			from Inception
				(April 14, 1997)			(April 14, 1997)
	Year Ended			Through	Six Months Ended		Through
	December 31,			December 31,	June 30,		June 30,
	2002	2003	2004	2004	2004	2005	2005
					(Unaudited)		(Unaudited)
	(In thousands)
Cash flows from operating activities
Net loss	$ (29,709)	$ (11,027)	$ (8,749)	$ (64,559)	$ (3,950)	$ (7,480)	$ (72,039)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	616	358	183	1,459	105	36	1,495
Amortization of beneficial conversion feature convertible notes and value of warrants issued with notes	—	—	—	—	—	368	368
Amortization of discount on held-to-maturity securities	—	—	—	(233)	—	—	(233)
Acquired in-process research and development	—	—	—	4,300	—	—	4,300
Stock-based compensation	575	175	50	1,064	—	365	1,429
Goodwill impairment	13,306	—	—	13,306	—	—	13,306
Change in operating assets and liabilities, net of effects of acquisition
Accounts receivable	24	—	29	116	27	(21)	95
Prepaid expenses and other assets	171	302	(101)	(95)	99	(578)	(673)
Accounts payable	186	68	(188)	103	(273)	300	403
Accrued expenses	(410)	513	(477)	214	(578)	276	490
Net cash used in operating activities	(15,241)	(9,611)	9,311	(44,325)	(4,570)	(6,734)	(51,059)
Cash flows from investing activities
Cash used in acquisition, net of cash acquired	—	—	—	(791)	—	—	(791)
Purchase of property and equipment	(376)	—	(13)	(1,408)	—		(1,408)
Proceeds from sale of discontinued operations	1,752	—	—	1,752	—	—	1,752
Purchases of held-to-maturity securities	—	—	—	(10,000)	—	—	(10,000)
Sales of held-to-maturity securities	—	—	—	10,233	—	—	10,233
Net cash provided by (used in) investing activities	1,376	—	(13)	(214)	—	—	(214)
Cash flows from financing activities
Proceeds from issuance of common stock, net of offering costs	13,658	2,493	7,978	41,414	7,529	—	41,414
Proceeds from issuance of convertible notes	—	—	—	—	—	5,500	5,500
Proceeds from issuance of warrants to purchase common stock, net of offering costs	—	5,304	—	5,304	16	—	5,304
Proceeds from exercise of warrants, net of costs	—	—	2,645	2,673	—	176	2,849
Collection of subscription receivable	—	—	27	27	—	—	27
Proceeds from exercise of stock options	—	—	1	1	1	—	1
Principal payments on notes receivable from stockholders	—	—	—	245	—	—	245
Principal payments on notes payable to stockholders	(125)	(125)	—	(250)	—	—	(250)
Repurchase of common stock	(7)	—	—	(257)	—	—	(257)
Payments on capital lease obligations	(348)	(29)	—	(486)	—	—	(486)
Net cash provided by financing activities	13,178	7,643	10,651	48,671	7,546	5,676	$ 54,347
Net (decrease) increase in cash and cash equivalents	(687)	(1,968)	1,327	4,132	2,976	(1,058)	3,074
Cash and cash equivalents
Beginning of period	5,460	4,773	2,805	—	2,805	4,132	—
End of period	$ 4,773	$ 2,805	$ 4,132	$ 4,132	$ 5,781	$ 3,074	$ 3,074

Cash paid during period for interest	16			26			26
Significant noncash financing transaction
Common stock, options and warrants issued in connection with Digital Mediacom, Inc. acquisition	$ —	$ —	$ —	$ 18,384			$ 18,384
Exercise of warrants for subscription receivable	—	27	—	27			27
Capital lease obligation incurred for acquisition of fixed assets	192	—	—	426			426
Repurchase of common stock with notes payable	250	—	—	250			250

The accompanying notes are an integral part of these financial statements.

MathStar, Inc.
(A development stage company)
Notes to Financial Statements
(in thousands, except share and per share amounts)

1.   Nature of the Business and Going Concern

MathStar, Inc. (the “Company”) was incorporated as a Minnesota corporation in April 1997 and reincorporated under Delaware law during 2005. The Company is a fabless semiconductor company addressing the reconfigurable logic markets with a new class of platform chips designed to be high-performance, reconfigurable integrated circuits based on the Company’s proprietary silicon object technology. Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruitment of management and technical staff, acquiring operating assets and raising capital. The Company has generated only nominal revenues from the sale of development kits that support customer development of applications for one of the Company’s products, the sale of product prototypes and contractual research and development services. Accordingly, the Company is considered to be in the development stage as defined by Statement of Financial Accounting Standards (“SFAS”) No. 7, Accounting and Reporting by Development Stage Enterprises.

The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern and which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has a limited operating history and has incurred losses and negative cash flows from operations since inception. The Company expects to incur additional losses and to require additional funding in order to continue its operations through 2005. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

During April 2005, the Company raised approximately $5,500 in exchange for convertible notes (Note 6). Management intends to seek additional cash through debt or equity financing. However, there can be no assurance that such debt or equity financing will be available on terms acceptable to the Company, or at all, and there can be no assurance that the Company will successfully market its products.

2.   Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Pro Forma Net Loss Per Share

In connection with its initial public offering, the Company will have completed a series of corporate actions immediately prior to the consummation thereof. The unaudited pro forma net loss per share has been presented to give effect to the vesting of all of the Company’s outstanding restricted stock (see Note 6) as if such conversion occurred on January 1, 2004 or at the date of the original issuance, if later. For purposes of calculating the unaudited pro forma net loss per share, additional compensation expense of $585 and $2,742 was added to the net loss for the year ended December 31, 2004 and for the six months

MathStar, Inc.
(A development stage company)
Notes to Financial Statements (Continued)
(in thousands, except share and per share amounts)

ended June 30, 2005, respectively, and 6,869 and 37,836 weighted averages shares of the Company’s common stock were added to the weighted average shares outstanding at December 31, 2004 and June 30, 2005, respectively.

Interim Financial Statements (Unaudited)

The balance sheet at June 30, 2005, the statement of operations for the six months ended June 30, 2004 and 2005, the statement of cash flows for the six months ended June 30, 2004 and 2005, and the statement of changes in stockholders’ equity for the six months ended June 30, 2005 have been prepared by the Company without audit. The amounts at and for the six months ended June 30, 2004 and 2005 included within the notes to financial statements have also been prepared by the Company without audit. In the opinion of the Company’s management, all adjustments (which include only normal recurring adjustments) necessary for a fair statement of the financial position, results of operations, cash flows, and changes in stockholders’ equity have been made. Interim results are not necessarily indicative of the results that will be achieved for the year.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

Subscription Receivable

Subscription receivable at December 31, 2003, consists of capital contributions committed by stockholders that were made prior to issuance of the Company’s 2003 financial statements.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash equivalents, accounts receivable, accounts payable, other accrued expenses and notes payable, approximate their fair values due to their short maturities and/or market-consistent interest rates.

Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives, generally three to five years, using the straight-line method. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in operating results. Repairs and maintenance costs are expensed as incurred.

Patents

The Company has filed applications for patents with the U.S. Patent and Trademark Office. The legal fees and application costs associated with obtaining patents from the U.S. Patent and Trademark Offices are expensed as incurred.

MathStar, Inc.
(A development stage company)
Notes to Financial Statements (Continued)
(in thousands, except share and per share amounts)

Long-Lived Assets

The recoverability of long-lived assets is assessed periodically or whenever adverse events or changes in circumstances or business climate indicate that the expected cash flows previously anticipated warrant a reassessment. When such reassessments indicate the potential of impairment, all business factors are considered and, if the carrying value of such assets is not likely to be recovered from future undiscounted operating cash flows, they will be written down for financial reporting purposes. See Note 4 regarding assessment of the carrying value of goodwill.

Research and Development

Research and development expenses represent costs incurred for designing and engineering of the Company’s products, including the costs of developing design tools and applications to enable customers to more easily utilize the Company’s products. The Company expenses all research and development costs related to development of its products. Development of certain tools and applications include the development of software. Such research and development expenses are required to be expensed until the point that technological feasibility of the software is established. The Company determines technological feasibility based upon completion of a working model of the software. To date, the period between technological feasibility and general release of the software has been short, such that virtually all of the Company’s software development costs relate to software development during the period prior to technological feasibility. Accordingly, all such costs have been charged to operations as incurred.

Revenue Recognition

Revenue prior to 2003 resulted from contractual research and development services and was recognized as the services were performed. Customer payments received in advance of providing services were recorded as customer deposits. Costs related to these revenues consisted primarily of salary and related benefits of certain employees and were included in operating expenses.

Revenue after 2002 resulted from the sale of prototype products and the sale of product development kits. The Company recognizes revenue for these products when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, collectability is reasonably assured and there are no post-delivery obligations. During 2004 and the six months ended June 30, 2005, marketing support was paid to a customer of the Company. Such payments are reported as a reduction of revenue in accordance with Emerging Issues Task Force Issue 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).

Stock-Based Compensation

In accordance with SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to account for stock-based compensation to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options granted to employees is measured as the excess, if any, of the fair value of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company accounts for stock-based compensation to

MathStar, Inc.
(A development stage company)
Notes to Financial Statements (Continued)
(in thousands, except share and per share amounts)

nonemployees using the fair value method prescribed by SFAS No. 123. Compensation cost for stock options granted to nonemployees is measured based on the fair value of the option at the date of grant with the unvested portion revalued at each balance sheet date. Compensation costs, if any, are amortized over the underlying option vesting terms.

The following table presents the pro forma effect on net loss if the Company had applied the fair value recognition provisions for SFAS No. 123 (minimum value method) to stock-based employee compensation:

				Cumulative			Cumulative
				for the Period			for the Period
				from Inception			from Inception
				(April 14, 1997)			(April 14, 1997)
	Year Ended			Through	Six Months Ended		Through
	December 31,			December 31,	June 30,		June 30,
	2002	2003	2004	2004	2004	2005	2005
					(Unaudited)		(Unaudited)
Net loss as reported	$(29,709)	$(11,027)	$(8,749)	$(64,559)	$(3,950)	$(7,480)	$(72,039)
Add: Total stock-based employee compensation expense included in net loss, as reported	575	148	—	871	—	177	1,048
Deduct: Total stock-based employee compensation expense determined under fair value based method for all employee awards	(988)	(369)	(174)	(1,785)	(88)	(357)	(2,142)
Pro forma net loss	$(30,122)	$(11,248)	$(8,923)	$(65,473)	$(4,038)	$(7,660)	$(71,133)
Basic and diluted loss per share:
As reported	$(4.53)	$(1.56)	$(0.95)		$(0.45)	$(0.67)
Pro forma	$(4.60)	$(1.60)	$(0.97)		$(0.46)	$(0.69)

Advertising Costs

Advertising costs are charged to operations as incurred. Advertising costs were $77, $4, $3 for the years ended December 31, 2002, 2003 and 2004, respectively, and $123 cumulative for the period from inception (April 14, 1997) through December 31, 2004.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. The asset and liability approach of SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the tax consequences of temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes using enacted tax rates in effect for the years in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight

MathStar, Inc.
(A development stage company)
Notes to Financial Statements (Continued)
(in thousands, except share and per share amounts)

of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and cash equivalents primarily in checking and money market accounts with one financial institution that management considers creditworthy. However, the Federal Deposit Insurance Corporation does not insure most of these accounts.

Comprehensive Loss

Comprehensive loss, as defined in SFAS No. 130, Reporting Comprehensive Income, includes all changes in equity (net assets) during a period from nonowner sources. The Company has not had any changes in stockholders’ equity from nonowner sources other than a net loss.

Earnings Per Share

Basic earnings per share are computed by dividing the net loss available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share gives effect to all dilutive potential common shares outstanding during the period, including stock options, warrants and convertible notes payable, using the treasury stock method. Options and warrants to purchase 1,499,236, 3,671,740 and 2,611,164 shares of common stock were outstanding at December 31, 2002, 2003 and 2004, respectively, and 3,985,369 and 3,556,548 were outstanding at June 30, 2004 and 2005 (unaudited), respectively, but were not included in the computation of net loss per share as their effect was anti-dilutive. Common shares issuable upon exercise of the convertible notes payable and related accrued interest and shares of the Company’s contingently issuable restricted stock also were not included in the computation of net loss per share as their effect was anti-dilutive. (see Note 6).

New Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 151, Inventory Cost. SFAS No. 151 amends the guidance in Accounting Research Bulletin (“ARB”) No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material or spoilage. Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges.” SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS No. 151 will be effective for us in the first quarter of 2006, which begins January 1, 2006. The Company does not expect adoption of SFAS No. 151 to have a material effect on its consolidated financial statements.

MathStar, Inc.
(A development stage company)
Notes to Financial Statements (Continued)
(in thousands, except share and per share amounts)

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R revised SFAS No. 123 and supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB Opinion No. 25”). The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based payments using APB Opinion No. 25 and requires that the compensation costs relating to such transactions be recognized in the statement of operations based upon the grant-date fair value of those instruments. The revised statement is effective for the Company in the first quarter of 2006 which begins on January 1, 2006. The Company expects that adoption of SFAS No. 123R will result in charges to operations beginning in 2006. However, the Company has not yet determined the amount of such charges.

Under SFAS No. 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation costs and the transition method to be used at the date of adoption. The transition methods include prospective and retroactive adoption alternatives. Under the retroactive adoption alternative, prior periods may be restated for all periods presented. Because the Company has historically followed the “minimum value” method permitted by SFAS No. 123, the prospective method will require the Company to record compensation expense only for options issued after adoption of SFAS No. 123R, while the retroactive method would require the Company to record compensation expense for all unvested stock options beginning with the first period restated.

3.   Selected Balance Sheet Information

The following presents prepaid expenses and other current assets:

	December 31,		June 30,
	2003	2004	2005
			(Unaudited)
Prepaid license fees	$30	$205	$215
Prepaid insurance	—	25	—
Deferred convertible note fees and public offering costs	—	—	593
Prepaid rent	99	—	—
	$129	$230	$808

The following presents property and equipment, net:

	December 31,		June 30,
	2003	2004	2005
			(Unaudited)
Computer equipment	$883	$896	$896
Purchased software	425	425	425
Furniture and fixtures	165	165	165
	$1,473	$1,486	$1,486
Less: Accumulated depreciation	(1,194)	(1,377)	(1,413)
Total property and equipment, net	$279	$109	$73

MathStar, Inc.
(A development stage company)
Notes to Financial Statements (Continued)
(in thousands, except share and per share amounts)

Depreciation expense was $616, $358 and $183 for the years ended December 31, 2002, 2003 and 2004, respectively, $1,459 cumulative for the period from inception (April 14, 1997) through December 31, 2004, $105 and $36 for the six months ended June 30, 2004 and 2005 (unaudited), respectively, and $1,495 cumulative for the period from inception (April 14, 1997) through June 30, 2005 (unaudited).

The following presents accrued expenses:

	December 31,		June 30,
	2003	2004	2005
			(Unaudited)
Accrued rent	$515	$146	$132
Accrued interest	—	—	142
Accrued compensation	74	90	118
Other	124	—	120
Total accrued expenses	$713	$236	$512

4.   Acquisition and Disposition of Digital Mediacom, Inc.

Acquisition

On August 31, 2001, the Company completed its acquisition of Digital Mediacom, Inc. (“DMC”), a provider of design and engineering services and a developer of physical media device technology. In connection with the merger transaction, the Company acquired all outstanding shares of DMC common stock in exchange for cash of $950 and 1,602,505 shares of the Company’s common stock. In addition, options and warrants to purchase shares of DMC common stock outstanding immediately prior to the consummation of the merger were assumed by the Company and converted into options and warrants to purchase 780,766 shares of the Company’s common stock. The total purchase price, including the fair value of converted options and warrants and direct acquisition costs, was $19,402. The purchase price was allocated to the assets acquired and liabilities assumed based upon their fair values. The most significant asset was $4,300 of acquired, in-process research and development (see discussion below). The excess of the purchase price over the fair value of the net assets acquired of $14,589 was recorded as goodwill.

In-Process Research and Development

At the time of acquisition, DMC had certain in process development projects. Management estimated that $4,300 of the purchase price represented the fair value of purchased in-process research and development relating to these development projects which had not yet reached technological feasibility and had no alternative future uses. The Company estimated the fair value of the in-process research and development using an income approach, which estimates fair value by discounting the cash flows expected to arise from the development of the in-process projects and future sale of the resulting products.

Goodwill Impairment and Discontinued Operations

In August 2002, due to events and changes in circumstances which included a severe downturn in the market for the acquired in process development projects, management and the Board of Directors committed to a plan to sell the physical media device (“PMD”) operating segment which was comprised of

MathStar, Inc.
(A development stage company)
Notes to Financial Statements (Continued)
(in thousands, except share and per share amounts)

the acquired DMC operations. Accordingly, the Company tested the PMD assets for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and SFAS No. 142, Goodwill and Other Intangible Assets, and recorded a $13,306 goodwill impairment charge.

On November 15, 2002, the Company closed on the sale of its PMD operating segment for $1,752 in cash. In connection with the sale, the buyer assumed $187 in liabilities, and the Company sold or disposed of all of the valuable technology, property and equipment, licensed software and employees. There was no gain or loss on the sale because the assets of the PMD operating segment were written down to their estimated net realizable value in August 2002.

The operating results from the discontinued PMD operating segment included in the accompanying financial statements were as follows:

	Period from January 1, 2002 Through November 15, 2002	Cumulative for the Period from August 31, 2001 Through December 31, 2002
Operating expenses	$10,222	$14,268
Purchased in-process research and development	—	4,300
Goodwill impairment	13,306	13,306
Loss from discontinued operations	$23,528	$31,874

5.   Note Payable to Stockholder

On January 16, 2002, the Company agreed to purchase 500,000 shares of the Company’s common stock from a stockholder in exchange for a note payable of $250. The note bore interest at 5% and was due in four equal installments through 2002. At December 31, 2002, the remaining balance due was $125. During 2003, the Company repaid the outstanding balance of this note payable.

6.   Stockholders’ Equity

Authorized Shares

The Company’s authorized capital consists of 100,000,000 shares of capital stock, of which 90,000,000 shares have been designated as common stock ($0.01 per share par value), and 10,000,000 shares have been designed as preferred stock ($0.01 per share par value). In addition, 2,410,750 of the 90,000,000 shares of common stock have been reserved for issuance under the Company’s Stock Option and Restricted Stock Plans. Each share of common stock entitles the holder to one vote.

Stock Split

The Company’s Board of Directors and stockholders declared a three-for-one reverse stock split, effective June 10, 2005. The accompanying financial statements and related notes give retroactive effect to this reverse stock split.

MathStar, Inc.
(A development stage company)
Notes to Financial Statements (Continued)
(in thousands, except share and per share amounts)

Warrants

In connection with the issuance of common stock by the Company from January 2004 to August 2004, the Company issued warrants to the selling agent to purchase 243,434 shares of common stock at an exercise price of $4.80. 199,684 of the warrants expire on March 24, 2009, and the remaining 43,750 warrants expire on August 15, 2009.

In October and December 2004, the Company granted warrants to purchase 253,337 shares of the Company’s common stock at a price of $6.00 per share to consultants of the Company. 170,003 of the warrants vest over three years and have a ten-year term. The remaining 83,334 warrants vest based on design wins and have a five-year term. During the year ended December 31, 2004, and cumulative for the period from inception (April 14, 1997) through December 31, 2004, total stock-based compensation expense related to these warrants was $50. Total stock-based compensation expense related to these warrants during the six months ended June 30, 2005 and cumulative for the period from inception (April 14, 1997) through June 30, 2005 was $188 and $238, respectively. The fair value of these warrants was measured as they were earned using the Black-Scholes option pricing model and the following assumptions at June 30, 2005: term—10 years; volatility—68%; risk-free interest rate—4.47%; and expected dividend yield of zero.

In the period between April 1, 2003 and July 31, 2003, the Company received proceeds of $5,304 net of $697 of offering costs, in exchange for 2,000,146 three-year warrants to purchase shares of the Company’s common stock. These warrants, which expire if not exercised three years after issuance consist of 1,000,073 Part A Warrants with an exercise price of $4.50 and 1,000,073 Part B Warrants with an exercise price of $6.75.

The warrants are redeemable at the Company’s option upon at least 30 days’ notice at a redemption price of $0.01 per warrant under any of the following circumstances:

•       Part A and B Warrants are redeemable by the Company when any one of the following transactions closes: i) the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of the Company, ii) the approval by the Company’s stockholders of any plan or proposal for the liquidation or dissolution of the Company, iii) any person or entity becomes the beneficial owner, directly or indirectly, of more than 50% of combined voting power of the outstanding securities of the Company, or iv) a merger or consolidation to which the Company’s shareholders represent less than 50% of the surviving company’s combined voting power of outstanding securities.

•       Part A Warrants are redeemable by the Company when the Company gives notice that it has fabricated and successfully tested and demonstrated the functionality of its Field Programmable Object Array chip (the “Chip”) and also received commitments from at least two customers that will use the Chip in at least one of each customer’s design programs.

•       Part B Warrants are redeemable by the Company when the Company gives notice that it has i) closed on a strategic investment from a company with significant financial resources (as defined) that is a participant in the semiconductor industry or a related industry, or ii) recognized total aggregate cumulative revenue from the sale or license of its silicon object chips of at least $2,500.

MathStar, Inc.
(A development stage company)
Notes to Financial Statements (Continued)
(in thousands, except share and per share amounts)

During 2004, the Company gave notice that it had achieved the milestones required to permit the Company to redeem the Part A warrants. In December 2004, the Company called for redemption of all Part A warrants. Proceeds from the exercise of 980,905 Part A warrants and 645,614 Part B warrants, whose holders voluntarily elected to exercise, were $2,645 net of offering costs of $279. The remaining 19,168 Part A warrants were exercised in December 2003 and January 2005.

In connection with the sale of warrants to purchase shares of the Company’s common stock from April to July 2003, the Company issued warrants to the selling agent to purchase 199,902 shares of the Company’s common stock at an exercise price of $4.89. 182,852 of these warrants expire on June 29, 2008, and the remaining 17,050 warrants expire on July 7, 2008.

In connection with the issuance of common stock by the Company from April 2002 to August 2002, the Company issued warrants to the selling agent to purchase 146,102 shares of common stock at an exercise price of $10.50. The warrants expire on July 18, 2007.

In connection with the acquisition of DMC in August 2001, warrants to purchase shares of DMC common stock were converted to warrants to purchase 36,683 shares of the Company’s common stock at an exercise price of $7.76. 29,715 of these warrants expired on various dates through June 1, 2005. 4,151 of these warrants expire on various dates through December 31, 2005, and the remaining 6,004 warrants expire on various dates through August 31, 2006.

In connection with the issuance of common stock by the Company in July and November 2000, the Company issued warrants to the selling agent to purchase 223,545 shares of common stock at an exercise price of $8.25. 66,232 of the warrants expired on July 27, 2005, and the remaining 157,313 warrants expire on November 28, 2005.

During December 2003, 18,334 warrants were exercised in exchange for a subscription receivable for $27. The subscription receivable was paid in full in January 2004.

The Company has agreed to issue up to an additional 80,000 warrants to purchase the Company’s common stock to certain non-employees. Such warrants, when granted, will have a 10-year term, vest over three years and have an exercise price equal to the fair value of the common stock upon issuance.

MathStar, Inc.
(A development stage company)
Notes to Financial Statements (Continued)
(in thousands, except share and per share amounts)

The following table summarizes warrant activity:

		Price
	Warrants	Range
	Outstanding	Per Share
Warrants outstanding at beginning of period (inception)
Warrants issued in 2000	223,545	$8.25
Outstanding at December 31, 2000	223,545	$8.25
Warrants issued	36,683	$7.77
Outstanding at December 31, 2001	260,228	$7.77–$8.25
Warrants issued	146,102	$10.50
Outstanding at December 31, 2002	406,330	$7.77–$10.50
Warrants sold	2,000,146	$1.50–$2.25
Warrants issued	199,902	$4.89
Warrants exercised	(18,334)	$1.50
Outstanding at December 31, 2003	2,588,044	$1.50–$10.50
Warrants issued	496,771	$4.80–$6.00
Warrants exercised	(1,626,519)	$1.50–$2.25
Outstanding at December 31, 2004	1,458,296	$1.50–$10.50
Warrants issued (unaudited)	400,049	$4.80–$6.00
Warrants exercised (unaudited)	(87,000)	$1.50–$2.25
Warrants expired (unaudited)	(29,715)	$7.76
Outstanding at June 30, 2005 (unaudited)	1,741,630	$2.25–$10.50

Notes Receivable

In 1998 and 2000, the Company issued stock to certain stockholders totaling $15 and $230, respectively, under subscription agreements in exchange for notes receivable with no stated interest rate. In 1999 and 2000, the noteholders repaid $15 and $230, respectively.

Restricted Stock

In 2004, the Company issued 83,570 shares of restricted stock to certain employees of the Company. The restricted stock vests upon either a change in control (as defined by the restricted stock agreement) of the Company or an initial public offering of the Company’s common stock. Notwithstanding the foregoing, the Company may delay the vesting of the restricted stock up to one year after a change in control or an initial public offering of the Company’s common stock. The Company will record compensation expense equal to the fair value of the restricted stock as measured on the date that a vesting event is considered probable. The Company has recorded no compensation expense related to the restricted stock during the year ended December 31, 2004, cumulative for the period from inception (April 14, 1997) through December 31, 2004, or cumulative for the period from inception (April 14, 1997) through June 30, 2005 (unaudited).

MathStar, Inc.
(A development stage company)
Notes to Financial Statements (Continued)
(in thousands, except share and per share amounts)

In 2005, the Company issued 398,335 shares of restricted stock to certain employees of the Company. The restricted stock vests upon either a change in control of the Company or an initial public offering of the Company’s common stock. Notwithstanding the foregoing, the Company may delay the vesting of the restricted stock up to one year after a change in control of the Company or an initial public offering of the Company’s common stock. The Company has recorded no compensation expense related to the restricted stock during the six months ended June 30, 2005 (unaudited), and cumulative for the period from inception (April 14, 1997) through December 31, 2005 (unaudited).

Convertible Notes

In April 2005, the Company issued convertible notes totaling $5,500. The notes, which are due on April 28, 2006, bear interest at the rate of 8% per year and are convertible into shares of the Company’s common stock at a price per share equal to 80% of the issuance price of the Company’s stock in an initial public offering, if any. If an initial public offering does not occur on or before April 28, 2006 or any extended maturity date of the notes, the notes will be convertible into shares of the Company’s common stock at a price of $4.80 per share. The Company may extend the maturity of the notes for up to six months if an initial public offering is not closed on or before April 28, 2006. However, the notes are payable in full 30 days after the date an initial public offering is closed.

In connection with issuance of the convertible notes, the Company issued to the note holders warrants to purchase up to 366,715 shares of the Company’s common stock. The warrants, which have a five-year term, are exercisable at a price per share equal to 80% of the issuance price of the Company’s stock in an initial public offering. If an initial public offering does not occur on or before April 28, 2006 or any extended maturity date of the notes, the warrants will be exercisable at a price of $4.80 per share.

The allocated fair value of the warrants of $1,126 and the value attributable to the beneficial price for conversion of the notes of $2,502 is accounted for as a discount on the convertible notes. This discount, which is presented as a reduction of the carrying value of the notes at June 30, 2005 on the balance sheet, will be amortized and charged to interest expense over the one-year term of the notes using the effective interest method, or over a shorter period in the event of conversion of the notes prior to April 29, 2006. Interest expense recorded during the six months ended June 30, 2005 (unaudited), related to amortization of the discount was $368. At June 30, 2005 (unaudited), the remaining unamortized discount was $3,260. The fair value of the warrants was determined using the Black-Scholes option pricing model and the following assumptions at June 30, 2005: term—five years; volatility—68%; risk-free interest rate—3.79%; and expected dividend yield of zero.

7.   Stock Option Plan

In January 2002, the Company and its stockholders adopted the 2002 Combined Incentive and Nonstatutory Stock Option Plan (the “2002 Plan”). In April 2000, the Company and its stockholders adopted the 2000 Combined Incentive and Nonstatutory Stock Option Plan (the “2000 Plan”). Under the 2002 Plan and the 2000 Plan, 1,000,000 and 333,333 shares of the Company’s common stock were reserved for issuance of incentive and nonqualified stock options to directors, officers and employees of and advisers to the Company at exercise prices as determined by the Board of Directors on the date of grant, respectively. These options have exercise prices and vesting terms established by a committee of the Board

MathStar, Inc.
(A development stage company)
Notes to Financial Statements (Continued)
(in thousands, except share and per share amounts)

of Directors at the time of each grant. Vesting terms of outstanding options are generally four years. In no event are the options exercisable more than ten years after the date of grant.

In October 2004, the Company adopted and in June 2005 its stockholders approved the 2004 Amended and Restated Long-Term Incentive Plan (the “2004 Plan”). Under the 2004 Plan, 1,333,334 shares of the Company’s common stock were reserved for the issuance of restricted stock and incentive and nonqualified stock options to directors, officers and employees of and advisors to the Company at exercise prices as determined by the Board of Directors on the date of grants, respectively.

MathStar, Inc.
(A development stage company)
Notes to Financial Statements (Continued)
(in thousands, except share and per share amounts)

In connection with the acquisition of DMC (Note 4), the Company assumed DMC’s stock option plan. 744,083 shares of the Company’s common stock have been reserved for issuance under the assumed plan and the related options are included in the following table, which summarizes stock option plan activity:

			Weighted-
	Shares		Average
	Available	Number of	Exercise
	for Grant	Options	Price
Outstanding at beginning of period (inception)
Shares reserved	333,333	—
Options granted in 2000	(186,674)	186,674	$6.80
Outstanding at December 31, 2000	146,659	186,674	$6.80
Shares reserved for DMC assumed options	744,083	—
Options assumed from DMC acquisition	(744,083)	744,083	$1.54
Options granted	(95,335)	95,335	$8.25
Options cancelled	5,000	(5,000)	$8.25
Outstanding at December 31, 2001	56,324	1,021,092	$3.10
Shares reserved	1,000,000	—
Options granted	(796,236)	796,126	$7.98
Options cancelled	358,424	(698,142)	$4.76
Options exercised	—	(17,170)	$7.01
Outstanding at December 31, 2002	618,512	1,092,906	$5.50
Options granted	(174,178)	174,178	$4.89
Options cancelled	130,003	(183,388)	$6.38
Outstanding at December 31, 2003	574,337	1,083,696	$5.26
Shares reserved	333,334	—
Options granted	(272,514)	272,514	$4.80
Options cancelled	125,006	(202,192)	$4.63
Options exercised	—	(1,150)	$0.87
Restricted stock issued	(83,570)	—
Outstanding at December 31, 2004	676,593	1,152,868	$5.79
Shares reserved (unaudited)	1,000,000	—
Options granted (unaudited)	(758,338)	758,338	$5.48
Options cancelled (unaudited)	125,003	(125,003)	$6.25
Restricted stock issued (unaudited)	(398,335)	—
Restricted stock cancelled (unaudited)	6,667	—
Outstanding at June 30, 2005 (unaudited)	651,590	1,786,203	$5.62

MathStar, Inc.
(A development stage company)
Notes to Financial Statements (Continued)
(in thousands, except share and per share amounts)

The following table summarizes information about stock options outstanding at December 31, 2004:

	Options Outstanding			Options Exercisable
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
Range of	Number	Contractual	Exercise	Number	Exercise
Exercise Prices	Outstanding	Life	Price	Outstanding	Price
$0.87	117,882	3.50	$0.87	117,882	$0.87
$3.45 - $4.89	588,602	7.38	$4.66	240,877	$4.42
$5.25	37,917	5.25	$5.25	37,917	$5.25
$8.25	294,297	6.53	$8.25	222,380	$8.25
$10.50	114,170	7.06	$10.50	96,252	$10.50
	1,152,868			715,308

Stock options outstanding at December 31, 2004, include 33,668 options that were granted to nonemployees and 1,119,200 options that were granted to employees. During the year ended December 31, 2003, and cumulative for the period from inception (April 14, 1997) through December 31, 2004, total stock-based compensation expense related to options issued to nonemployees measured using the fair value method as prescribed by SFAS No. 123, was $27 and $143, respectively. Total stock-based compensation expense related to options issued to employees, including options assumed in connection with the acquisition of DMC, measured using the intrinsic value method, as prescribed by APB Opinion No. 25, was $575 and $148 for the years ended December 31, 2002 and 2003, respectively. Total stock-based compensation expense related to options issued to employees was $871 cumulative for the period from inception (April 14, 1997) through December 31, 2004. During the year ended December 31, 2004, there was no stock-based compensation expense related to options issued to nonemployees or employees. Total stock-based compensation expense related to options issued to employees for the six month period ending June 30, 2005 was $177 (unaudited) and $1,048 cumulative for the period from inception (April 14, 1997) through June 30, 2005 (unaudited). Stock-based compensation related to unvested stock options is $1,024 at June 30, 2005 (unaudited), and that amount will be charged to the results of operations over the respective remaining vesting periods.

The weighted-average fair value of employee options on the date of grant or assumption was as follows:

				Cumulative
				for the Period
				from Inception
				(April 14, 1997)
	Year Ended			Through
	December 31,			December 31,
	2002	2003	2004	2004

For options granted with exercise prices above the fair value of common stock	$0.01	—	—	$0.01
For options granted with exercise prices at the fair value of common stock	$1.62	$0.69	$0.77	$1.52
For options granted or assumed with exercise prices below the fair value of common stock	$4.14	—	—	$7.26

MathStar, Inc.
(A development stage company)
Notes to Financial Statements (Continued)
(in thousands, except share and per share amounts)

For the purpose of determining fair values using the minimum value method for employee grants and the fair value method for nonemployee grants as prescribed by SFAS No. 123, the Company used the Black-Scholes option pricing model with the following weighted average assumptions:

	Year Ended
	December 31,
	2002	2003	2004

Expected option term—employee	5 years	5 years	5 years
Expected option term—nonemployee	N/A	4 years	N/A
Expected volatility factor—employee	0%	0%	0%
Expected volatility factor—nonemployee	N/A	81.60%	N/A
Expected dividend yield	0%	0%	0%
Risk free interest rate—employee	3.99%	3.01%	3.51%
Risk free interest rate—nonemployee	N/A	4.53%	N/A

8.   Income Taxes

The components of deferred income taxes at December 31 are as follows:

	2003	2004
Net operating loss carryforwards	$15,988	$19,447
Research and experimentation credit carryforwards	2,104	2,503
Accrued expenses and stock options	238	257
Total deferred tax assets	18,330	22,207
Valuation allowance	(18,330)	(22,207)
Net deferred tax asset	$—	$—

The Company has established valuation allowances to fully offset its deferred tax assets due to uncertainty about the Company’s ability to generate the future taxable income necessary to realize these deferred tax assets, particularly in light of the Company’s recent history of significant operating losses. Future utilization of available net operating loss carryforwards may be limited under Internal Revenue Code Section 382 as a result of significant changes in ownership. These limitations could result in expiration of these net operating loss carryforwards before they are utilized.

For the years ended December 31, 2004 and 2003, and cumulative for the period from inception (April 14, 1997) through December 31, 2004, the Company has generated federal net operating loss carryforwards of approximately $8,650, $10,866 and $48,617, respectively.

The Company’s federal net operating loss carryforwards and state net operating loss carryforwards expire in various calendar years from 2014 through 2024. Available research and development credit carryforwards at December 31, 2004, represent federal and state amounts of $1,947 and $556, respectively, with expiration dates in calendar years 2015 through 2024.

MathStar, Inc.
(A development stage company)
Notes to Financial Statements (Continued)
(in thousands, except share and per share amounts)

9.   401(k) Savings Plan

During 2000, the Company established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. The Company may make contributions to the plan at the discretion of the Board of Directors. The Company has made no contributions to the plan.

10.   Commitments

Operating Leases

The Company leases its office and research facilities and certain office equipment under noncancellable operating leases. Total rent expense under these operating leases was $423, $1,403, $859 for the years ended December 31, 2002, 2003 and 2004, respectively, $3,028 cumulative for the period from inception (April 14, 1997) through December 31, 2004.

Future minimum lease payments under noncancellable operating leases at December 31, 2004, are as follows:

Year Ending December 31,
2005	$1,316
2006	1,370
2007	463
$3,149

In June 2005, the Company entered into an operating lease for an office facility. Future minimum lease payments under this additional lease agreement are as follows (unaudited):

Year Ending December 31,
2006	$113
2007	139
2008	144
2009	148
2010	152
2011	26
$722

Software License Agreements

The Company licenses certain internal use software under noncancellable license agreements. Future payments under noncancellable license agreements for the year ended December 31, 2005, are $819.

4,000,000 Shares

MathStar, Inc.

Common Stock

PROSPECTUS

               , 2005

Dealer Prospectus Delivery Obligation

Until                   , 2005 (25 days after commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriter with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                 Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the sale and distribution of the shares of common stock being registered and does not include the underwriting discounts or commissions to be paid to the underwriters. All of such expenses, except for the SEC registration fee, the NASD fee and the NASDAQ listing fee, are estimated. The underwriters’ non-accountable expense allowance assumes an initial public offering price of $7.00, which is the mid-point of our filing range.

SEC registration fee	$5,000
NASD filing fee	5,000
NASDAQ listing application listing fee	105,000
Underwriters’ non-accountable expense allowance	560,000
Legal fees	325,000
Accountant’s fees and expenses	350,000
Registrar’s and transfer agent’s fees	15,000
Printing expenses	150,000
Miscellaneous	20,000
Total	$1,535,000

Item 14.                 Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides as follows:

A Delaware corporation may indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was illegal.

A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification will be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Article 9(B) of our Certificate of Incorporation provides that MathStar shall indemnify its officers, directors, employees and agents and other persons to the fullest extent authorized or permitted by the Delaware General Corporation Law.

We maintain directors’ and officers’ liability insurance for the benefit of our directors and certain of our officers.

Under Section        of the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the underwriters agree to indemnify MathStar and its directors, executive officers and persons who control MathStar within the meaning of the Securities Act of 1933 against liabilities as provided in the underwriting agreement.

Reference is made to Item 17(h) for our undertakings with respect to indemnification for liabilities arising under the Securities Act of 1933.

Item 15.                 Recent Sales of Unregistered Securities.

Since January 1, 2002, we have sold or issued the securities described below to various individuals or entities in reliance on exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”). The information takes into account the three-for-one reverse stock split of our common stock that was effective on June 10, 2005.

1.                In January 2002, we granted options to purchase 45,000 shares of common stock at an exercise price of $8.25 per share to various employees under our 2000 Combined Incentive and Nonstatutory Stock Option Plan.(1)

2.                In January 2002, we granted an option to purchase 33,334 shares of common stock at an exercise price of $8.25 per share to one of our non-employee directors under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

3.                In January 2002, we granted options to purchase 393,667 shares of common stock at an exercise price of $8.25 per share to various employees under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

4.                In February 2002, we granted options to purchase 35,834 shares of common stock at an exercise price of $8.25 per share to various employees under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

5.                In March 2002, we granted options to purchase 7,500 shares of common stock at an exercise price of $10.50 per share to various employees under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

6.                From March to July 2002, we sold 1,457,468 shares of common stock at $10.50 per share in a private placement to various investors, all of which represented in subscription agreements that they were “accredited investors,” as that term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (hereinafter “accredited investors”), resulting in gross proceeds of $15,303,414.(2)

(1)   The issuance of stock options and warrants to our employees, our director and individual consultants and advisors and the issuance of shares of common stock to employees or former employees upon their exercise of stock options described in these paragraphs were made in reliance upon the exemption provided by Rule 701 under the Securities Act.

(2)          The sales of securities described in these paragraphs were made to accredited investors in reliance on the exemption provided by Rule 506 of Regulation D under the Securities Act.

7.                In April 2002, we granted an option to purchase 66,667 shares of common stock at an exercise price of $10.50 per share to an employee under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

8.                In July 2002, we granted options to purchase 10,000 shares of common stock at an exercise price of $10.50 per share to various employees under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

9.                In July 2002, we issued 715 shares of common stock to a former employee at a price of $10.50 per share upon the exercise of an option previously granted to the employee.(1)

10.         In August 2002, we granted options to purchase 18,334 shares of common stock at an exercise price of $10.50 per share to various employees under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

11.         In August 2002, we issued 9,732 shares of common stock to a former employee at a price of $10.50 per share upon the exercise of an option previously granted to the employee.(1)

12.         In September 2002, we granted options to purchase 18,334 shares of common stock at an exercise price of $10.50 per share to various employees under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

13.         In December 2002, we granted options to purchase 33,334 shares of common stock at an exercise price of $10.50 per share to various employees under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

14.         In December 2002, we issued 1,589 shares of common stock to a former employee at a price of $10.50 per share upon the exercise of an option previously granted to the employee.(1)

15.         In January 2003, we granted options to purchase 13,334 shares of common stock at an exercise price of $4.89 per share to various employees under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

16.         In February 2003, we granted options to purchase 10,000 shares of common stock at an exercise price of $4.89 per share to various employees under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

17.         In March 2003, we granted options to purchase 20,000 shares of common stock at an exercise price of $4.89 per share to various employees under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

18.         In April 2003, we granted an option to purchase 834 shares of common stock at an exercise price of $4.89 per share to an individual non-employee for services rendered under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

19.         In April 2003, we granted an option to purchase 5,000 shares of common stock at an exercise price of $4.89 per share to an employee under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

(1)   The issuance of stock options and warrants to our employees, our director and individual consultants and advisors and the issuance of shares of common stock to employees or former employees upon their exercise of stock options described in these paragraphs were made in reliance upon the exemption provided by Rule 701 under the Securities Act.

20.         From April to July 2003, we sold warrants to purchase 2,000,008 for $3.00 per warrant, with each warrant exercisable to purchase one share of common stock, in a private placement to various investors, all of which represented in subscription agreements that they were accredited investors, resulting in gross proceeds of $6,000,023.00. One-half of the warrants had an exercise price of $2.25 per share, and the remaining one-half had an exercise price of $1.50 per share.(2)

21.         In May 2003, we granted options to purchase 88,334 shares of common stock at an exercise price of $4.89 per share to various employees under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

21.         In May 2003, we granted options to purchase 88,334 shares of common stock at an exercise price of $4.89 per share to various employees under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

22.         In June 2003, we issued warrants to purchase 197,901 shares of our common stock with an exercise price of $4.89 per share to two investment banking firms which are accredited investors and which acted as selling agents in our private placement.(2)

23.         In June 2003, we issued warrants to purchase 2,100 shares to an individual non-employee at an exercise price of $4.89 per share for services rendered.(3)

24.         In July 2003, we granted options to purchase 25,834 shares of common stock at an exercise price of $4.89 per share to various employees under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

25.         In September 2003, we granted an option to purchase 3,334 shares of common stock at an exercise price of $4.89 per share to an employee under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

26.         In September 2003, we granted an option to purchase 2,500 shares of common stock at an exercise price of $4.89 per share to an individual non-employee for services rendered under our 2000 Combined Incentive and Nonstatutory Stock Option Plan.(1)

27.         In November 2003, we granted an option to purchase 5,000 shares of common stock at an exercise price of $4.89 per share to an individual non-employee for services rendered under our 2000 Combined Incentive and Nonstatutory Stock Option Plan.(1)

28.         In December 2003, we issued 18,334 shares of common stock to an investor, which represented in writing that the investor was an accredited investor, at a price of $1.50 per share upon the exercise of warrants described in Paragraph 20 above, resulting in total gross proceeds of $27,500.00.(2)

29.         From December 2003 to March 2004, we issued 2,011,837 shares of common stock at $4.80 per share in a private placement to various investors, all of which represented in subscription agreements that they were accredited investors, resulting in gross proceeds of $9,656,817.60.(2)

(1)          The issuance of stock options and warrants to our employees, our director and individual consultants and advisors and the issuance of shares of common stock to employees or former employees upon their exercise of stock options described in these paragraphs were made in reliance upon the exemption provided by Rule 701 under the Securities Act.

(2)          The sales of securities described in these paragraphs were made to accredited investors in reliance on the exemption provided by Rule 506 of Regulation D under the Securities Act.

(3)          The sales of securities described in these paragraphs were made in reliance upon the exemption provided by Section 4(2) of the Securities Act.

30.         In February 2004, we granted options to purchase 184,167 shares of common stock at an exercise price of $4.80 per share to various employees under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

31.         In March 2004, we issued warrants to purchase 199,684 shares of our common stock with an exercise price of $4.80 per share to one investment banking firm, which was an accredited investor and which acted as the selling agent in our private placement.(2)

32.         In March 2004, we issued 1,150 shares of common stock to a former employee at a price of $0.87 per share upon the exercise of an option previously granted to such employee, resulting in total gross proceeds of $999.92.(1)

33.         In June 2004, we issued 8,834 shares of common stock to investors, all of which represented in writing that they were accredited investors, at prices of $1.50 and $2.25 per share upon the exercise by such investors of warrants described in Paragraph 20 for total gross proceeds of $15,625.00.(2)

34.         From June to August 2004, we issued 437,500 shares of common stock at $4.80 per share in a private placement to various investors, all of which represented that they were accredited investors, resulting in gross proceeds of $2,100,000.(2)

35.         In August 2004, we issued warrants to purchase 43,750 shares of our common stock with an exercise price of $4.80 per share to one investment banking firm, which was an accredited investor and which acted as the selling agent in our private placement.(2)

36.         In August 2004, we granted options to purchase 85,000 shares of common stock at an exercise price of $4.80 per share to various employees under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

37.         In September 2004, we issued 25,000 shares of common stock to an investor, which represented in writing that the investor was an accredited investor, at prices of $1.50 and $2.25 per share upon the exercise of warrants described in Paragraph 20 for total gross proceeds of $46,875.00.(2)

38.         In September 2004, we granted an option to purchase 3,334 shares of common stock at an exercise price of $4.80 per share to an employee under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

39.         In October 2004, we granted an option to purchase 3,334 shares of common stock at an exercise price of $4.80 per share to an employee under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

40.         In October 2004, we issued warrants to purchase 83,334 shares of our common stock to a corporate vendor, Valley Technologies, Inc., at an exercise price of $6.00 per share.(3)

(1)   The issuance of stock options and warrants to our employees, our director and individual consultants and advisors and the issuance of shares of common stock to employees or former employees upon their exercise of stock options described in these paragraphs were made in reliance upon the exemption provided by Rule 701 under the Securities Act.

(2)          The sales of securities described in these paragraphs were made to accredited investors in reliance on the exemption provided by Rule 506 of Regulation D under the Securities Act.

(3)          The sales of securities described in these paragraphs were made in reliance upon the exemption provided by Section 4(2) of the Securities Act.

41.         In October 2004, we issued warrants to purchase 83,334 shares of common stock to an individual non-employee for services rendered at an exercise price of $6.00 per share.(3)

42.         From November to December 2004, we issued 1,592,558 shares of common stock to various investors, all of which represented in writing that they were accredited investors, at prices of $1.50 and $2.25 per share upon the exercise of warrants described in Paragraph 20, resulting in gross proceeds of $2,861,251.75.(2)

43.         In December 2004, we issued restricted stock awards for 83,567 shares of common stock with a value of $4.80 per share to various employees under our 2004 Amended and Restated Long-Term Incentive Plan.(1)

44.         In December 2004, we issued warrants to purchase 86,667 shares of our common stock to five individuals who were non-employees of MathStar but who were employees of Valley Technologies, Inc. for services rendered and to be rendered at an exercise price of $6.00 per share.(3)

45.         In January 2005, we granted an option to purchase 3,334 shares of common stock at an exercise price of $4.80 per share to an employee under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

46.         In February 2005, we issued 41,667 shares of common stock to various investors, all of which represented that they were accredited investors, at prices of $1.50 and $2.25 per share upon the exercise of warrants described in Paragraph 20, resulting in gross proceeds of $93,125.00.(2)

47.         In February 2005, we granted options to purchase 13,334 shares of common stock at an exercise price of $4.80 per share to various employees under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

48.         In March 2005, we granted options to purchase 13,334 shares of common stock at an exercise price of $4.80 per share to various employees under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

49.         In March 2005, we issued warrants to purchase 33,334 shares of our common stock to a corporate vendor at an exercise price of $6.00 per share.(3)

50.         In April 2005, we issued 8% convertible promissory notes in the total original principal amount of $5,500,000 and warrants to purchase 366,667 shares of our common stock with an exercise price of $4.80 per share in a private placement to various investors, all of which represented in subscription agreements that they were accredited investors, resulting in gross proceeds of $5,500,000.(2)

(1)   The issuance of stock options and warrants to our employees, our director and individual consultants and advisors and the issuance of shares of common stock to employees or former employees upon their exercise of stock options described in these paragraphs were made in reliance upon the exemption provided by Rule 701 under the Securities Act.

(2)          The sales of securities described in these paragraphs were made to accredited investors in reliance on the exemption provided by Rule 506 of Regulation D under the Securities Act.

(3)          The sales of securities described in these paragraphs were made in reliance upon the exemption provided by Section 4(2) of the Securities Act.

51.         In April 2005, we granted options to purchase 191,667 shares of common stock at an exercise price of $4.80 per share to various employees under our 2002 Combined Incentive and Nonstatutory Stock Option Plan and 2000 Combined Incentive and Nonstatutory Stock Option Plan.(1)

52.   In April 2005, we issued 5,000 shares of common stock to an investor, which represented in writing that the investor was an accredited investor, at a price of $2.25 per share upon the exercise of warrants described in Paragraph 20, resulting in gross proceeds of $11,250.00.(2)

53.         In May 2005, we issued 4,168 shares of common stock to an investor, which represented in writing that the investor was an accredited investor, at a price of $2.25 per share upon the exercise of warrants described in Paragraph 20, resulting in gross proceeds of $9,378.00.(2)

54.         In May 2005, we granted options to purchase 133,334 shares of common stock at an exercise price of $6.30 per share to various employees under our 2004 Amended and Restated Long-Term Incentive Plan.(1)

55.         In June 2005, we issued 36,168 shares of common stock to an investor, which represented in writing that the investor was an accredited investor, at a price of $2.25 per share upon the exercise of warrants described in Paragraph 20, resulting in gross proceeds of $81,378.00.(2)

56.         In June 2005, we granted options to purchase 211,667 shares of common stock at an exercise price of $6.30 per share to various employees under our 2004 Amended and Restated Long-Term Incentive Plan.(1)

57.         In June 2005, we issued restricted stock awards for 398,335 shares of common stock with a value of $6.30 per share to various employees under our 2004 Amended and Restated Long-Term Incentive Plan.(1)

The purchasers of securities described above represented to us in written subscription agreements or other written agreements that, among other things, they acquired the securities for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities described above bear legends providing that the shares are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.

Item 16.                 Exhibits and Financial Statement Schedules

The exhibits are described on the Exhibit Index to this Form S-1 Registration Statement.

Item 17.                 Undertakings

(a)   Not applicable.

(b)   Not applicable.

(c)   Not applicable.

(d)   Not applicable.

(1)   The issuance of stock options and warrants to our employees, our director and individual consultants and advisors and the issuance of shares of common stock to employees or former employees upon their exercise of stock options described in these paragraphs were made in reliance upon the exemption provided by Rule 701 under the Securities Act.

(2)          The sales of securities described in these paragraphs were made to accredited investors in reliance on the exemption provided by Rule 506 of Regulation D under the Securities Act.

(e)   Not applicable.

(f)            The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(g)          Not applicable.

(h)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)            The undersigned registrant hereby undertakes that:

(1)          For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)          For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(j)             Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on August 3, 2005.

MATHSTAR, INC.
/s/ DOUGLAS M. PIHL
Douglas M. Pihl
President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Douglas M. Pihl and James W. Cruckshank, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments and supplements to this Registration Statement, any registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and any and all instruments or documents filed as part of or in connection with any of such amendments or registration statements, and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent or his or her substitutes shall do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ DOUGLAS M. PIHL	President, Chief Executive Officer and	August 3, 2005
Douglas M. Pihl	Chairman of the Board of Directors (Principal Executive Officer)
/s/ JAMES W. CRUCKSHANK	Vice President of Administration and Chief Financial Officer (Principal Financial	August 3, 2005
James W. Cruckshank	Officer and Principal Accounting Officer)
/s/ BENNO G. SAND	Director
Benno G. Sand		August 3, 2005

EXHIBIT INDEX

Exhibit No.	Description of Exhibit	Page
1.1	Form of Underwriting Agreement (including form of Underwriters’ Warrants).*
2.1	Agreement and Plan of Merger dated June 10, 2005 by and between MathStar, Inc. (Minnesota Corporation) and MathStar, Inc. (Delaware Corporation).
2.2

Articles of Merger dated June 10, 2005 by and between MathStar, Inc. (Minnesota Corporation) and MathStar, Inc. (Delaware Corporation) as filed with the Delaware and Minnesota Secretaries of State on June 14, 2005.

3.1	Certificate of Incorporation of MathStar, Inc.
3.2	By-laws of MathStar, Inc.
4.1	Form of common stock certificate of MathStar, Inc.
5.1	Opinion of Winthrop & Weinstine, P.A.
10.1	MathStar, Inc. 2000 Combined Incentive and Non-Statutory Stock Option Plan and related forms of agreements.**
10.2	MathStar, Inc. 2002 Combined Incentive and Non-Statutory Stock Option Plan and related forms of agreements.**
10.3	Digital MediaCom, Inc. 1999-2000 Stock Option Plan.**
10.4	MathStar, Inc. 2004 Amended and Restated Long-Term Incentive Plan and related forms of agreements.**
10.5	MathStar, Inc. 2005 Variable Compensation Plan.**
10.6	Business Development Agreement dated as of November 30, 2003 by and between Summit Design, Inc. and MathStar, Inc.
10.7	Honeywell/MathStar Strategic Agreement dated as of December 13, 2004 by and between Honeywell International, Inc. and MathStar, Inc.***
10.8	Strategic Partnership Agreement dated as of October 8, 2004 by and among Valley Technologies, Inc., Gerald Petrole and MathStar, Inc.***
10.9	Lease dated December 14, 2001 by and between Green Oak Associates and MathStar, Inc.
10.10	Standard Commercial Lease dated as of October 1, 2003 by and between Parkway Point Joint Venture and MathStar, Inc.
10.11	First Amendment to the Standard Commercial Lease dated as of July 22, 2005 by and between Parkway Point Joint Venture and MathStar, Inc.
10.12	Office Lease Agreement dated June 1, 2005 by and between Mark Tanasbourne, LLC and MathStar, Inc.
10.13	Executive Suite Rental Agreement dated June 16, 2005 by and between Jet Center Property Services, LLC and MathStar, Inc.
10.14	Full-Time Permanent Engagement Resources Agreement dated June 30, 2005 by and between Tatum CFO Partners, LLP and MathStar, Inc.
10.15	Schedule of Executive Officer Compensation and Director Compensation for 2005.**

23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Winthrop & Weinstine, P.A. (included in the opinion filed as Exhibit 5.1).
23.3	Consent of Westman, Champlin & Kelly P.A.
99.1	Consent of Merrill A. McPeak.
99.2	Consent of Morris Goodwin, Jr.

*                    To be filed by amendment.

**             Indicates a management contract or compensatory plan or arrangement.

***      Portions of such exhibit are treated as confidential pursuant to a request for that confidential treatment filed with the Securities and Exchange Commission by MathStar, Inc. Such portions of the exhibit have been redacted, and the redacted portions have been separately filed with the Securities and Exchange Commission.